                                 SCHEDULE 14C
                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                           SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                    of 1934

Check the appropriate box:

[X]Preliminary Information Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14c-
   5(d)(2))
[_]Definitive Information Statement

                            ADFLEX SOLUTIONS, INC.
               (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

  [_]No fee required.

  [X]Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    (1) Title of each class of securities to which transaction applies:

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE

    (2) Aggregate number of securities to which transaction applies:

                     9,017,416 SHARES OF COMMON STOCK AND
             OPTIONS TO PURCHASE 1,093,821 SHARES OF COMMON STOCK

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                        $3.80 PER SHARE OF COMMON STOCK

    (4) Proposed maximum aggregate value of transaction:

                                $38,422,700.60

    (5) Total fee paid:

                                   $7,684.54

  [_]Fee paid previously with preliminary materials.

  [X]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

                                   $7,684.54

    (2) Form, Schedule or Registration Statement No.:

                   SCHEDULE 14D-1 TENDER OFFER STATEMENT AND
                            AMENDMENT NO. 1 THERETO

    (3) Filing Party:

                  INNOVEX ACQUISITION CORP. AND INNOVEX, INC.

    (4) Date Filed:

                                 JULY 7, 1999
                              AND AUGUST 2, 1999

                            ADFLEX SOLUTIONS, INC.
                         2001 WEST CHANDLER BOULEVARD
                            CHANDLER, ARIZONA 85224

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER  , 1999

To the Stockholders of ADFlex Solutions, Inc.:

  A Special Meeting of Stockholders of ADFlex Solutions, Inc. ("ADFlex"), a
Delaware corporation, will be held on      , September  , 1999 at 10:00 a.m.,
Central Time, at the executive offices of Innovex, Inc., which are located at 530 Eleventh Avenue South, Hopkins, Minnesota, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") by and among ADFlex, Innovex, Inc. ("Innovex") and Innovex Acquisition Corp. (the "Purchaser"), a Delaware corporation and wholly-owned subsidiary of Innovex, pursuant to which the Purchaser will be merged with and into ADFlex (the "Merger") and each then outstanding share of common stock, $0.01 par value, including the associated rights (together with the common stock, the "Shares"), of ADFlex (other than Shares held by ADFlex or by any subsidiary of ADFlex, or owned by Innovex, Purchaser or any other subsidiary of Innovex, which shall be canceled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $3.80 per share net in cash (subject to reduction for any applicable federal backup withholding or stock transfer taxes payable by the seller), without interest thereon; and

  2. To transact such other business as may properly come before the Special Meeting.

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

  The Merger is the second step of a two-step transaction pursuant to which Innovex, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in ADFlex. The first step was a tender offer by the Purchaser for the Shares at $3.80 per Share net to the seller in cash (subject to reduction for any applicable federal backup withholding or stock transfer taxes payable by the seller), without interest thereon (the "Offer"). The Purchaser purchased 6,804,284 Shares upon the expiration of the Offer on August 4, 1999, representing approximately 75.5% of the issued and outstanding Shares.

  As a result of the Offer, the Purchaser has the right to vote at the Special Meeting a sufficient number of the Shares to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption. Pursuant to the Merger Agreement, the Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. ADFlex currently anticipates that the Merger will be effected on September , 1999, or as promptly as possible thereafter.

  On June 30, 1999, the Board of Directors of ADFlex unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of ADFlex, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

                                          By Order of the Board of Directors,

                                          Donald E. Frederick
                                          Secretary

Chandler, Arizona
August  , 1999

                            ADFLEX SOLUTIONS, INC.
                         2001 WEST CHANDLER BOULEVARD
                            CHANDLER, ARIZONA 85224

                             INFORMATION STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER  , 1999

  This Information Statement is being furnished by the Board of Directors (the "Board") of ADFlex Solutions, Inc. ("ADFlex"), a Delaware corporation, to the holders of the outstanding shares of common stock, $0.01 par value, including the associated rights (together with the common stock, the "Shares") of ADFlex, in connection with the proposed merger (the "Merger") of Innovex Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Innovex, Inc. ("Innovex"), a Minnesota corporation, with and into ADFlex pursuant to an Agreement and Plan of Merger, dated July 1, 1999 (the "Merger Agreement"), by and among ADFlex, Innovex and the Purchaser, a copy of which is attached hereto as Annex D. As a result of the Merger, ADFlex will become a wholly-owned subsidiary of Innovex and each then outstanding Share (other than Shares held by ADFlex or by any subsidiary of ADFlex, or owned by Innovex, the Purchaser or any other subsidiary of Innovex, which shall be canceled, and other than Shares, if any (collectively, "Dissenting Shares") held by stockholders who have properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $3.80 per Share net to the seller in cash (subject to reduction for any applicable federal backup withholding or stock transfer taxes payable by the seller), without interest thereon (the "Per Share Amount").

  The Merger is the second step of a two-step transaction pursuant to which Innovex, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in ADFlex. The first step was a tender offer by the Purchaser for the outstanding Shares at $3.80 per Share net to the seller in cash (subject to reduction for any applicable federal backup withholding or stock transfer taxes payable by the seller), without interest thereon (the "Offer"). The Purchaser purchased 6,804,284 Shares upon the expiration of the Offer on August 4, 1999, representing approximately 75.5% of the issued and outstanding Shares.

  This Information Statement accompanies a Notice of Special Meeting of
Stockholders of ADFlex to be held on      , September  , 1999, at which time
the stockholders of ADFlex will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other business as may properly come before the Special Meeting.

  As a result of the Offer, the Purchaser has the right to vote a sufficient number of the outstanding Shares at the Special Meeting to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption. Pursuant to the Merger Agreement, the Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. ADFlex currently anticipates that the Merger will be effected on September , 1999, or as promptly as possible thereafter.

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

  This Information Statement is dated August , 1999 and is first being mailed to the stockholders of ADFlex on or about August , 1999.

                               TABLE OF CONTENTS

SUMMARY...................................................................   1

The Parties to the Merger Agreement.......................................   1
The Merger Agreement......................................................   1
Special Meeting of Stockholders; Vote Required to Approve and Adopt the
 Merger Agreement.........................................................   1
  Payment for Shares......................................................   2
  Dissenters' Rights of Appraisal.........................................   2
  Rights Agreement........................................................   2
  The Merger..............................................................   2
  Selected Financial Information of ADFlex................................   5
  Historical Price and Dividend Information on the Shares.................   5
SPECIAL MEETING OF STOCKHOLDERS...........................................   6
  The Offer and the Merger................................................   6
  Time and Location of the Special Meeting................................   6
  Vote Required to Approve and Adopt the Merger Agreement.................   6
PAYMENT FOR SHARES........................................................   7
  Letter of Transmittal...................................................   7
  Valid Surrender of Shares...............................................   7
  Book Entry Transfer.....................................................   7
  Signature Guarantees....................................................   8
  Backup Federal Income Tax Withholding...................................   8
DISSENTERS' RIGHTS OF APPRAISAL...........................................   8
HISTORICAL PRICE AND DIVIDEND INFORMATION ON THE SHARES...................   9
THE MERGER................................................................   9
  Background of the Offer and the Merger..................................   9
  Opinion of Financial Advisor............................................  13
  Federal Income Tax Consequences of the Merger...........................  14
  Regulatory Matters......................................................  15
INTERESTS OF CERTAIN PERSONS IN THE MERGER................................  15
  Employee and Director Stock Options.....................................  15
  Employee Benefit Plans; Salary Continuation Agreements..................  16
THE MERGER AGREEMENT......................................................  16
  The Tender Offer........................................................  16
  Board Designees.........................................................  17
  The Merger..............................................................  17
  Stock Option and Other Plans............................................  18
  Representations and Warranties..........................................  18
  Interim Operations of ADFlex............................................  18
  Filings; Reasonable Efforts.............................................  19
  Information Statement; ADFlex Stockholders Meeting......................  20
  Directors' and Officers' Insurance and Indemnification..................  20
  Employee Matters........................................................  21
  Retirement of Bank Debt.................................................  21
  Costs and Expenses......................................................  22
  Waiver; Remedies Cumulative.............................................  22
RIGHTS AGREEMENT..........................................................  22
CHANGE IN CONTROL AGREEMENTS..............................................  22
INDEMNITY AND LIMITATION OF LIABILITY.....................................  23
LIABILITY INSURANCE.......................................................  24
DIRECTOR BONUSES..........................................................  24

FINANCIAL ARRANGEMENTS OF INNOVEX.........................................  24
BUSINESS OF ADFLEX........................................................  24
SELECTED FINANCIAL INFORMATION OF ADFLEX..................................  25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  27
AVAILABLE INFORMATION.....................................................  28
FINANCIAL STATEMENTS AND OTHER INFORMATION; INFORMATION INCORPORATED BY
 REFERENCE................................................................  29
ANNEXES
Annual Report on Form 10-K of ADFlex for the Fiscal Year Ended December
 27, 1998................................................................. A-1
Current Report on Form 8-K of ADFlex filed on July 8, 1999................ B-1
Quarterly Report on Form 10-Q of ADFlex for the Quarterly Period Ended
 June 27, 1999............................................................ C-1
Agreement and Plan of Merger.............................................. D-1
Opinion of BancBoston Robertson Stephens Inc.............................. E-1
Section 262 of the Delaware General Corporation Law....................... F-1

                                    SUMMARY

  The following summary highlights selected information contained in this Information Statement. This summary may not contain all of the information that is important to you. You are urged to read this Information Statement and the annexes hereto in their entirety. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

  The Parties to the Merger Agreement

  ADFlex

  ADFlex is a leading worldwide provider of flexible circuit interconnect solutions to original equipment manufacturers in the electronics industry. ADFlex offers a full range of customized flexible circuit applications and services from initial design, development and prototype to fabrication, assembly and test on a global basis. ADFlex targets high-volume markets where miniaturization, form and weight are driving factors and flexible circuits are an enabling technology. ADFlex is a Delaware corporation with its principal executive offices located at 2001 West Chandler Boulevard, Chandler, Arizona 85224, and its telephone number is (602) 963-4584.

  The Purchaser

  The Purchaser is a newly incorporated Delaware corporation and a wholly-owned subsidiary of Innovex. To date, the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 530 Eleventh Avenue South, Hopkins, Minnesota 55343, and its telephone number is (612) 938-4155.

  Innovex

  Innovex develops, engineers and manufactures specialty precision products for original equipment manufacturers and designs and manufactures highly complex circuitry and chemically machined components. Innovex is a Minnesota corporation with its principal executive offices located at 530 Eleventh Avenue South, Hopkins, Minnesota 55343, and its telephone number is (612) 938-4155.

The Merger Agreement

  This Information Statement is being delivered to the stockholders of ADFlex in connection with the Merger of the Purchaser with and into ADFlex pursuant to the Merger Agreement. As a result of the Merger, ADFlex will become a wholly-owned subsidiary of Innovex, each issued and outstanding Share (other than Shares held by ADFlex or by any subsidiary of ADFlex, or owned by Innovex, the Purchaser or any other subsidiary of Innovex, which shall be canceled, and other than Dissenting Shares) will be converted into the right to receive the Per Share Amount, and the equity interests of all pre-Merger stockholders in ADFlex will be terminated.

  The Merger is the second step of a two-step transaction pursuant to which Innovex, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in ADFlex. The first step was the Offer. The Purchaser purchased 6,804,284 Shares upon the completion of the Offer on August 3, 1999, representing approximately 75.5% of the issued and outstanding Shares.

  Pursuant to the Merger Agreement, on August 10, 1999, one of the four members of the Board resigned as a director, the Board was increased to seven members, and four persons designated by the Purchaser were subsequently appointed as members of the Board. The persons designated by the Purchaser are all directors or employees of Innovex.

Special Meeting of Stockholders; Vote Required to Approve and Adopt the Merger Agreement

  The Special Meeting of Stockholders will be held on Monday, September , 1999, at 10:00 a.m., Central Time, at the executive offices of Innovex, Inc., which are located at 530 Eleventh Avenue South, Hopkins,

Minnesota. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may properly come before the Special Meeting.

  Pursuant to the DGCL, the affirmative vote of a majority of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on August 20, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At such date there were 9,017,416 Shares issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

  As a result of the Offer, the Purchaser was the holder of record of 6,804,284 Shares on the Record Date, representing approximately 75.5% of the Shares issued and outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, the Purchaser is obligated to vote all of the Shares held by it in favor of approving and adopting the Merger Agreement, which under the DGCL, will be a sufficient number of Shares to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption.

Payment for Shares

  Immediately after the effective time of the Merger (the "Effective Time") (in any event within two business days following the Effective Time), Innovex will cause the Surviving Corporation to furnish to Boston EquiServe, as the paying agent (the "Paying Agent") for the holders of record of Shares, the amount of cash to be paid in respect of the Shares converted into the right to receive the Per Share Amount pursuant to the Merger. In addition, a Letter of Transmittal will be sent to all stockholders of ADFlex under separate cover immediately after the Effective Time (in any event within two business days following the Effective Time). The Letter of Transmittal will advise each stockholder of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Per Share Amount. All certificates so surrendered will be canceled. After the completion of the Merger and upon the surrender of certificates evidencing Shares, together with a duly executed Letter of Transmittal, the holder of record thereof will receive in exchange for each Share surrendered the Per Share Amount. Any cash held by the Paying Agent that remains unclaimed by stockholders for six months after the Effective Time will be returned to ADFlex, as the Surviving Corporation in the Merger, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates. See "Payment for Shares."

Dissenters' Rights of Appraisal

  Pursuant to Delaware law, stockholders of ADFlex have dissenters' rights of appraisal in connection with the Merger. See "Dissenters' Rights of Appraisal."

Rights Agreement

  ADFlex and BankBoston N.A. (formerly First National Bank of Boston, NA) are parties to a Preferred Shares Rights Agreement, pursuant to which the Board declared a dividend of one one-hundredth of a share of Series A Participating Preferred Stock (subject to adjustment, the "Rights") for each Share outstanding at the close of business on July 22, 1996. The Rights may be triggered by certain events. In connection with the negotiation of the Merger Agreement, the Board amended the Rights Agreement so that Board-approved tender offers such as the Offer would not trigger the Rights. See "Rights Agreement."

The Merger

  Background of the Merger

  For a description of the events leading up to the approval of the Merger Agreement by the Board, see "The Merger--Background of the Offer and the Merger."

  Approval of the Board

  The Board, on June 30, 1999, unanimously determined that the Merger Agreement, the Offer and the Merger, are fair to and in the best interests of the stockholders of ADFlex, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommended that ADFlex's stockholders accept the Offer and adopt the Merger Agreement. See "The Merger--Background of the Offer and the Merger."

  Interests of Certain Persons in the Merger

  Pursuant to the Merger Agreement, at the Effective Time each holder of a then-outstanding option to purchase Shares under ADFlex's 1993 Equity Incentive Plan, 1994 Stock Incentive Plan and Employee Stock Purchase Plan (the "Stock Option Plans"), whether or not then exercisable (the "Options"), will, in settlement thereof, receive from ADFlex for each share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between $3.80 and the per Share exercise price of such Option to the extent such difference is a positive number. In addition, Innovex has agreed to provide, or cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation or its subsidiaries who were employees of ADFlex immediately prior to the Effective Time, at the election of Innovex, employee benefit plans that are either (a) in the aggregate substantially comparable to the employee benefit plans provided to such individuals by ADFlex on the date of the Merger Agreement or (b) in the aggregate substantially comparable to the employee benefit plans provided to similarly situated employees of Innovex or its subsidiaries who were not employees of ADFlex immediately prior to the Effective Time. Innovex has also agreed to cause the Surviving Corporation to honor (subject to any withholdings under applicable Law) all employment, consulting and severance agreements or arrangements to which ADFlex or any of its subsidiaries was a party on the date of signing of the Merger Agreement, which are specifically disclosed in the disclosure letter delivered by ADFlex to Innovex in connection with the Merger Agreement (the "ADFlex Disclosure Letter"). See "Interests of Certain Persons in the Merger" and "The Merger Agreement."

  Opinion of Financial Advisor

  BancBoston Robertson Stephens Inc. ("BancBoston Robertson Stephens"), ADFlex's financial advisor, has delivered an oral opinion to the Board of ADFlex (confirmed in writing on July 1, 1999) that, as of the date of such opinion, and based on the assumptions made, matters considered and limits of review described therein, the consideration to be received by the holders of the Shares (other than Innovex, the Purchaser, affiliates of Innovex or the Purchaser and holders of shares for which dissenters' rights have been properly exercised) in the Offer and the Merger was fair from a financial point of view to such holders. The complete opinion of BancBoston Robertson Stephens, which sets forth the assumptions made, the matters considered and the limits of BancBoston Robertson Stephens' review, is attached to this Information Statement as Annex E and should be read in its entirety. See "The Merger--Opinion of Financial Advisor."

  BancBoston Robertson Stephens is affiliated with BankBoston N.A., ADFlex's primary lender. ADFlex is currently in default under its loans and has been in such covenant default since the first quarter of 1999. The lenders have elected not to enter into any forbearance agreement with ADFlex. The financing commitments have been terminated, and pursuant to the terms of the loan documents the lenders have the right currently to accelerate and demand payment of the loans. Although BankBoston N.A. has not accelerated or demanded payment of the outstanding principal balance of the loans, BankBoston N.A. has reserved its rights to take any actions and to seek any remedies available to it under the loan documents. As a result of the Merger, ADFlex's indebtedness to its lenders, which approximated $33.8 million at June 25, 1999, will be paid in full. The Board understands that BankBoston N.A. will benefit from the consummation of the Offer and the Merger and the repayment of ADFlex's indebtedness. See "Retirement of Bank Debt."

  Purpose of the Merger

  The purpose of the Merger is to enable Innovex, as the owner of all of the capital stock of the Purchaser, to acquire the remaining equity interest in ADFlex not currently owned by the Purchaser.

  Conditions to the Merger

  The Merger is subject to the satisfaction of certain conditions. See "The Merger Agreement--Certain Conditions of the Offer." Assuming the satisfaction of such conditions, it is expected that the Merger will be effected on September , 1999, or as promptly as possible thereafter.

  Regulatory Matters

  The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on July 27, 1999 without such waiting period being extended by the Federal Trade Commission or the Antitrust Division of the Department of Justice. ADFlex is not aware of any federal, state or foreign regulatory requirements that remain to be complied with in order to complete the Merger. See "The Merger--Regulatory Matters."

  Federal Income Tax Consequences of the Merger

  The receipt of cash pursuant to the Merger Agreement will be a taxable transaction to stockholders for federal income tax purposes. See "The Merger-- Federal Income Tax Consequences of the Merger." Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and the effect of federal, state, local, foreign and other tax laws.

Selected Financial Information of ADFlex

  The following table sets forth certain summary consolidated financial information with respect to ADFlex and its consolidated subsidiaries derived from the audited financial statements contained in ADFlex's 1998 Annual Report on Form 10-K and the unaudited financial statements contained in ADFlex's Quarterly Report on Form 10-Q for the quarter ended June 27, 1999. The selected financial information of ADFlex should be read in conjunction with the audited financial statements and other financial information of ADFlex in this Information Statement or incorporated herein by reference.

                    ADFLEX SOLUTIONS, INC. AND SUBSIDIARIES

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                          Six Months Ended              Fiscal Year Ended
                          ------------------  --------------------------------------
                          June 27,  June 30,  December 27, December 31, December 31,
                            1999      1998        1998         1997         1996
                          --------  --------  ------------ ------------ ------------
                             (Unaudited)
Statement of Operations:
  Net sales.............  $34,187   $44,304     $170,097     $213,878     $156,836
  Gross profit (loss)...    4,627     1,153       17,121       38,052       18,563
  Operating expenses....    5,512     5,247       20,659       23,472       52,254
  Operating income
   (loss)...............     (885)   (4,094)      (3,538)      14,580      (33,691)
  Net income (loss).....    2,402    (3,574)      (4,753)       8,596      (25,024)
  Net income (loss) per
   basic share:             (0.27)    (0.40)       (0.54)        0.99        (2.92)
  Common shares used in
   the calculation of
   net income (loss) per
   basic share..........    8,983     8,835        8,867        8,712        8,580

                                                  At Fiscal Year Ended
                                 At      --------------------------------------
                              June 27,   December 27, December 31, December 31,
                                1999         1998         1997         1996
                             ----------- ------------ ------------ ------------
                             (Unaudited)
Balance Sheet Data:
  Total assets..............   $85,328     $108,304     $114,200     $93,181
  Total current
   liabilities..............    59,559       60,786       40,063      42,212
  Long-term debt and
   capitalized lease
   obligations..............     1,311       24,682       25,189      10,340
  Total stockholders'
   equity...................    24,458       47,449       50,907      40,289

Historical Price and Dividend Information on the Shares

  The Shares are listed on the Nasdaq National Market under the symbol "AFLX". The following table sets forth, for the periods indicated, the high and low sales prices per Share as reported on the Nasdaq National Market according to published sources.

                                                                    High   Low
                                                                   ------ ------
Quarter Ended:
  June 27, 1999................................................... $ 4.20 $ 1.56
  March 28, 1999.................................................. $ 7.75 $ 2.94
  December 27, 1998............................................... $ 9.50 $ 2.38
  September 30, 1998.............................................. $ 9.13 $ 2.75
  June 30, 1998................................................... $22.38 $ 8.38
  March 31, 1998.................................................. $19.50 $14.88
  December 31, 1997............................................... $28.13 $14.63
  September 30, 1997.............................................. $28.50 $14.75
  June 30, 1997................................................... $19.00 $11.75
  March 31, 1997.................................................. $16.13 $10.75

  The Rights trade together with the Shares. See "Rights Agreement." On July 1, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale price of the Shares on the Nasdaq National Market was $4.28125 per Share. On July 6, 1999, the last full trading day before the commencement of the Offer, according to published sources, the last reported sale price of the Shares on the Nasdaq National Market was $3.5625 per Share. On August 20, 1999, the last full trading day prior to the commencement of mailing of this
Information Statement, the last reported sale price of the Shares was $    per
Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE
SHARES.

SPECIAL MEETING OF STOCKHOLDERS

The Offer and the Merger

  This Information Statement is being delivered to the stockholders of ADFlex in connection with the Merger of the Purchaser with and into ADFlex pursuant to the Merger Agreement. As a result of the Merger, ADFlex will become a wholly-owned subsidiary of Innovex, each issued and outstanding Share (other than Shares held by ADFlex or by any subsidiary of ADFlex, or owned by Innovex, the Purchaser or any other subsidiary of Innovex, which shall be canceled, and other than Dissenting Shares) will be converted into the right to receive $3.80 per Share net in cash (subject to reduction for any applicable federal backup withholding or stock transfer taxes payable by the seller), without interest thereon, and the equity interest of all stockholders in ADFlex will be terminated.

  The Merger is the second step of a two-step transaction pursuant to which Innovex, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in ADFlex. The first step was the Offer. The Purchaser purchased 6,804,284 Shares upon the completion of the Offer on August 4, 1999, representing approximately 75.5% of the issued and outstanding Shares.

  Pursuant to the Merger Agreement, on August 10, 1999, William Kennedy Wilkie resigned as a member the Board, and four persons designated by the Purchaser (William P. Murnane, Timothy S. McIntee, Douglas W. Keller and Allan J. Chan) were subsequently elected as members of the Board. Steve Sanghi, Richard P. Clark and Wade Meyercord continue to serve as directors of ADFlex. All of the persons designated by the Purchaser are directors or employees of Innovex.

Time and Location of the Special Meeting

  The Special Meeting will be held on      , September  , 1999 at 10:00 a.m.,
Central Time, at the executive offices of Innovex, which are located at 530 Eleventh Avenue South, Hopkins, Minnesota. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may properly come before the Special Meeting.

Vote Required to Approve and Adopt the Merger Agreement

  Pursuant to the DGCL, the affirmative vote of a majority of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on the Record Date (August 20, 1999) are entitled to notice of and to vote at the Special Meeting. At such date there were 9,017,416 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

  As a result of the Offer, the Purchaser was the holder of record of 6,804,284 Shares on the Record Date, representing approximately 75.5% of the Shares outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, the Purchaser is obligated to vote all of the Shares held by it in favor of approving and adopting the Merger Agreement, which under the DGCL will be a sufficient number of Shares to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption.

  ADFlex currently anticipates that the Merger will be effected on September , 1999, or as promptly as possible thereafter. To effect the Merger, a certificate of merger will be filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

PAYMENT FOR SHARES

Surrender of Shares to the Paying Agent

  Immediately after the Effective Time (in any event within two business days following the Effective Time), (a) Innovex will cause the Surviving Corporation to furnish to the Paying Agent a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Per Share Amount to the holders of all of the outstanding Shares (other than Shares held by ADFlex or by any subsidiary of ADFlex, or owned by Innovex, the Purchaser or any other subsidiary of Innovex, which shall be canceled, and other than Dissenting Shares), and (b) Innovex will cause the Paying Agent to mail a Letter of Transmittal to each record holder of outstanding Shares for the holder to use in surrendering the certificates which represented his, her or its Shares against payment of the Per Share Amount. No interest will accrue or be paid to the holder of any outstanding Shares.

  Holders of record should use the Letter of Transmittal to effect the surrender of certificates evidencing Shares in exchange for the Per Share Amount. All certificates so surrendered will be canceled. After the completion of the Merger and upon the surrender of certificates evidencing Shares, together with a duly executed Letter of Transmittal, the holder of record thereof will receive the Per Share Amount in exchange for each Share surrendered. Any cash held by the Paying Agent that remains unclaimed by stockholders for six months after the Effective Time will be returned to ADFlex, as the Surviving Corporation in the Merger, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

Letter of Transmittal

  A Letter of Transmittal (with instructions for its use) will be sent to each record holder of outstanding Shares immediately after the Effective Time, and in any event within two business days following the Effective Time. The Letter of Transmittal will advise each stockholder of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Per Share Amount.

Valid Surrender of Shares

  For Shares to be validly surrendered pursuant to the Merger, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, must be received by the Paying Agent, at one of its addresses set forth in the Letter of Transmittal, and either (a) certificates representing Shares must be received by the Paying Agent or (b) Shares must be delivered by book-entry transfer.

Book Entry Transfer

  The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Merger. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Paying Agent's account at DTC in accordance with the procedures for such transfer.

Signature Guarantees

  All signatures on a Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless (a) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for the purposes of this section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) the Shares are tendered for the account of an Eligible Institution. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made to, or certificates for Shares not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the certificate for the Shares, then the tendered certificates must be endorsed in blank or accompanied by appropriate stock powers, in each case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signatures on such certificates or stock powers guaranteed by an Eligible Institution.

  THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE SURRENDERING STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Backup Federal Income Tax Withholding

  To prevent backup federal income tax withholding of 31% of the aggregate Per Share Amount payable to a stockholder, a stockholder must provide the Paying Agent with his or her correct taxpayer identification number and certify under penalties of perjury that such number is correct and that he or she is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the Letter of Transmittal.

DISSENTERS' RIGHTS OF APPRAISAL

  Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares whose Shares were not accepted for payment and paid for by the Purchaser in the Offer will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger.

HISTORICAL PRICE AND DIVIDEND INFORMATION ON THE SHARES

  The Shares are listed on the Nasdaq National Market under the symbol "AFLX". The following table sets forth, for the periods indicated, the high and low sales prices per Share as reported on the Nasdaq National Market according to published sources.

                                                                    High   Low
                                                                   ------ ------
   Quarter Ended:
     June 27, 1999................................................ $ 4.20 $ 1.56
     March 28, 1999............................................... $ 7.75 $ 2.94
     December 27, 1998............................................ $ 9.50 $ 2.38
     September 30, 1998........................................... $ 9.13 $ 2.75
     June 30, 1998................................................ $22.38 $ 8.38
     March 31, 1998............................................... $19.50 $14.88
     December 31, 1997............................................ $28.13 $14.63
     September 30, 1997........................................... $28.50 $14.75
     June 30, 1997................................................ $19.00 $11.75
     March 31, 1997............................................... $16.13 $10.75

  The Rights trade together with the Shares. See "Rights Agreement." On July 1, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale price of the Shares on the Nasdaq National Market was $4.28125 per Share. On July 6, 1999, the last full trading day before the commencement of the Offer, according to published sources, the last reported sale price of the Shares on the Nasdaq National Market was $3.5625 per Share. On August 20, 1999, the last full trading day prior to the commencement of mailing of this
Information Statement, the last reported sale price of the Shares was $    per
Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE
SHARES.

THE MERGER

Background of the Offer and the Merger

  ADFlex faced many operating challenges during 1998. Overall net sales were substantially below net sales from the prior year, due to weak demand from certain customers, in particular those supplying the personal computer, hard disk drive and communications markets, and intense price competition of Asian suppliers as they inherited the benefits from currency devaluation and tried to mitigate the demand void caused by the Asian financial crisis. The combination of weak demand coupled with intense price competition adversely affected ADFlex's operating results, causing ADFlex to default under certain of the financial covenants in its credit facilities, and straining cash resources. In the fall of 1998, in response to pressure from its lenders, ADFlex contacted BancBoston Robertson Stephens and requested that such firm assist ADFlex in securing additional capital.

  In October 1998, ADFlex began the marketing process for a $20,000,000 private placement of Senior Subordinated Notes with warrants. More than 30 potential investors were approached, but no serious interest in the offering was expressed.

  In December 1998, the market size of the offering was reduced to $15,000,000 and the number of shares of common stock of ADFlex issuable in exchange for the warrants was increased. No serious interest in the offering was expressed.

  In February 1999, ADFlex began discussions with investors regarding a $5,000,000 to $10,000,000 private placement of resettable convertible securities. Representatives of ADFlex began negotiations with several parties regarding their possible interest in the private placement, but no agreement on terms could be reached. At the same time, ADFlex pursued a $5,000,000 to $10,000,000 private placement of equity securities, but no serious interest was expressed by any of the more than a dozen potential investors that were approached. Also in February 1999, ADFlex began discussions with three financial buyers that ADFlex had approached in connection with its financing efforts regarding a possible merger or acquisition. The discussions with two buyers broke down after several weeks of due diligence, while the third buyer concluded it would put discussions on hold after conducting due diligence on the results of operations of the first quarter. On March 5, 1999, the Board held a special meeting to discuss the abandonment of discussions with these three buyers and possible other financing alternatives.

  For the quarter ended March 28, 1999, ADFlex reported significantly reduced sales and an operating loss. The Board approved a reorganization plan which included closing the United Kingdom facility, downsizing the Mexican facility and transferring programs from Mexico to the new Thailand facility. ADFlex ended the quarter in default under its credit facilities and began extensive negotiations with its lenders with a view to restructuring the covenants to allow ADFlex to work through its operational difficulties.

  ADFlex's President and Chief Executive Officer, Rolando C. Esteverena, resigned effective April 5, 1999. The Board appointed Neil Dial as President and Chief Operating Officer.

  On April 13, 1999, the Board held a special meeting to discuss the filing of bankruptcy for the United Kingdom subsidiary and various banking and financing issues. Mr. Dial and Steve Sanghi, the Chairman of ADFlex, reported on their discussions with the lenders to date, and advised the Board that the lenders were not willing to restructure the credit facilities in a way that they believed would permit ADFlex to meet its reorganization plan. Rather, the lenders indicated their strong desire that the loans be paid in full, and advised ADFlex that they would like ADFlex to consider strategic alternatives, including a sale. Mr. Sanghi further reported on the lack of success with respect to management's capital raising efforts, and noted that potential investors were insisting ADFlex return to and sustain profitability before they would consider an investment. BancBoston Robertson Stephens discussed a number of financing alternatives with the Board, including public and private equity offerings and a recapitalization of ADFlex. Mr. Sanghi said that he would continue to work on possible financing scenarios and with the lenders while management focused on implementing the reorganization plan and attaining break-even operations.

  In April, May and June 1999, representatives of ADFlex began discussions with five parties, including Innovex, which expressed an interest in acquiring or merging with ADFlex. On or about April 16, 1999, William P. Murnane, President and Chief Operating Officer of Innovex, had a telephone conversation with Mr. Sanghi, regarding ADFlex's interest in seeking a strategic partner. Mr. Sanghi indicated that ADFlex's senior executive team was considering this strategy and had identified a limited number of candidates they believed would best suit the future needs of all of the current constituencies of ADFlex. Mr. Sanghi also indicated that Innovex was one of ADFlex's primary candidates for a strategic partner. As a result of that conversation, a meeting was scheduled in Chandler, Arizona on April 23, 1999.

  On April 23, 1999, representatives of Innovex and ADFlex, including Mr. Murnane and Mr. Sanghi, met to discuss the possible acquisition of ADFlex. During the same time, ADFlex engaged in discussions with another interested party, which was a competitor of ADFlex, regarding its interest in acquiring ADFlex and another flexible circuit company in a three-way merger transaction for stock in the surviving corporation of the merger.

  On April 28, 1999, the Board held a regularly-scheduled meeting. Among other normal agenda items, the Board discussed ADFlex's bank default and the lenders' insistence that ADFlex engage the services of a crisis management consultant. The Board discussed the possible actions ADFlex could take if the lenders elected to call the loans, including the filing of a petition for reorganization under the bankruptcy laws. On April 29, 1999, management met with the lenders and presented a proposal for restructuring the credit facilities.

  On or about April 30, 1999, Innovex and ADFlex entered into a non-disclosure agreement, following which ADFlex presented to Innovex detailed documentation concerning ADFlex.

  On May 28, 1999, Innovex proposed a $3.00 per share cash tender offer. In further negotiations between Messrs. Murnane and Sanghi, the price was increased to $3.50 per share.

  On June 2, 1999, the Board held a special meeting to discuss banking and financing issues and possible acquisition opportunities. The Board discussed and rejected the proposed three-way merger because the competitor making the offer was not financially strong, had significant debt and was adversely affected by the same market factors that had been negatively impacting ADFlex's financial performance. At this meeting the Board also discussed with BancBoston Robertson Stephens the strategic and financing alternatives available to ADFlex. The Board discussed the fact that a quarterly amortization payment of $750,000 was due on the bank loan at the end of June, and that the lenders had not agreed to restructure this payment or grant any forbearance. The Board concluded that it was unlikely ADFlex would have enough cash to meet its obligations during the third quarter without further financing. In light of ADFlex's liquidity concerns, the Board preliminarily directed management of ADFlex to pursue a transaction with Innovex and one other potential buyer.

  On June 2 and June 3, 1999, Mr. Murnane and Mr. Sanghi held numerous telephonic negotiations. Also on June 3, the lenders notified ADFlex in writing that the financing commitments under the existing credit facilities had terminated and that the lenders were no longer obligated to lend funds to ADFlex pursuant to the Credit Agreement. In addition, on June 3, the other potential buyer indicated that it could not proceed with an acquisition transaction on ADFlex's time-frame. On June 7, 1999, ADFlex and Innovex entered into an exclusivity agreement (the "Exclusivity Agreement"), whereby ADFlex granted Innovex the exclusive right to negotiate an agreement for a cash tender offer for ADFlex at $3.80 per share. Over the course of the succeeding weeks, Innovex's representatives conducted further due diligence, and the parties negotiated the terms of the Merger Agreement.

  On June 28, 1999, the Board met telephonically to review the proposed terms of the cash tender offer and received presentations by ADFlex's management and by BancBoston Robertson Stephens. The Board directed management of ADFlex to pursue a transaction with Innovex.

  On June 28, 29 and 30, 1999, management and counsel for ADFlex and BancBoston Robertson Stephens negotiated the Merger Agreement and the terms of the Offer with Innovex.

  On June 30, 1999, the Board met and, after presentations by ADFlex's management and ADFlex's legal and financial advisors, approved the Merger Agreement and the transactions contemplated thereby. Also on June 30, 1999, the exclusivity provision of the Exclusivity Agreement, which was scheduled to terminate on June 30, 1999, was extended until July 1, 1999.

  The Merger Agreement and related agreements were finalized and executed and delivered on July 1, 1999, and the transaction was announced as soon as possible thereafter.

  In approving the Merger Agreement and the transactions contemplated thereby and recommending that all holders tender their Shares pursuant to the Offer, the Board considered a number of factors, including the following:

    (a) the Board's familiarity with, and information provided by ADFlex's management as to, the business, financial condition, results of operations, current business strategy and future prospects of ADFlex, the volatile nature of the markets in which ADFlex operates, ADFlex's position in such markets, current market dynamics, including increased price competition and reduced demand, the historical and current market prices for the Shares, and ADFlex's strategic and other alternatives;

    (b) the terms of the Merger Agreement, including (i) the proposed structure of the Offer and the Merger involving an immediate cash tender offer followed by a merger for the same consideration, and (ii) the fact that financing is not a condition to the Offer and the Merger, and the Board's view that Innovex would be able to finance the transaction;

    (c) that the $3.80 per Share price contemplated by the Merger Agreement, approximated recent trading prices of the Shares and substantially exceeded trading prices of the Shares at the time that discussions regarding a possible acquisition of ADFlex by the Purchaser commenced;

    (d) the oral opinion of BancBoston Robertson Stephens (confirmed in writing on July 1, 1999) to the effect that, as of the date of such opinion, and based on the assumptions made, matters considered and limits of review described therein, the consideration to be received by the holders of the Shares (other than Innovex, the Purchaser, affiliates of Innovex or the Purchaser and holders of shares for which dissenters' rights have been properly exercised) in the Offer and the Merger was fair from a financial point of view to such holders. The opinion addresses only the fairness from a financial point of view of the consideration to be received by such holders in the Offer and the Merger and does not constitute a recommendation to any holder as to whether to tender Shares in the Offer or to vote in favor of the approval of the Merger Agreement. The Company has obtained the necessary consents to reproduce BancBoston Robertson Stephens' opinion as an annex to this Information Statement and to summarize, describe and refer to the opinion herein. (A COPY OF THE BANCBOSTON ROBERTSON STEPHENS OPINION IS ATTACHED AS ANNEX E HERETO AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY);

    (e) probable adverse effects on the business and operations of ADFlex resulting from a prolonged sale process, particularly in light of the existing situation under the credit facilities and the results obtained by ADFlex in its financing efforts;

    (f) that the Merger Agreement permits ADFlex to furnish nonpublic information to, and to participate in negotiations with, any third party that has submitted a Superior Proposal as defined in the Merger Agreement, if the Board determines in its good faith judgment, after taking into account the advice of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to its stockholders, and that the Merger Agreement permits the Board to terminate the Merger Agreement upon two business days' prior notice to Innovex, in order to accept a proposal which the Board has determined is a Superior Proposal after the Board has concluded in good faith, after taking into account the advice of its legal counsel, that it is necessary to accept such Superior Proposal in order to comply with its fiduciary duties to its stockholders;

    (g) the termination provisions of the Merger Agreement, which under certain circumstances could obligate ADFlex to pay a $1.5 million termination fee to Innovex plus reimbursement to Innovex of expenses up to $600,000, and the Board's belief that such fees and damages provisions are reasonable in the circumstances and would not deter a higher offer;

    (h) strategic considerations, such as ADFlex's competitive position and the need for additional capital to support operations of ADFlex and further growth;

    (i) alternatives to the proposed sale of ADFlex, including seeking additional proposals from other parties and accepting the uncertainties associated therewith (including with respect to timing, valuation and the likelihood of completion of any such proposals that might be received) and continuing to maintain ADFlex as an independent public corporation and not engaging in any extraordinary transaction; and

    (j) the process undertaken by ADFlex to pursue strategic alternatives, including possible business combinations.

  The foregoing discussion addresses the material information and factors considered by the Board in its deliberations regarding and approval of the Offer and the Merger. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination that any factor was of particular importance. The determination to recommend that stockholders tender their shares in the Offer was made after consideration of all of the factors taken as a whole. In addition, individual members of the Board may have given different weights to different factors. The Board did not assign weights to the individual factors and viewed their position and recommendation as being based on the totality of the information presented to and considered by them.

  On July 7, 1999, the Purchaser commenced the Offer. The Offer expired at Midnight, New York City time, on August 3, 1999. As of the expiration of the Offer, the Purchaser accepted for payment 6,804,284 Shares (representing approximately 75.5% of the issued and outstanding Shares) validly tendered and not withdrawn pursuant to the Offer, which number gives effect to the failure of a number of Shares to be delivered in accordance with guaranteed delivery procedures.

  Pursuant to the Merger Agreement, on August 10, 1999, William Kennedy Wilkie resigned as a member of the Board, and four persons designated by the Purchaser (William P. Murnane, Timothy S. McIntee, Douglas W. Keller and Allan
J. Chan) were subsequently elected as members of the Board. Steve Sanghi, Richard P. Clark and Wade Meyercord continue to serve as directors of ADFlex. All of the persons designated by the Purchaser are directors or employees of Innovex.

Opinion of Financial Advisor

  BancBoston Robertson Stephens was retained by ADFlex to act as its financial advisor with respect to the Offer, the Merger and matters arising in connection therewith. Pursuant to the engagement letter between BancBoston Robertson Stephens and ADFlex dated June 7, 1999 (the "Engagement Letter"), ADFlex agreed to pay BancBoston Robertson Stephens as follows: (a) a "Transaction Fee" in the amount of $800,000 payable in the event the transaction is completed, (b) if less than 50% of ADFlex's voting stock or assets is sold in a transaction (or series of related transactions), a "Minority Investment Transaction Fee" equal to 6% of that portion of the Aggregate Transaction Value (as defined in the Engagement Letter) that is related to minority investments by parties that have been identified to ADFlex by BancBoston Robertson Stephens or contacted by BancBoston Robertson Stephens concerning the possibility of entering into a minority investment transaction, subject to a minimum fee of $500,000 and a maximum fee equal to $800,000, and
(c) an opinion fee of $250,000, which is earned at the time of issuance and credited against the Transaction Fee and paid on the earlier of the completion of the transaction or six months following delivery of the opinion. The full Transaction Fee becomes payable by ADFlex when control of 50% of the Shares changes hands.

  ADFlex also agreed to indemnify BancBoston Robertson Stephens and its directors, officers, agents, employees and controlling persons against certain liabilities in connection with its engagement. In the ordinary course of its business, BancBoston Robertson Stephens may effect transactions for its own account or the account of its customers and therefore, at any time may hold long or short positions in debt or equity securities of the companies which may be the subject of the transactions contemplated by the Merger Agreement.

  BancBoston Robertson Stephens is an internationally recognized investment banking firm engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated primary and secondary underwritings, private placements and valuations for corporate and other purposes. ADFlex selected BancBoston Robertson Stephens as its financial advisor based upon its experience, ability and reputation with respect to mergers and acquisitions.

  BancBoston Robertson Stephens is affiliated with BankBoston N.A., ADFlex's primary lender. ADFlex is currently in default under its loans and has been in such covenant default since the first quarter of 1999. The lenders have elected not to enter into any forbearance agreement with ADFlex. The financing commitments have been terminated, and pursuant to the terms of the loan documents the lenders have the right currently to accelerate and demand payment of the loans. Although BankBoston N.A. has not accelerated or demanded payment of the outstanding principal balance of the loans, BankBoston N.A. has reserved its rights to take any actions and to seek any remedies available to it under the loan documents. As a result of the Merger, ADFlex's indebtedness to its lenders, which approximated $33.8 million at June 25, 1999, will be paid in full. The Board understands that BankBoston N.A. will benefit from the consummation of the Offer and the Merger and the repayment of ADFlex's indebtedness.

  Except as described above, neither ADFlex, nor any person acting on its behalf, currently intends to employ, retain or compensate any other person to make solicitations or recommendations to stockholders on its behalf concerning the Offer or the Merger.

  BancBoston Robertson Stephens provided its oral opinion, confirmed to ADFlex in writing on July 1, 1999, that, as of the date of such opinion, and based on the assumptions made, matters considered and limits of review described therein, the consideration to be received by the holders of the Shares (other than Innovex, the Purchaser, affiliates of Innovex or the Purchaser and holders of shares for which dissenters' rights have been properly exercised) in the Offer and the Merger was fair from a financial point of view to such holders. BancBoston Robertson Stephens was not requested to update, and has not updated, its opinion.

  THE FULL TEXT OF THE BANCBOSTON ROBERTSON STEPHENS OPINION IS INCLUDED AS ANNEX E TO THIS INFORMATION STATEMENT. THE FULL TEXT OF THE OPINION CONTAINS A DESCRIPTION OF THE FACTORS CONSIDERED, THE ASSUMPTIONS MADE AND THE SCOPE OF REVIEW UNDERTAKEN BY BANCBOSTON ROBERTSON STEPHENS IN RENDERING ITS OPINION. THE COMPANY HAS OBTAINED THE NECESSARY CONSENTS TO REPRODUCE BANCBOSTON ROBERTSON STEPHENS' OPINION AS AN ANNEX TO THIS INFORMATION STATEMENT AND TO SUMMARIZE, DESCRIBE AND REFER TO THE OPINION HEREIN. YOU ARE URGED TO READ THE BANCBOSTON ROBERTSON STEPHENS OPINION CAREFULLY AND IN ITS ENTIRETY. THE BANCBOSTON ROBERTSON STEPHENS OPINION ADDRESSES ONLY THE FAIRNESS TO THE HOLDERS OF THE SHARES (OTHER THAN INNOVEX, THE PURCHASER, AFFILIATES OF INNOVEX OR THE PURCHASER AND HOLDERS OF SHARES FOR WHICH DISSENTERS' RIGHTS HAVE BEEN PROPERLY EXERCISED), AS OF THE DATE OF THE OPINION, OF THE CONSIDERATION TO BE RECEIVED BY SUCH STOCKHOLDERS, FROM A FINANCIAL POINT OF VIEW, IN THE OFFER AND THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO THE STOCKHOLDERS OF ADFLEX AS TO WHETHER TO TENDER SHARES IN THE OFFER OR TO VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT. THE SUMMARY OF THE BANCBOSTON ROBERTSON STEPHENS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION SET FORTH AS ANNEX E.

Federal Income Tax Consequences of the Merger

  The following is a summary of the material federal income tax consequences of the Merger to stockholders of ADFlex whose Shares are converted in the Merger into the right to receive the Per Share Amount. The discussion applies only to stockholders of ADFlex holding Shares as capital assets and may not apply to stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

  The summary of federal income tax consequences set forth below is included for general informational purposes only and is based on ADFlex's understanding of the law as currently in effect. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  Receipt of the Per Share Amount

  The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for federal tax purposes, a stockholder who receives cash for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) converted in the Merger.

  In the case of non-corporate taxpayers, long-term capital gain will be subject to a maximum federal income tax rate of 20%. In the case of corporate taxpayers, long-term capital gain generally will be subject to a maximum federal income tax rate of 35%. Generally, the deductibility of capital losses for non-corporate taxpayers for a taxable year is limited to the amount of capital gains for the taxable year plus $3,000. The deductibility of capital losses for corporate taxpayers for a taxable year is limited to the amount of capital gains for the taxable year.

  Backup Withholding

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) whose Shares are converted in the Merger may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service.

  If backup withholding applies to a stockholder, the Paying Agent is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

Regulatory Matters

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be completed unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. Innovex filed a Notification and Report Form with respect to the Offer and the Merger on July 12, 1999, and ADFlex filed a Notification and Report Form with respect to the Offer and the Merger on July 17, 1999. The applicable waiting period under the HSR Act with respect to the Offer and the Merger expired at 3:20 p.m., Eastern Standard Time, on July 27, 1999, without such waiting period being extended by the FTC or the Antitrust Division. ADFlex is not aware of any federal, state or foreign regulatory requirement that remains to be complied with in order to complete the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Employee and Director Stock Options

  Pursuant to the Merger Agreement, at the Effective Time each holder of an Option will, in settlement thereof, receive from ADFlex for each share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between $3.80 and the per Share exercise price of such Option to the extent such difference is a positive number. From and after the Effective Time, ADFlex, as the Surviving Corporation, will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Subject to the immediately preceding sentence, Innovex will provide, or will cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation or its subsidiaries who were employees of ADFlex immediately prior to the Effective Time, at the election of Innovex, employee benefit plans that are either (a) in the aggregate substantially comparable to the employee benefit plans provided to such individuals by ADFlex on the date of the Merger Agreement or (b) in the aggregate substantially comparable to the employee benefit plans provided to similarly situated employees of Innovex or its subsidiaries who were not employees of ADFlex immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (i) nothing above will be deemed to require Innovex to modify the benefit formulas under any pension plan of ADFlex in a manner that increases the aggregate expenses thereof as of the date of the Merger Agreement in order to comply with the requirements of ERISA, the Code or the Tax Reform Act of 1986, (ii) employee stock ownership, stock option and similar equity-based plans, programs and arrangements of ADFlex or any of its subsidiaries are not encompassed within the meaning of the term employee benefit plans hereunder, (iii) nothing herein will obligate Innovex or the Surviving Corporation to continue any particular employee benefit plan for any period after the Effective Time and (iv) Innovex may substitute any benefit available to employees whom it determines are similarly situated in other parts of its business for any employee benefit under any such plan.

  The pre-Offer non-employee directors of ADFlex currently hold the following number of options with the indicated weighted average exercise prices: Steve Sanghi (10,000 at $1.56); Richard P. Clark (3,000 at $1.56); and Wade Meyercord (8,000 at $1.56).

  The pre-Offer executive officers of ADFlex currently hold the following number of options with the indicated weighted average exercise prices: Neil Dial (60,000 at $1.56); David M. Rzasa (35,000 at $1.56); Donald E. Frederick (35,000 at $1.56); R. Charles Furniss (35,000 at $1.56); Eric H. Bert (10,000
at $1.56); and Todd E. Patanella (15,000 at $1.56). The pre-Offer executive officers and all other employees of ADFlex together currently hold 311,500 options with a weighted average exercise price of $1.56.

Employee Benefit Plans; Salary Continuation Agreements

  Innovex has agreed in the Merger Agreement to cause the Surviving Corporation to honor (subject to any withholdings under applicable law) all employment, consulting and severance agreements or arrangements to which ADFlex or any of its subsidiaries was a party on the date of signing of the Merger Agreement, which are specifically disclosed in the ADFlex Disclosure Letter. See "Interests of Certain Persons in the Merger" and "The Merger Agreement."

THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Information Statement as Annex D.

The Tender Offer

  Pursuant to the terms of the Merger Agreement and subject to a number of conditions to the Offer (the "Offer Conditions"), the Purchaser agreed to commence the Offer as promptly as practicable but no later than three business days after the announcement of the Merger Agreement. The obligation of the Purchaser to complete the Offer and to accept for payment and promptly to pay for the Shares tendered in the Offer was subject only to the Offer Conditions, which included, among other things, there being validly tendered and not withdrawn that number of Shares which constitute a majority of the total number of then outstanding Shares (including for purposes of such calculation all Shares issuable upon exercise of all vested options and all options that will vest on or before December 31, 1999, and conversion of all convertible securities or other rights to purchase or acquire the Shares). In accordance with these terms, the Purchaser commenced the Offer on July 7, 1999, and, when the Offer expired on August 3, 1999, purchased all of the Shares validly tendered and not withdrawn.

  In the Merger Agreement, ADFlex consented to the Offer and the Merger and represented that (a) its Board (at a meeting duly called and held) (i) determined that the Merger Agreement, the Offer and the Merger are fair to and in the best interests of ADFlex and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend acceptance of the Offer and adoption of the Merger Agreement by the stockholders of ADFlex; and (b) BancBoston Robertson Stephens delivered to the Board its opinion that the consideration to be received by the holders of the Shares in the Offer and the Merger was fair from a financial point of view to such holders, subject to usual and customary assumptions and qualifications contained in such opinion.

Board Designees

  The Merger Agreement provides that, promptly upon the purchase of Shares by the Purchaser pursuant to the offer in accordance with the terms of the Merger Agreement, and from time to time thereafter, (a) Innovex will be entitled to designate such number of directors ("Innovex's Designees"), rounded up to the next whole number, as will give Innovex, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to the product of
(i) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the provisions below) and (ii) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the "Board Percentage"); provided, however, that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, the Board Percentage will in all events be at least a majority of the members of the Board, and (b) ADFlex will, upon request by Innovex, promptly satisfy the Board Percentage by (i) increasing the size of the Board or (ii) using reasonable efforts to secure the resignations of such number of directors as is necessary to enable Innovex's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

  In accordance with these provisions, on August 10, 1999, one member of the four members of the Board resigned as a director, and four persons designated by the Purchaser were appointed as members of the Board.

  Innovex, the Purchaser and ADFlex agreed that, notwithstanding the foregoing, the Board will include at least three directors who were directors of ADFlex as of the date of the Merger Agreement. In addition, notwithstanding any other provision of the Merger Agreement, of the certificate of incorporation or bylaws of ADFlex or of applicable law to the contrary, following the election or appointment of Innovex's Designees, and prior to the Effective Time, the affirmative vote of a majority of the directors of ADFlex who were directors of ADFlex as of the date of the Merger Agreement (who will act as an independent committee of the Board for this purpose) will be required in addition to the approval of the Board, to (a) amend or terminate the Merger Agreement, (b) extend the time for performance or waiver of Innovex's and the Purchaser's respective obligations or other acts of Innovex or the Purchaser under the Merger Agreement, or (c) waive any of ADFlex's rights under the Merger Agreement.

The Merger

  Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into ADFlex. The Merger Agreement provides that as a result of the Merger, the separate corporate existence of Purchaser will cease and ADFlex will continue as the Surviving Corporation. The terms of the Merger Agreement provide that at the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended and restated to be identical to the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time. The name of the Surviving Corporation will be Innovex Southwest, Inc. The Merger Agreement further provides that at the Effective Time and without any further action on the part of ADFlex or Purchaser, the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Purchaser as in effect immediately prior to the Effective Time. Pursuant to the terms of the Merger Agreement, the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of ADFlex immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case retaining their respective positions and terms of office.

  The terms of the Merger Agreement provide that at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, ADFlex or the holders of any of the following securities: (a) each Share (other than any Shares to be canceled pursuant to clause (b) below and any Dissenting Shares) will be canceled and retired and will be automatically converted into the right to receive the Per Share Amount payable to the holder thereof, without interest, upon surrender of the certificate that prior to the Merger represented such Share, less any required withholding or stock transfer taxes;
(b) each Share held in the treasury of ADFlex or any subsidiary and each Share owned by Innovex, the Purchaser or any other direct or indirect wholly-owned subsidiary of Innovex immediately prior to the Effective Time, other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties, will be automatically canceled and retired without any conversion thereof and will cease to exist, and no payment or other consideration will be made with respect thereto; and (c) each share of Common Stock, $0.01 par value per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock, $0.01 par value per share, of the Surviving Corporation.

Stock Option and Other Plans

  The Merger Agreement provides that, upon the consummation of the Offer, each holder of an Option will, in settlement thereof, receive from ADFlex for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Per Share Amount and the per Share exercise price of such Option to the extent such difference is a positive number (the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount will be paid as soon as practicable after the first date payment can be made without any liability to such person under Section 16(b) of the Exchange Act. ADFlex, in accordance with the terms of the Merger Agreement, has obtained all necessary consents and releases from each holder of an Option, to provide that (a) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of ADFlex will be canceled as of the Effective Time, and (b) following the Effective Time ADFlex will use all reasonable efforts to assure that following the Effective Time, no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of ADFlex, the Surviving Corporation or any subsidiary thereof.

Representations and Warranties

  The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by ADFlex as to ADFlex's organization, standing and corporate power, subsidiaries, capital structure, authorization, recommendation and required stockholder vote for the Merger Agreement, noncontravention of any governing instruments, laws or other agreements, filings with the Securities and Exchange Commission (the "Commission"), financial statements and undisclosed liabilities, information provided in the Offer documents and ADFlex's Schedule 14D-9 Solicitation/Recommendation Statement, as amended and restated by that certain First Amended and Restated
Schedule 14D-9 Solicitation/Recommendation Statement, and that certain Amendment No. 2 to the Solicitation/Recommendation Statement (the "Schedule 14D-9"), absence of certain changes or events, litigation, compliance with laws, employee benefit plans, taxes, environmental matters, contracts, amendment of rights agreement, intellectual property, millennium compliance, ownership of assets, brokers, and the opinion of ADFlex's financial advisor. In addition, the Merger Agreement contains representations and warranties of Innovex and the Purchaser concerning their organization and standing, authorization, recommendation and required stockholder vote for the Merger Agreement, noncontravention of any governing instruments, laws or other agreements, information provided in the Offer documents and the Information Statement, financing, brokers, Commission documents and financial statements.

Interim Operations of ADFlex

  Pursuant to the Merger Agreement, ADFlex has covenanted and agreed that, except (a) as expressly provided in the Merger Agreement, or (b) as expressly and specifically described in Section 5.1 of the ADFlex Disclosure Letter, during the period from the date of the Merger Agreement and prior to the Effective Time, ADFlex will not, and will not permit any of its subsidiaries to:

    (i) amend its certificate of incorporation or bylaws or similar organizational documents;

    (ii) other than dividends or distributions (including liquidating dividends) by ADFlex's direct or indirect wholly-owned subsidiaries, or by a subsidiary that is partially owned by ADFlex or any of its subsidiaries, provided that ADFlex or any such subsidiary receives its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (iii) except upon exercise of the Options or with respect to the July 31, 1999 purchase under the Employee Stock Purchase Plan, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, to acquire, any such Shares, voting securities or convertible securities;

    (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

    (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice;

    (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or warrants or other rights to acquire any debt securities of ADFlex or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to ADFlex or any subsidiaries of ADFlex or to officers and employees of ADFlex or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

    (vii) make or agree to make any capital expenditure or capital expenditures other than capital expenditures set forth in the capital budget of ADFlex;

    (viii) make any changes to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

    (ix) except as required by law or contemplated by the Merger Agreement, enter into, adopt or amend in any material respect or terminate any Stock Option Plan or any other agreement, plan or policy involving ADFlex or any of its subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plans of ADFlex, or change the manner in which contributions to any pension plans of ADFlex are made or the basis on which such contributions are determined;

    (x) increase the compensation of any director or executive officer of ADFlex or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the Merger Agreement to any such person;

    (xi) hire any new domestic employees, or enter into consulting or similar agreements, other than employees providing direct labor; or

    (xii) authorize, or commit or agree to take, any of the foregoing action.

Filings; Reasonable Efforts

  The Merger Agreement provides that, subject to the terms and conditions therein provided, each of the parties thereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, which actions will include, without limitation, (a) seeking to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (b) seeking to obtain all necessary consents, approvals or waivers from third parties, (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transaction contemplated thereby, including seeking to have any adverse order entered by any court or other Governmental Entity vacated or reversed and (d) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purpose of, the Merger Agreement.

  Pursuant to the Merger Agreement, in case at any time after the Effective Time any further action becomes necessary or desirable to carry out the purposes of the Merger Agreement, each party thereto will use all reasonable efforts to take, or cause to be taken, all such necessary actions.

Information Statement; ADFlex Stockholders Meeting

  ADFlex and Innovex have agreed, under the terms of the Merger Agreement, that they will cooperate and promptly prepare, and ADFlex will file with the Commission as soon as practicable, a proxy or information statement with respect to the required ADFlex stockholder approval of the Merger Agreement (the "Information Statement"), and promptly thereafter will mail the Information Statement to its stockholders. The Information Statement will contain the recommendation of the Board that stockholders of ADFlex approve and adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. ADFlex has agreed, pursuant to the terms of the Merger Agreement, that if at any time prior to the ADFlex Stockholders' Meeting any event or circumstance relating to ADFlex or any of its subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by ADFlex that is required to be set forth in a supplement to any Information Statement, ADFlex shall promptly inform Innovex and the Purchaser to supplement such Information Statement and mail such supplement to its stockholders.

  The Merger Agreement provides that ADFlex will take all action necessary pursuant to applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of the Merger Agreement. The Merger Agreement further provides that the Board will recommend adoption of the Merger Agreement by the stockholders of ADFlex, and ADFlex will take all lawful action to solicit such approval, including without limitation timely mailing any Information Statement or Proxy Statement. Finally, the Merger Agreement provides that the Purchaser shall vote all shares owned by it for the Merger.

Directors' and Officers' Insurance and Indemnification

  The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of ADFlex or each of its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) will be assumed by Innovex and Innovex will be directly responsible for such indemnification, without further action, as of the Effective Time and such rights will continue in force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of ADFlex who become or remain directors or officers of Innovex or the Surviving Corporation will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) of Innovex.

  Pursuant to the terms of the Merger Agreement, Innovex has agreed that it will, and will cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of ADFlex and its subsidiaries on the date of the Merger Agreement (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insureds), with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed per annum the rate of premium currently paid by ADFlex and its subsidiaries for such insurance on the date of the Merger Agreement, then Innovex will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to such rate.

Employee Matters

  The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of employment of employees of the Surviving Corporation. Subject to the immediately preceding sentence, Innovex will provide, or will cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation or its subsidiaries who were employees of ADFlex immediately prior to the Effective Time, at the election of Innovex, employee benefit plans that are either (a) in the aggregate substantially comparable to the employee benefit plans provided to such individuals by ADFlex on the date of the Merger Agreement, or (b) in the aggregate substantially comparable to the employee benefit plans provided to similarly situated employees of Innovex or its subsidiaries who were not employees of ADFlex immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing, (i) nothing in the Merger Agreement will be deemed to require Innovex to modify the benefit formulas under any pension plan of ADFlex in a manner that increases the aggregate expenses thereof as of the date of the Merger Agreement in order to comply with the requirements of ERISA, the Code or the Tax Reform Act of 1986, (ii) employee stock ownership, stock option and similar equity-based plans, programs and arrangements of ADFlex or any of its subsidiaries are not encompassed within the meaning of the term "employee benefit plans" under the Merger Agreement, (iii) nothing in the Merger Agreement will obligate Innovex or the Surviving Corporation to continue any particular employee benefit plan for any period after the Effective Time, and (iv) Innovex may substitute any benefit available to employees whom it determines are similarly situated in other parts of its business for any employee benefit under any such plan.

  Under the terms of the Merger Agreement, Innovex will cause the Surviving Corporation to honor (subject to any withholdings under applicable law) all employment, consulting and severance agreements or arrangements to which ADFlex or any of its subsidiaries is presently a party.

Retirement of Bank Debt

  ADFlex is a party to a credit agreement, as amended (the "Credit Agreement"), among ADFlex, certain lenders and BankBoston N.A. as agent for the lenders. BankBoston N.A. is affiliated with BancBoston Robertson Stephens. Prior to October 30, 1998, the credit facility consisted of a $35,000,000 term loan and a $25,000,000 revolving line of credit, secured by ADFlex's assets and 66 2/3% of the stock of its subsidiaries. On October 30, 1998, ADFlex and the lenders amended the Credit Agreement to reduce the term loan to $30,000,000, change the amortization schedule of the term loan, reduce the revolver to $20,000,000, and change the financial covenants.

  As of March 28, 1999, ADFlex was in default under certain financial covenants of the Credit Agreement, giving the lenders certain remedies, including acceleration of maturity of the entire principal balance of the loans. ADFlex is currently in default under its loans. At March 28, 1999, $18,267,905 was outstanding under the term loan (less warrant discounts of $232,095) and ADFlex had $12,700,000 available under the revolving line of credit. Subsequent to March 28, 1999, ADFlex and the lenders engaged in extensive negotiations concerning a forbearance arrangement with respect to the existing defaults, although no such arrangement was reached. On June 3, 1999, the lenders notified ADFlex in writing that the financing commitments were terminated, and that the lenders were no longer obligated to lend funds to ADFlex pursuant to the Credit Agreement. Although the lenders have not accelerated or demanded payment of the outstanding principal balance of the loans, BankBoston N.A., as agent for the lenders, has reserved its right to take any actions and seek any remedies available to it under the Credit Agreement. As a result of the Merger, ADFlex's indebtedness to its lenders, which approximated $33.8 million at June 25, 1999, will be paid in full.

Costs and Expenses

  The Merger Agreement provides that, except as expressly otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such fees or expenses.

Waiver; Remedies Cumulative

  The Merger Agreement provides that the waiver by any party thereto of a breach of any provision thereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision.

                               RIGHTS AGREEMENT

  ADFlex and BankBoston N.A. (formerly First National Bank of Boston, NA) (the "Rights Agent") are parties to a Preferred Shares Rights Agreement, dated as of July 10, 1996. In connection with the Rights Agreement, the Board declared a dividend of one Right for each Share outstanding at the close of business on July 22, 1996, which Rights may be triggered by certain events. In connection with the negotiation of the Merger Agreement, the Board amended the Rights Agreement so that Board-approved tender offers such as the Offer would not trigger the Rights. Accordingly, the transactions contemplated by the Merger Agreement will not trigger the Rights.

                         CHANGE IN CONTROL AGREEMENTS

  ADFlex has entered into agreements (the "Change In Control Agreements") outlining certain arrangements applicable to Neil Dial, Donald E. Frederick,
R. Charles Furniss and David M. Rzasa (each an "Executive" and, collectively, the "Executives"), each of whom is an executive officer of ADFlex, that would be effective upon a change in control of ADFlex. The term of each agreement is for three years and will be automatically extended for successive one year periods thereafter. Under each Executive's agreement, such Executive is entitled to receive the following benefits if, within one year following a change in control of ADFlex, he resigns for good reason or is terminated by
ADFlex:

    (a) ADFlex would pay to the Executive a lump sum amount (no later than the thirtieth day following the date of termination) equal to his full base salary through the date of termination at the greater of either the rate in effect at the time of termination or the rate in effect immediately prior to the change in control (collectively, the "Base Rate"). In addition, ADFlex will pay an amount equal to 1.1 multiplied by the sum of (i) one year's base salary at the Base Rate plus (ii) the greater of either his target bonus in effect under ADFlex's management bonus plan at the time of termination or the target bonus in effect under ADFlex's management bonus plan immediately prior to the change in control.

    (b) ADFlex would maintain for the Executive and eligible beneficiaries the benefits pursuant to ADFlex-sponsored benefit plans, programs or other arrangements in which he is entitled to participate immediately prior to the change in control until either (i) his attainment of comparable benefits upon alternate employment or (ii) one year following the date of termination, whichever occurs first.

    (c) ADFlex would use reasonable efforts to continue insurance coverage or other provisions for indemnification and defense of officers or directors of ADFlex which are in effect on the date of the change in control.

    (d) Subject to Section 16 of the Exchange Act, all stock options and other stock incentive awards which are not vested at the date of termination shall vest as of the date of termination and may be exercised in accordance with the terms of the plans and agreements pursuant to which such options and other awards were issued.

    (e) To the extent necessary to avoid the disallowance of the deductibility of the payments to be made as described above, such payments would be limited by Section 280G of the Internal Revenue Code of 1986.

  With respect to the aforementioned, "good reason" means certain reductions in base salary, certain relocations, the assignment of duties materially inconsistent with the duties prior to the change in control, or a significant reduction in the Executive's position as described in the next paragraph, all of which occurred without the Executive's express prior written consent. A "change in control" includes the acquisition of beneficial ownership by certain persons of securities possessing more than 50% of the total combined voting power of ADFlex's outstanding securities, a change in composition of the Board over a period of 36 consecutive months or less such that the current Board members of ADFlex cease to constitute a majority thereof (except that any new Board member approved by at least a majority of the current Board is considered to be a member of the current Board), or certain events relating to reorganizations, mergers, consolidations, liquidations or sales of all or substantially all of ADFlex's assets.

  A "Change of Control" under the Change in Control Agreements occurred when the Purchaser purchased in excess of 50% of the Company's issued and outstanding shares following the expiration of the Offer. If any Executive terminates his employment for good reason, which includes a material change in his functions, duties or responsibilities that would cause his position to become of less dignity and importance than that associated with his functions, duties or responsibilities at the time of his Change in Control Agreement, or his employment is terminated, he will be entitled to payment from the Company of the lump sum amount within thirty days of termination. The lump sum amounts are as follows:

      Neil Dial........................................................ $319,000
      Donald E. Frederick.............................................. $259,875
      R. Charles Furniss............................................... $193,050
      David M. Rzasa................................................... $259,875

                     INDEMNITY AND LIMITATION OF LIABILITY

  ADFlex has entered into indemnification agreements with each of its directors by which ADFlex provides such persons with the maximum indemnification allowed under applicable law, with regard to all judgments, penalties, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director of ADFlex, with certain limitations and exceptions.

  To the extent that ADFlex maintains an insurance policy or policies providing liability insurance for directors, officers, employees or agents of ADFlex or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of ADFlex, the indemnified person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for such director, officer, employee or agent under such policy or policies. The agreements are binding upon any successor to ADFlex. The agreements continue in effect regardless of whether the indemnified person continues to serve as a director or officer of ADFlex.

  Article V of the By-laws of ADFlex also provides that ADFlex will, to the full extent permitted by the DGCL and its Certificate of Incorporation, indemnify each person whom it may indemnify pursuant thereto.

  Delaware law obligates ADFlex, as the Surviving Corporation in the Merger, to fulfill and honor after the consummation of the Offer its current obligations under the indemnification agreements and By-laws.

  To the full extent permitted by Delaware law, Article Eighth of the Certificate of Incorporation of ADFlex eliminates the personal liability of a director or officer against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement or actually or reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

  The Merger Agreement obligates Innovex, as of the Effective Time, to indemnify the present and former directors and officers of ADFlex in respect of certain actions taken prior to the Effective Time and to continue in effect liability insurance for a period of at least three years.

                              LIABILITY INSURANCE

  Each of ADFlex's directors and executive officers is insured against liabilities incurred by them in connection with their service in such capacities. The insurance policy provides aggregate coverage of $7,000,000 (including defense costs) for claims made during the effective period of the policy.

  The Merger Agreement provides that Innovex will, and will cause the Surviving Corporation to, maintain in effect directors' and officers' liability insurance with respect to matters existing or occurring at or prior to the Effective Time of the Merger, on terms and conditions no less favorable to such persons than those in effect under ADFlex's directors' and officers' liability insurance as was in effect on the date of the Merger Agreement; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed the per annum rate of premium paid by ADFlex and its subsidiaries on the date of the Merger Agreement, then Innovex will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that is then available at an annual premium equal to such rate.

                               DIRECTOR BONUSES

  On June 4, 1999, ADFlex granted a bonus to Steve Sanghi of $100,000 and to Wade Meyercord of $25,000, for services provided in connection with the management and operation of ADFlex following the resignation of Rolando Esteverena, ADFlex's former chief executive officer. Such bonuses are payable in full only on the successful completion of a financing or strategic transaction involving ADFlex the effect of which results in payment in full of the existing credit facilities. The closing of the Merger would trigger payment of the bonuses.

FINANCIAL ARRANGEMENTS OF INNOVEX

  The total amount of funds required by the Purchaser to purchase the 6,804,284 Shares tendered pursuant to the Offer was approximately $26 million. The Purchaser obtained all of the funds needed to purchase such tendered Shares through a capital contribution from Innovex. Innovex used its available cash on hand to make the capital contribution. The Merger is not conditioned on obtaining financing.

BUSINESS OF ADFLEX

  ADFlex is a Delaware corporation with its principal executive offices located at 2001 West Chandler Boulevard, Chandler, Arizona 85224. ADFlex is a leading worldwide provider of flexible circuit interconnect solutions to original equipment manufacturers ("OEMs") in the electronics industry. ADFlex offers a full range of customized flexible circuit applications and services from initial design, development and prototype to fabrication, assembly and test on a global basis. ADFlex targets high-volume markets where miniaturization, form and weight are driving factors and flexible circuits are an enabling technology. Applications for flexible circuits currently addressed by ADFlex include notebook computers, portable communication devices such as cellular telephones and pagers, data storage devices such as hard disk drives, tape drives and arrays, and high-end consumer electronics products such as compact disk players. ADFlex's principal customers include Acer, Compaq, Digital Equipment, IBM, Iomega, Maxtor, Motorola, Nokia, Philips, Seagate, Storage Technology and other leading electronic OEMs. Recent new customers include Dell, Qualcomm, Samsung, and Xerox Corporation.

  Flexible circuits consist of copper conductive patterns on flexible substrate materials, such as polyimide, and provide electrical connection between components in electronic systems. Flexible circuit interconnects frequently incorporate components such as integrated circuits, connectors, stiffeners, resistors and capacitors mounted directly on a flexible circuit. With proliferation of electronic applications, electronic products have become smaller, lighter and more portable. To meet the challenges represented by the increased complexity of miniaturization, form and weight requirements, OEMs have increasingly turned to flexible circuit interconnect solutions because they decrease the weight and expense of connectors and other packaging components, conform to contoured, ergonomic shapes or small spaces and provide mechanical flexure. While the trend toward miniaturization and portability increases product complexity, electronic OEMs face escalating time to market requirements.

  In response, ADFlex acquired ADFlex U.K. in December 1995, to advance its strategy to provide a "one-stop shop" solution to enable customers to meet time to market challenges. Time to market and cost issues have also led OEMs to focus on global sourcing from a limited number of qualified suppliers. As a result, ADFlex has established manufacturing facilities in Mexico and Thailand that have lower cost structures and closer proximity to ADFlex's OEM customer base. ADFlex believes its unique "one-stop shop" offerings of flexible circuits and assemblies will be a competitive advantage and thereby allow it to increase its market share with existing customers and create opportunities to attract new customers. ADFlex believes it is a preferred supplier for the majority of its customers' high-end and high-volume flexible circuit interconnect requirements.

SELECTED FINANCIAL INFORMATION OF ADFLEX

  The following table sets forth certain summary consolidated financial information with respect to ADFlex and its consolidated subsidiaries derived from the audited financial statements contained in ADFlex's 1998 Annual Report on Form 10-K and the unaudited financial statements contained in ADFlex's Quarterly Report on Form 10-Q for the quarter ended June 27, 1999. The selected financial information of ADFlex should be read in conjunction with the audited financial statements and other financial information of ADFlex included later in this Information Statement or incorporated herein by reference.

                    ADFLEX SOLUTIONS, INC. AND SUBSIDIARIES

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                          Six Months Ended              Fiscal Year Ended
                          ------------------  --------------------------------------
                          June 27,  June 30,  December 27, December 31, December 31,
                            1999      1998        1998         1997         1996
                          --------  --------  ------------ ------------ ------------
                             (Unaudited)
Statement of Operations:
  Net sales.............  $34,187   $44,304     $170,097     $213,878     $156,836
  Gross profit (loss)...    4,627     1,153       17,121       38,052       18,563
  Operating expenses....    5,512     5,247       20,659       23,472       52,254
  Operating income
   (loss)...............     (885)   (4,094)      (3,538)      14,580      (33,691)
  Net income (loss).....   62,402    (3,574)      (4,753)       8,596      (25,024)
  Net income (loss) per
   basic share:             (0.27)    (0.40)       (0.54)        0.99        (2.92)
  Common shares used in
   the calculation of
   net income (loss) per
   basic share..........    8,983     8,835        8,867        8,712        8,580

                                                  At Fiscal Year Ended
                                         --------------------------------------
                                At       December 27, December 31, December 31,
                           June 27, 1999     1998         1997         1996
                           ------------- ------------ ------------ ------------
                            (Unaudited)
Balance Sheet Data:
  Total assets............    $85,328      $108,304     $114,200     $93,181
  Total current
   liabilities............     59,559        60,786       40,063      42,212
  Long-term debt and
   capitalized lease
   obligations............      1,311        24,613       25,189      10,340
  Total stockholders'
   equity.................     24,458        47,449       50,907      40,289

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/1/

  The following table sets forth the number of Shares beneficially owned as of August 20, 1999 by (a) each stockholder known by ADFlex to be a beneficial owner of more than 5% of the Shares; (b) each person who was a director of ADFlex prior to the completion of the Offer; (c) the Chief Executive Officer of ADFlex and the other four most highly compensated executed officers of ADFlex as of December 27, 1998; (d) the directors and executive officers of ADFlex appointed after the completion of the Offer; and (e) all of the foregoing directors and executive officers as a group. Unless otherwise indicated, the address of all such persons is c/o ADFlex Solutions, Inc., 2001 West Chandler Boulevard, Chandler, Arizona 85224. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, except to the extent that authority is shared by spouses under applicable law. ADFlex's Common Stock is the only outstanding class of equity securities of ADFlex. As of August 20, 1999, there were record holders of Common Stock.

                                                                    Percentage
                                                        Number of       of
Beneficial Owner                                          Shares     Class(1)
----------------                                        ----------  ----------
Innovex Acquisition Corp.(2)...........................  6,804,284     75.5
 c/o Innovex, Inc.
 530 Eleventh Avenue South
 Hopkins, MN 53343

Rolando C. Esteverena..................................   [164,719]    [1.8%]

Neil Dial(3)...........................................    [27,377]       *

R. Charles Furniss(4)..................................    [23,538]       *

Eric H. Bert(5)........................................    [13,084]       *

Todd E. Pantanella(6)..................................     [8,089]       *

Steve Sanghi(7)........................................    [54,000]       *

Richard P. Clark(8)....................................    [16,500]       *

William Kennedy Wilkie(9).............................. [1,393,347]   [15.5%]
 P.O. Box 6
 Langstone Road
 Havant, Hampshire P09 1SA

Wade Meyercord(10).....................................    [10,000]       *

William P. Murnane(11).................................          0      --

Timothy S. McIntee(11).................................          0      --

Douglas W. Keller(11)..................................          0      --

Allan J. Chan(11)......................................          0      --

J. & W. Seligman & Co. Incorporated(12)................ [1,041,100]   [11.6%]
 100 Park Avenue
 New York, NY 10017

Dimensional Fund Advisors, Inc.(13)....................   [635,600]    [7.1%]
 1299 Ocean Avenue,
 11th Floor
 Santa Monica, CA 90401

Havant International Holdings Limited(9)............... [1,392,347]   [15.5%]
 P.O. Box 6
 Langstone Road
 Havant, Hampshire P09 1SA

Executive officers and directors as a group including   [1,726,348]   [18.9%]
 those named above ([fourteen] persons)(14)............

/1 /The information in this section is preliminary and shall be updated prior to the filing of the definitive Information Statement with the Securities and Exchange Commission.
--------
 *  Less than 1% of the outstanding Common Stock.
 (1) Shares of Common Stock subject to options which are currently exercisable or exercisable within 60 days of August 20, 1999 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based upon 9,017,416 shares of Common Stock outstanding on August 20, 1999.
 (2) Innovex Acquisition Corp., which is referred to throughout this Information Statement as the "Purchaser," is a wholly-owned subsidiary of Innovex. See "Summary--The Parties to the Merger Agreement." Accordingly, Innovex is deemed to beneficially own the Shares purchased by the Purchaser.
 (3) Includes options to acquire [24,374] shares of Common Stock currently exercisable or exercisable within 60 days following August 20, 1999.
 (4) Includes options to acquire [23,538] shares of Common Stock currently exercisable or exercisable within 60 days following August 20, 1999.
 (5) Includes options to acquire [10,455] shares of Common Stock currently exercisable or exercisable within 60 days following August 20, 1999.
 (6) Includes options to acquire [7,186] shares of Common Stock currently exercisable or exercisable within 60 days following August 20, 1999.
 (7) Includes options to acquire [37,000] shares of Common Stock currently exercisable or exercisable within 60 days following August 20, 1999.
 (8) Includes options to acquire [13,000] shares of Common Stock currently exercisable or exercisable within 60 days following August 20, 1999.
 (9) Includes [1,392,347] shares of Common Stock owned by HIHL which were transferred to Purchaser following the expiration of the Offer. Mr. Wilkie is the Chief Executive and a Director of HIHL. He disclaims beneficial ownership of all shares held by HIHL.
(10) Includes options to acquire [9,000] shares of Common Stock currently exercisable or exercisable within 60 days following August 20, 1999.
(11) Until the completion of the Offer, the Board consisted of the following four members: Steve Sanghi, Richard P. Clark, Wade Meyercord and William Kennedy Wilkie. Pursuant to the Merger Agreement and upon the purchase of a majority of the outstanding Shares by Purchaser following the expiration of the Offer, one of the four members of the Board (William Kennedy Wilkie) resigned as a director and four persons designated by Innovex (William P. Murnane, Timothy S. McIntee, Douglas W. Keller and Allan J. Chan) were subsequently elected as directors.
(12) According to its Schedule 13G dated February 10, 1999, of the [1,041,100] shares, [1,000,000] shares are owned by Seligman Communications and Information Fund, Inc., a registered investment company which is managed by J&W Seligman Company Incorporated ("JWS"), a registered investment advisor. Accordingly, JWS and Mr. Morris may be deemed to beneficially own and have shared voting power and shared dispositive power of such shares. Of the remaining [41,000] shares, JWS and Mr. Morris beneficially own and have shared voting power and shared dispositive power of such shares.
(13) According to its Schedule 13G dated February 11, 1999, Dimensional Fund Advisors, Inc., an investment advisor, has sole voting power and the sole power to dispose of all shares reported.
(14) Includes options to acquire [146,218] shares of Common Stock currently exercisable or exercisable within 60 days following August 20, 1999. Also includes [1,392,347] shares of Common Stock previously held by HIHL of which Mr. Wilkie disclaims beneficial ownership and subsequently transferred to Purchaser following the expiration of the Offer. See note
     (9) above.

AVAILABLE INFORMATION

  ADFlex is subject to the information filing requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy and information statements and other information with the Commission. The Schedule 14D-1 Tender Offer Statement filed by the Purchaser and Innovex and the

Schedule 14D-9 filed by ADFlex, each in connection with the Offer, and the respective exhibits thereto, as well as such reports, proxy and information statements and other information filed by ADFlex with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available on-line through EDGAR, which is located on the Commission's public access site at http://www.sec.gov.

  Statements contained in this Information Statement or in any document incorporated in this Information Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an annex to this Information Statement or such other document, each such statement being qualified in all respects by such reference.

FINANCIAL STATEMENTS AND OTHER INFORMATION; INFORMATION INCORPORATED BY
REFERENCE

  The Annual Report on Form 10-K of ADFlex for the fiscal year ended December 27, 1998 is included in this Information Statement as Annex A, and is hereby incorporated by reference. Also annexed hereto and incorporated by reference into this Information Statement are the following reports filed by ADFlex with the Commission since the end of the calendar year ended December 31, 1998: (a) the Current Report on Form 8-K of ADFlex filed on July 8, 1999 (included in this Information Statement as Annex B) and (b) the Quarterly Report on Form 10-Q of ADFlex for the quarterly period ended June 27, 1999 (included in this Information Statement as Annex C).

  Representatives of Ernst & Young LLP, ADFlex's auditors for the fiscal year ended December 27, 1998, are not expected to be present at the Special Meeting.

  Stockholders may obtain a copy of any report filed by ADFlex with the Commission that is incorporated by reference into this Information Statement free of charge upon oral or written request to the Secretary of ADFlex, 2001 West Chandler Boulevard, Chandler, Arizona 85224, Telephone Number (602) 786-8280. ADFlex will provide to the requesting stockholder by first class mail or other equally prompt means a copy of any and all requested information (except for exhibits to the report that are incorporated by reference unless such exhibits are specifically incorporated by reference into the report).

                                          By Order of the Board of Directors,

                                          DONALD E. FREDERICK
                                          Secretary

Chandler, Arizona
August  , 1999

                                                                         ANNEX A


                                 Annual Report

                                       On

                                   Form 10-K

                                       Of

                                     ADFlex

                  For The Fiscal Year Ended December 27, 1998

                                                                         ANNEX A

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM 10-K

(Mark One)
[X] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                  For the Fiscal Year Ended December 27, 1998

                                      or

[_] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

             For the transition period from _________ to _________

                        Commission file number 0-24416


                            ADFlex Solutions, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                 04-3186513
     (State or other Jurisdiction of                  (I.R.S. Employer
      Incorporation or Organization)                 Identification No.)

             2001 West Chandler Boulevard, Chandler, Arizona 85224
              (Address of Principal Executive Offices, Zip Code)

                                (602) 963-4584
             (Registrant's Telephone Number, Including Area Code)

       Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:
                         Common Stock, $0.01 par value

                     Name of Exchange on which registered:
                            Nasdaq National Market

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that be registrant was required to file such reports) and (2) has been subject to such
filing requirements for the past 90 days. Yes [X]    No [_]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

     The aggregate market value of the voting stock held by non-affiliates of the registrant was approximately $ 21,376,759 based on the closing sale price as reported by the Nasdaq National Market on March 31, 1999.

     The number of outstanding shares of the registrant's $0.01 par value Common Stock as of March 31, 1999 was 8,983,018.

                      DOCUMENTS INCORPORATED BY REFERENCE

(1) Portions of the Proxy Statement in connection with the Annual Meeting are incorporated by reference into Part III.

================================================================================

                                    PART I


Item 1. Business.

Overview

     ADFlex Solutions, Inc. ("ADFlex") or the ("Company") is a leading worldwide provider of flexible circuit interconnect solutions to original equipment manufacturers ("OEMs") in the electronics industry. The Company offers a full range of customized flexible circuit applications and services from initial design, development and prototype to fabrication, assembly and test on a global basis. The Company targets high-volume markets where miniaturization, form and weight are driving factors and flexible circuits are an enabling technology. Applications for flexible circuits currently addressed by the Company include notebook computers, portable communication devices such as cellular telephones and pagers, data storage devices such as hard disk drives ("HDDs"), tape drives and arrays, and high-end consumer electronics products such as compact disk players. The Company's principal customers include Acer, Compaq, Digital Equipment, IBM, Iomega, Maxtor, Motorola, Nokia, Philips, Seagate, Storage Technology and other leading electronic OEMs. Recent new customers include Dell, Qualcomm, Samsung, and Xerox Corporation.

     Flexible circuits consist of copper conductive patterns on flexible substrate materials, such as polyimide, and provide electrical connection between components in electronic systems. Flexible circuit interconnects frequently incorporate components such as integrated circuits ("ICs"), connectors, stiffeners, resistors and capacitors mounted directly on a flexible circuit. With proliferation of electronic applications, electronic products have become smaller, lighter and more portable. To meet the challenges represented by the increased complexity of miniaturization, form and weight requirements, OEMs have increasingly turned to flexible circuit interconnect solutions because they decrease the weight and expense of connectors and other packaging components, conform to contoured, ergonomic shapes or small spaces and provide mechanical flexure.

     While the trend toward miniaturization and portability increases product complexity, electronic OEMs face escalating time to market requirements. In response, the Company acquired ADFlex U.K. in December 1995, as discussed below, to advance its strategy to provide a "one-stop shop" solution to enable customers to meet time to market challenges. Time to market and cost issues have also led OEMs to focus on global sourcing from a limited number of qualified suppliers. As a result, the Company has established manufacturing facilities in Mexico and Thailand that have lower cost structures and closer proximity to the Company's OEM customer base. The Company believes its unique "one-stop shop" offerings of flexible circuits and assemblies will be a competitive advantage and thereby allow it to increase its market share with existing customers and create opportunities to attract new customers. The Company believes it is a preferred supplier for the majority of its customers' high-end and high-volume flexible circuit interconnect requirements.

     The Company was organized under Delaware law in February 1993 to acquire certain assets and assume certain liabilities of the flexible interconnections division of Rogers Corporation ("Rogers"). The Rogers acquisition was consummated on June 28, 1993. In December 1995, the Company purchased ADFlex U.K., an advanced flexible circuit assembly company located in Havant, England. The acquisition enabled the Company to offer its customers a single source solution for their interconnect requirements that would shorten their time to market and lower their costs. This acquisition also changed the financial metrics of the Company because assembly businesses typically have significantly lower gross margins than fabrication businesses.

     In an effort to increase its global sourcing opportunities and to decrease its operating costs, the Company expanded its worldwide manufacturing operations with the establishment of a joint venture located in Lamphun, Thailand with Hana Microelectronics ("Hana") in August 1996. The joint venture, ADFlex Thailand Limited ("ATL"), targeted the production and testing of advanced chip-on-flex and other surface mount technologies for flexible circuit assemblies. At inception, ATL was 80% owned by the Company and 20% owned by Hana. The Company purchased the remaining 20% equity interest in ATL from Hana in September 1997.

Industry Overview and Trends

      Flexible circuit interconnects provide electrical connection between components in electronic systems and are increasingly used as a platform to support the attachment of electronic devices. Flexible circuits offer several advantages over rigid printed circuit boards ("PCBs") and ceramic hybrid circuits, particularly for small, complex electronic systems. Flexible circuits, due to their mechanical flexure and three-dimensional shape, accommodate packaging contours and motion in a manner that traditional two-dimensional rigid PCBs cannot. Flexible circuits also provide improved thermal dissipation and signal propagation as compared to PCBs. In addition, flexible circuits can reduce the size, weight and expense of: (i) the primary substrate for component attachment when flexible circuits are used in place of a PCB; (ii) connectors, cables and other interconnection schemes when flexible circuits provide the connection to other substrates or subsystems within the system; and
(iii) individual IC die packages by bonding and IC directly to a flexible chip carrier rather than a ceramic or plastic package.

      These capabilities enable circuits to solve many of the challenges faced by electronic OEMs who currently use traditional interconnection devices. Products which currently use polyimide flexible circuit interconnect assemblies include notebook computers, portable communication devices such as cellular telephones, pagers and personal digital assistants ("PDAs"), printers, scanners and data storage devices such as HDDs, tape drives and arrays, and high-end consumer electronic products such as compact disk players, cameras and camcorders. Possible new applications for polyimide flexible circuit interconnect assemblies include high density interposers and other chip carrier packaging applications.

      The Company considers the following trends important in understanding the electronic flexible circuit interconnect industry:

      Miniaturization, Portability and Complexity of Electronic Products. Electronics OEMs continue to design and introduce more compact and portable high-performance products with greater functionality. The complexity of these new products requires smaller size, lighter weight, greater circuit and component density, better thermal dissipation properties, higher frequencies and increased reliability as compared to conventional rigid board assemblies. These requirements necessitate greater sophistication in flexible circuit interconnect manufacturing and process technologies. The trend toward increasingly sophisticated products also requires greater engineering expertise and investment in manufacturing and process technology for suppliers to produce high quality electronic interconnect products on time, in volume, and at acceptable cost.

      Shorter Product Life Cycles and Time to Market. Rapid advances in technology have significantly shortened the life cycle of complex electronic products and placed increased pressure on OEMs to quickly develop and introduce new products. These time to market challenges have in turn increased OEMs' emphasis on the development, design engineering, prototype development and ramp-to-volume capabilities of their suppliers. In addition, the importance of being first to market with new products has heightened the emphasis on shortening supply channels, reducing the number of suppliers and finding turnkey sourcing capabilities that are supported by technologically advanced manufacturing infrastructure.

      Globalization and Reduction of Manufacturing Costs. At the same time that shorter product life cycles increase time to market pressures, users continue to demand increased electronic performance at lower prices. Notable product examples of this trend are notebook computers, desktop computers, peripherals, portable communications and consumer electronics. Leading OEMs who often manufacture products in multiple geographic regions are relying more on suppliers with global sourcing capabilities which can help to shorten the OEMs' supply chain and provide regionally competitive pricing. As part of global sourcing, OEMs increasingly require their suppliers to establish local infrastructure to provide proximity to engineering, manufacturing and sales support.

      Outsourcing and "One-Stop Shop" Suppliers. To avoid delays in new product introductions, reduce manufacturing costs and avoid logistical complexities, OEMs are increasingly turning to fewer suppliers which are capable of producing electronic interconnect products from development, design, quick-turn prototype and pre-production through volume production and assembly. Many OEMs have accelerated this process by outsourcing their captive component, subsystem and even system manufacturing to focus on their core competencies. The accelerated time to market and time to volume needs of OEMs have resulted in increased collaboration with qualified suppliers capable of providing a broad and integrated offering. To meet their rapidly changing electronic interconnect requirements, many OEMs have moved to limit their vendor base to a smaller number of technically qualified, strategically located suppliers capable of providing both quick-turn prototype and pre-production quantities as well as cost-competitive volume production quantities.

      Proliferation of Electronics and Creation of New Markets. The markets for electronic products are growing as a result of technological change, increasing demands for a wider variety of electronic product features and more powerful and less expensive electronic components. Due to this growth, new markets have emerged in computing, data communications, telecommunications and multimedia. Moreover, existing markets, such as computer networking and peripherals, digital and mobile communications, video-on-demand, the Internet, instrumentation and industrial controls have significantly expanded product applications.

Strategy

      The Company's objective is to become the preferred supplier of flexible circuit interconnect solutions for electronics OEMs in targeted markets. The Company's strategy to meet this objective includes the following key elements:

      Provide "One-Stop Shop" for Fabrication and Assembly. The Company provides customers with complete, fully tested flexible circuit interconnects from custom design through fabrication, assembly and complete functional testing. Historically, the capital-intensive nature of flexible circuit production compelled companies to specialize in one of two major segments of the flexible circuit production process, either design and fabrication or assembly and testing. Prior to the ADFlex U.K. acquisition, a flexible circuit fabricated by the Company often was sent elsewhere for assembly and testing before being shipped to the end customer. The integration of expertise in state-of-the-art assembly technology and processes with the Company's pre-existing fabrication technology and high-volume production capabilities enables the Company to offer significantly shorter cycle times, lower total costs and provide better quality for customers. In addition, the Company believes that the integration of assembly technology with manufacturing technology and high-volume production capabilities will, over time, provide improvements in the Company's production costs through higher product yields, faster production ramps, reduced inventories, shortened production cycle times, improved account control and increased leverage over expenses.

      Provide Design Expertise and Packaging Technology. The Company's flexible circuit interconnects are designed specifically for each application, requiring significant joint design activities between the Company and its customer at the start of a new program. The Company encourages its customers to outsource much of the flexible circuit design to ADFlex, which creates an opportunity for the Company to function as an extension of its customers' product development efforts. The Company assumes the responsibility, and invests in support thereof, to maintain and advance flexible circuit technology at the materials, fabrication and assembly levels. The Company believes its extensive involvement with customers at the design stage, coupled with its use of technology designed to meet the evolving requirements of its customers, has been a key competitive advantage.

      Expand Service and Manufacturing Infrastructure. As OEMs increasingly require suppliers to support their global operations, the Company is devoting significant resources to enhance its worldwide service and support organization. The Company has expanded worldwide by strategically locating manufacturing facilities in the United States, Mexico and Thailand. In addition, the Company maintains a technology and pilot production facility in the U.K. to support its European customers. The Company believes that substantial growth opportunities exist for sales of its products and services to both U.S. and foreign-based customers for use in their production operations in Southeast Asia. To increase sales to customers with foreign manufacturing operations, the Company has design centers in North America and Europe and has initiated the establishment of design support capabilities with the Company's own engineers and with third party independent contractors in Singapore, Korea, Taiwan, Japan and China. By increasing the scale and scope of the services offered in each region, the Company believes it can better address the needs of leading OEMs and contract manufacturers that are increasingly seeking global partners and lower costs in the high-volume production of advanced products.

      Increase Share with Existing Customers. Once established as a supplier for an application, the Company seeks to gain an increasing share of the customer's interconnection requirements in two principal ways:

      . Increase Share of Total Requirements. The Company's strategy is to become the preferred supplier on as many programs as possible by outperforming its direct competition on the critical factors of quality, cost, delivery, design, responsiveness and overall customer service. The Company's objective is to obtain at least a 60% share of each of its customer's high-end and high-volume flexible circuit interconnect requirements, a position it believes that it currently holds with a majority of its largest customers.

      . Leverage Fabrication for Assembly Opportunities. The Company offers integrated flexible circuit fabrication and assembly services. The Company seeks to capitalize on the growing trend among electronics OEMs to reduce time to market as well as the number of suppliers. By providing flexible circuit assembly as an extension to existing fabrication services, the Company can deliver savings on both time to market and cost for its customers.

      Target High Volume Applications in High Growth Markets. The Company targets applications for flexible circuit interconnects that have experienced large volumes, high growth and rapid change such as notebook computers, cellular telephones and pagers. In these markets, the Company can apply its superior design skills, manufacturing efficiencies and ability to rapidly ramp to volume production. Likewise, the Company believes it can leverage technology from its existing markets into new and emerging markets and applications. Within its selected markets, the Company targets OEMs (i) that have a market leadership position, (ii) that need rapid response and value-added assembly, and (iii) that will reward initiative with a preferred supplier position.

The ADFlex "One-Stop Shop" Approach

      The Company provides its customers with an integrated, "one-stop shop" fabrication and assembly approach, incorporating superior engineering and design, low cost/high volume circuit fabrication, flexible circuit assembly and test along with dedicated customer support.

      Superior Engineering and Design Technology. The flexible circuit interconnects manufactured by the Company are designed specifically for each application, requiring significant joint design activities between the Company and the customer at the start of a project. The Company has developed design methodologies that solve difficult interconnection problems and save the customer time and money. The Company also designs and produces in volume flexible circuits that range from high density, single-sided circuits to more complex double-sided and multi-layer circuits. The Company is continually investing in and improving its computer-based design tools to more quickly design new flexible circuit interconnects, to enhance cooperative design and communication with its customers and to more closely link designs to the manufacturing process. The Company is recognized as a technology leader in fine-line, single-sided flexible circuit technology and flexible circuit assembly technology, including advanced chip on flex, flip-chip on flex and high-density polyimide assembly technologies.

      Circuit Fabrication Technology. The Company has extensive experience in fine-line polyimide flex and has pioneered manufacturing processes that deliver high unit volumes at cost-effective yields. At the core of the process is roll-to-roll subtractive fine line circuit processing. The starting materials are flexible laminates composed of a thin dielectric film which is adhesive-bonded to treated copper foil. Very accurate images (down to 0.003") are produced in volume in photoresist. Circuit conductors are then formed by chemically etching the underlying copper foil. Coverfilm materials with pre-punched windows are laminated to the circuitry to provide an insulative coating and to expose contact pads for surface metalization. The exposed surfaces are then coated with solder for surface mount or bondable gold for chip-on-flex applications. Laser processing is then used to create various openings, to drill vias and cut contoured peripheries in substrate materials.

     The Company's key flexible circuit fabrication technologies include:

     . Fine Feature Roll-to-Roll Imaging and Etching. Allows the fabrication of circuits with very fine line widths and spaces. This is critical to meeting complex, space constrained interconnection needs. Processing wide web (24 inches) in a continuous roll-to-roll format (as opposed to discrete panels) allows fabrication of high circuit volumes with improved material utilization, resulting in lower cost.

     . Laser Processing. Laser technology is used to produce low cost, very fine openings, small vias and contoured shapes that solve density problems while avoiding more expensive traditional alternatives. Also, using a laser to cut the periphery of parts allows prototypes and low volume production parts to be built faster and without the cost of blanking die.

     . Bondable Gold Plating. Prepares flexible circuits for chip-on-flex bonding, a process which saves space and improves electrical performance (access time) by wire bonding an IC die directly to the flexible circuit.

     . Coverfilm, Lay-up and Lamination. A process where polyimide/adhesive based coverfilm materials are pre-punched, then aligned with and laminated to an underlying circuit pattern. This process allows accurate positioning of solder plated pads to support fine pitch surface mount assembly to the finished circuits.

     . Assembly and Test Technology. The Company applies advanced assembly and test technology to provide flexible circuit interconnect assemblies to its customers. For many years, the Company has assembled passive electrical and various mechanical components, including connectors, stiffeners, diodes, formed metal parts and other devices, to its flexible circuits using primarily manual processes in its plants in Mexico. With the ADFlex U.K. acquisition, the Company expanded its capability to include advanced direct die attach and assembly of integrated circuit devices as well as the functional testing of these flexible circuit assemblies. Assembling these components directly onto the flexible circuit increases performance and reduces space, weight and cost.

     . Customer Satisfaction. A critical component of the Company's growth has been dedicated customer support. The Company has achieved and maintained high levels of customer satisfaction by focusing on continuous quality improvement, reducing total manufacturing cycles, shortening its design and prototype cycles, reducing its general costs of manufacturing through capacity utilization and process improvement, and being responsive and working closely with its customers on a day-to-day basis to quickly address their changing needs.

Current Product Applications

     The Company provides flexible circuit interconnect products to a diverse group of markets. Historically, the HDD market has represented the largest component of the Company's sales at 62%, 43%, and 36% of total sales for 1996, 1997 and 1998, respectively. Through new market expansion efforts, the Company is continuing its efforts to reduce the impact of cyclicality of the HDD industry on its business. However, net sales attributable to this market are expected to continue to represent a large component of total sales for the foreseeable future. Accordingly, the occurrence of significant slowdowns or changes in this industry has had and may continue to have a material adverse effect on the Company's operating results.

     Current applications addressed by the Company include:

     Hard Disk Drives. The HDD market uses flexible circuits as the interconnect between the read/write head and disk drive electronics. In HDD applications, circuits need to mechanically flex hundreds of millions of times through the life of the drive. Mounting an unpackaged die directly onto the flexible circuit substrate, or flip chip, is becoming the predominant interconnect technology for these applications.

     Data Storage. Large individual drive storage systems are being replaced by arrays of less expensive disk drives or tape drives. The growth of personal computer networks has generated a growth in small arrays for local area network storage. In addition to the flexible circuit interconnects inside each of the individual drives, controlled impedance flex interconnects are used to connect the back of the drives to standard interface boards.

     Portable Communications. The use of polyimide flexible circuits in portable communications devices is growing as the space, weight and functionality challenges are becoming more difficult. In some cellular telephones, flexible circuits replace rigid PCBs, connectors and cables and can thereby reduce space, weight and cost.

     Notebook Computers. Early applications for flexible circuits in notebooks were mainly as interconnects from the motherboard to the LCD and as shielded jumpers. More recently, systems have used as many as ten flexible circuit interconnects per notebook, including PCMCIA connector/flex jumpers, LED/speaker flexible circuit assemblies, track ball/mouse button flexible circuit assemblies and various other shielded jumpers.

     Consumer and Other Applications. CD/DVD-ROMS are growing in consumer applications where higher capacity and quicker access time, compared to tape drives, are needed. These devices use flexible circuits as the interconnect between the read/write head and CD/DVD-ROM drive electronics.

     Computer workstations, document scanners and printers also make use of flexible circuit interconnects. Certain products and applications have similar packaging and interconnection requirements and growth opportunities when compared to the primary end-user markets served by the Company.

     Emerging Product Applications. Flexible circuit substrates are a leading candidate for use in semiconductor packaging and as interposers for high-density interconnect applications.

Sales and Support

     Historically, the Company has sold a substantial portion of its flexible circuit interconnects to a limited number of customers. In 1996, 1997 and 1998, combined sales to Seagate and IBM accounted for 47%, 33%, and 28% of the Company's net sales, respectively. These sales were substantially in support of the HDD and notebook computer markets. To facilitate their manufacturing processes, the Company's customers often require that the Company sell finished interconnects to contract assemblers for further assembly. In 1996, 1997 and 1998, shipments to contract assemblers were 14%, 24% and 29% of net sales, respectively.

     Even though the Company's customer mix will likely change from period to period in the future, the Company expects that sales to relatively few customers, including contract assemblers, will continue to account for a high percentage of its net sales in the foreseeable future. The loss of a significant customer or a substantial reduction in orders by any significant customer, including reductions due to market, economic or competitive conditions in the computer, computer peripheral, communications and high-end consumer markets, has had and may continue to have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

Foreign Sales and Operations

     The Company's primary finishing and assembly facilities are located in Agua Prieta, Mexico and Lamphun, Thailand. The Company also maintains a technology and pilot production facility in Havant, England. While the Company believes it has established good relationships with its local labor forces and the local governments, the spread of the manufacturing process over multiple countries subjects the Company to risks inherent in international operations. Those risks include currency fluctuations, inflationary pressures, unexpected changes in regulatory requirements, tariffs and barriers, potentially limited intellectual property protection, potential cross border shipment delays, changes in political climate, difficulties in coordinating and managing foreign operations, foreign labor union issues, increases in employee turnover and potentially adverse tax consequences. Any of the foregoing could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     While ADFlex transacts business predominantly in U.S. Dollars and the majority of its net sales are collected in U.S. Dollars, a portion of its sales and expenses are denominated in foreign currencies. Changes in the relation of foreign currencies to the U.S. Dollar will affect the Company's cost of good sold and operating margins and could result in exchange losses. To reduce the impact of certain foreign currency fluctuations, the Company enters into short-term forward foreign currency exchange contracts (hedges) in the regular course of business. The forward exchange contracts generally require the Company to exchange U.S. dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts. The gains or losses on hedges of transaction and remeasurement exposure are included in income in the period in which the exchange rates change. The gains and losses on unhedged foreign currency transactions are included in income as incurred. No assurance can be given that the Company's hedging strategies will prevent future currency fluctuations from adversely affecting the Company's business, financial condition, results of operations and cash flows.

     During 1997 and 1998, the Thai Baht experienced significant fluctuations in relation to the U.S. Dollar. As the majority of the sales and expenses for the Thailand operation are denominated in U.S. Dollars, the fluctuations did not have a significant impact on the Company's results of operations for the years ended December 31, 1997 and December 27, 1998. However, there can be no assurance that future currency fluctuations will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     The Company's results of operations during 1998 were adversely impacted by the Asian financial crisis. Among other things, there was increased competition, including price competition, from Japanese flex manufacturers, and cancellations of orders by the Company's customers who were impacted by the Asian economic crisis.

     During 1996, 1997 and 1998, international sales accounted for approximately 49%, 56% and 61% of net sales, respectively, most of which went to Asian manufacturing facilities of United States-based customers.

Manufacturing

     The Company has developed a manufacturing process that combines the use of technology with the deployment of human resources in a geographic and organizational manner that allows the Company to compete on a pure cost basis, if necessary, with suppliers of similar products throughout the world. Quality systems are in place that are certified to standards set by demanding customers in the electronics industry. The Company received ISO 9001 certification of its U.S. operations in 1996, received ISO 9002 certification of its Mexican operations in early 1997, and received ISO 9002 certification of its Thailand operations in late 1997. The Company was re-certified to ISO Standards in 1998.

     The Company believes it enjoys a cost advantage based on a manufacturing process designed to optimize the utilization of labor and capital, the close proximity (approximately 200 miles) of its two North American manufacturing locations, and a manufacturing process and technology with better yield, material utilization and throughput relative to its competitors. The Company also believes that integrating assembly technology with manufacturing technology and high-volume production capabilities will over time provide improvements in its production costs through higher product yields, faster production ramps, reduced inventories, shortened production cycle times, improved account control and increased leverage over expenses. In addition, the Company is expanding its Thailand manufacturing operation. The Company anticipates that the new Thailand facility will enable it to attain significant cost reductions that are crucial to mitigating competitive price pressures in Asia and help sustain the Company's implementation of a complete flexible circuit interconnect solution including design, fabrication, assembly and testing.

Suppliers

     The Company purchases raw circuit materials, process chemicals and various components from multiple outside sources. For components, the Company typically makes short-term purchasing commitments to key suppliers for specific customer programs. These commitments are usually made for three to six month periods. These suppliers commit to providing cooperative engineering, as required, and in some cases maintain a local inventory to provide shorter lead times and reduced inventory levels for ADFlex. In most cases, suppliers are approved, and are often dictated, by the Company's customers. For process chemicals, the Company relies on a limited number of key suppliers. Alternate chemical products are available from other sources, but process chemical changes would often require requalification of the processes, which could take weeks or months to complete. The Company has attempted to mitigate these risks by identifying stable companies with leading technology and delivery positions.

     The Company currently purchases a number of its components, process chemicals and other materials from a single source. For example, the Company purchases certain materials, including laminates, films, bondply, copper foil and heat-treated polyimide, used in the Company's flexible circuit interconnects from Rogers. In the United States, these products are available only from a limited number of suppliers. There can be no assurance that Rogers will continue to supply the Company with the materials needed at competitive prices.

     While viable alternate suppliers exist, because of the Company's limited inventory of raw materials, tight manufacturing cycles and the significant amount of time required to qualify new suppliers, single sourcing is expected to continue. Consequently, any unanticipated interruption of material supplies or components would have a short-term material adverse effect on the Company.

Competition

     The flexible circuit interconnect market is differentiated by customers, markets and geography, with each niche having its own combination of complex packaging and interconnection requirements. The Company believes it competes principally on the basis of design capability, price, quality, flexibility and technological advancements in underlying applications, and the ability to offer a total flexible circuit interconnect solution. During periods of economic slowdown in the electronics industry and other periods when excess capacity exists, electronic OEMs become more price sensitive. During the year ended December 27, 1998, there was a worldwide slowdown in the electronics industry and to maintain market share, many of the Company's primary foreign competitors with lower cost structures decreased their prices to unprecedented levels. This had a material adverse effect on the Company's pricing during the year. The Company believes that once a customer has selected a particular vendor to design and manufacture a flexible circuit interconnect, the customer generally relies upon that vendor's design for the life of that specific application and, to the extent possible, subsequent generations of similar applications. Accordingly, it is difficult to achieve significant sales to a particular customer with respect to any application once another vendor has been selected to design and manufacture the flexible circuit interconnect used in that application. While this market paradigm may provide a barrier to the Company's competitors in the markets served by the Company, it also may present an obstacle to the Company's entry into other markets.

     The flexible circuit interconnect market is highly competitive. The Company experiences competition worldwide from a number of leading foreign and domestic providers such as Nippon Mektron ("NOK"), Fujikura Ltd. ("Fujikura"), Multi-Fineline Electronix, Inc. ("M-Flex"), Sheldahl Inc. ("Sheldahl"), and Parlex Corporation ("Parlex"). NOK and Fujikura are Japan-based suppliers substantially larger than the Company with greater financial and other resources. M-Flex, Sheldahl and Parlex are U.S.-based flexible circuit manufacturers that have lower sales of polyimide flexible circuits than the Company and have historically targeted suppliers of computers, communication and automotive services, and the military, respectively. Expansion of the Company's existing products or services could expose the Company to new competition. Moreover, new developments in the electronics industry could render existing technology obsolete or less competitive and could potentially introduce new competition into the market. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, competitive products or services that will offer superior price or performance features to those of the Company or that new competitors will not enter the Company's markets. Finally, as many of the Company's competitors are based in foreign countries, they have cost structures and prices based on foreign currencies. Accordingly, currency fluctuations could cause the Company's dollar-priced products to be less competitive than its competitors' products priced in other currencies.

     The Company also competes in assembly matters with leading flexible circuit assembly providers such as Smartflex Systems, Inc. ("Smartflex") and Solectron Corp. ("Solectron"). The Company believes that competition in assembly is primarily driven by availability of assembly technology, price and cycle time. The Company believes it competes favorably with these competitors because it offers its customers a complete flexible circuit interconnect solution including design, fabrication, assembly and testing (referred to as the "one-stop shop strategy").

     The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures often necessitate price reductions, which adversely affect operating results. The Company will be required to make a continued high level of investment in product development and research, sales and marketing, and ongoing customer service and support to remain competitive. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to make the technological advances necessary to maintain its competitive position in the flexible circuit interconnect market. There can be no assurance that existing or future competitors will not be able to duplicate the Company's strategies, that the Company will be able to compete successfully in the future or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

Intellectual Property

     The Company believes that, due to its customers' demands for rapid technological advances and the resulting limited product life cycles, the success of its business depends more on the technical and engineering expertise, creativity and marketing, and service abilities of its employees than on patents, trademarks and copyrights. Nevertheless, the Company owns patents and has a policy of seeking patents when appropriate on inventions concerning new products and improvements as part of its ongoing research, development and manufacturing activities. There can be no assurance that any patents issued to the Company will provide a competitive advantage or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design around the patents issued to the Company. In addition, there can be no assurance that foreign intellectual property laws or the Company's agreements will protect the Company's intellectual property rights in any foreign country. Any failure to protect the Company's intellectual property rights could have a material adverse effect upon the Company's business, financial condition, results of operations and cash flows.

Environmental Controls

     Flexible circuit interconnect manufacturing requires the use of chemicals. As a result, the Company is subject to a variety of environmental laws relating to the storage, discharge, handling, emission, generation, manufacture, use and disposal of chemicals, solid and hazardous waste and other toxic and hazardous materials used to manufacture the Company's products. The Company has conducted environmental studies of its facility in Chandler, Arizona, which revealed a limited amount of soil contamination that may require remediation. Based on these studies, the Company believes that the costs associated with the remediation of this situation will not have a material adverse effect on its operations or financial condition. However, given the uncertainties associated with environmental contamination, there can be no assurance that such costs will not have a material adverse impact on the Company. Pursuant to the agreements governing the Rogers acquisition, Rogers has retained all environmental liabilities relating to the purchased assets prior to the closing date of the acquisition. While Rogers currently has sufficient assets to fulfill its obligations under the acquisition agreements, if environmental liabilities requiring remediation are discovered and the Company were unable to enforce the acquisition agreement against Rogers, the Company could become subject to costs and damages relating to such environmental liabilities. Any such costs and damages imposed on the Company could materially adversely affect the Company's business, financial condition, results of operation and cash flows.

     In mid 1995, the Company acquired a manufacturing facility located in Agua Prieta, Mexico. In connection with this acquisition, the Company conducted an environmental study of the facility which indicated there is contamination by hazardous materials in the soil and groundwater. Pursuant to the purchase agreement, the sellers submitted a remediation plan to the appropriate Mexican authorities, which was approved in May 1997. Subsequent remediation was completed in December 1997. The seller is awaiting acknowledgment that the remediation plan has been approved and no further action is required by the Mexican authorities. The seller's obligation for the cost of remediation is limited to $2.5 million. A total of $1.0 million originally was held in escrow pending the seller's performance of its environmental obligations under the agreement. One third of the escrow balance was used to conduct the remediation, one third was released to the seller according to the agreement and one third remains in escrow and will be released upon closure of the issue by the Mexican authorities with certification that no further action is required.

     The Company believes it has been operating its facilities in substantial compliance in all material respects with existing environmental laws and regulations. However, the Company cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not previously been applied. For this reason, the Company implemented environmental management systems in 1998 geared toward minimizing the negative impacts and reducing potential financial risks arising from environmental issues. Compliance with more stringent laws or regulations, or more vigorous enforcement policies of regulatory agencies could require substantial expenditures by the Company and could adversely affect the results of operations of the Company.

     The Company does not anticipate any material amount of environmental-related capital expenditures in 1999.

Backlog

     The Company's backlog at December 31, 1996 and 1997, and December 27, 1998 was approximately $55.9 million, $44.8 million and $20.9 million, respectively. The Company includes in its backlog only those customer orders for which it has accepted purchase orders and assigned shipment dates within six months. Because the Company's sales are made pursuant to purchase orders rather than long term contracts and are generally subject to cancellation or modification on short notice and with little or no penalty, the Company does not believe that its backlog at any particular date is indicative of sales or operating results for any future periods.

Employees

     As of December 27, 1998, the Company had a total of 4,553 employees, of which 4,527 were regular employees and 26 were temporary employees. Of the regular employees, 655 were based at the Company's facilities in Chandler, Arizona; 2,656 were based in Agua Prieta, Mexico; 22 were based in the United Kingdom; and 1,194 were based in Thailand.

     In response to reduced sales, the Company implemented workforce reductions during the second, third and fourth quarters of 1998 and required certain remaining employees to take unpaid time off during the third quarter of 1998.

     Certain of the Company's employees located in Mexico are represented by a labor union and covered by a collective bargaining agreement that is subject to revision annually under Mexican labor laws. The Company has not experienced an employee-related work stoppage. The Company believes its relationship with its union and other employees is good, but there can be no assurance that the Company will be able to successfully negotiate with the labor union in Mexico in the future.

     The Company's future operating results depend in significant part upon the continued contribution of its officers and other key management and technical personnel, many of whom would be difficult to replace. None of such persons has an employment contact with the Company. The loss of any of these officers or key personnel could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows. In addition, the Company's future operating results depend in part upon its ability to attract and retain other qualified management, technical, manufacturing, sales and support personnel for its operations. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract or retain such persons could materially adversely affect the Company's business, financial condition, results of operations and cash flows.

Item 2.   Properties.

     In total, at December 27, 1998, the Company leased or owned approximately 478,000 square feet of manufacturing and other space. The Company's significant facilities are as follows:

Functions                          Location (number of facilities)         Square Feet    Owned/Leased       Expiration
---------                          -------------------------------         -----------    ------------       ----------
Executive Offices;
  Research and Development;
  Sales and Support; Circuit       Chandler, Arizona (one)                   150,000         Leased          June 2003
  Fabrication
Circuit Finishing and Circuit      Agua Prieta, Mexico (one)                 161,000         Owned           N/A
  Assembly

Circuit Finishing and              Lamphun Thailand (two)                     15,000         Owned           N/A
  Assembly; Sales and Support

                                                                             140,000         Owned           N/A

Technology and Pilot               Portsmouth, United Kingdom (one)           12,000         Leased          September 2007
  Production; Sales and Support

     The Company believes its existing facilities in Arizona, Mexico, Thailand and the U.K. are adequate to meet its current requirements, and that suitable additional space or substitute space is readily available as needed.

     During 1997, the Company paid $2.5 million for the purchase of land in Thailand and, in April 1998, the Company commenced expansion of its Thailand operations with the construction of a new plant. The expansion initially will provide 100,000 square feet of manufacturing space - 65,000 feet for flex finishing and 35,000 feet for assembly - bringing the total size of the facility to 140,000 square feet. The expanded facility, which will increase the total assembly area by nearly 50%, includes state-of-the-art clean rooms and the production capability to process up to 750,000 circuit assemblies per week. The new flex finishing area will feature advanced surface finishing, laser processing and automated optical profiling technologies. The total estimated cost of the expansion is approximately $9.0 million (of which approximately $3.0 million has been spent as of December 27, 1998). In February 1999, the qualification process was completed and production began. The new facility is expected to be fully operational by the second quarter of 1999, including customer qualification and ramp to volume production. The Company anticipates that the new Thailand facility will enable it to obtain significant cost reductions that are crucial to mitigating competitive price pressures in Asia and help sustain the Company's implementation of a complete flexible circuit interconnect solution including design, fabrication, assembly and testing.

Item 3.   Legal Proceedings

     The Internal Revenue Service ("IRS") has concluded a field audit of the Company's income tax returns for the tax year 1993. In connection with this audit, the IRS issued a 90-day letter in January of 1998 proposing adjustments to the Company's income and tax credits for the year, which would result in an additional assessment of $1.6 million, excluding interest. The major proposed adjustment, which relates to the allocation of the purchase price of assets obtained from Rogers pursuant to acquisition agreements between the Company and Rogers, would extend the period over which the tax benefit for the purchase price would be recovered. The Company and the IRS have reached a tentative agreement to settle all outstanding issues relating to this audit. The terms of the agreement require a payment of approximately $0.6 million, excluding interest, most of which will be recoverable by amending subsequent years' tax returns. The Company believes that the current tax provision is adequate to cover the estimated liability and the final disposition of these matters will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     The Company is not currently a party to any other material legal proceedings.

Item 4.   Submission of Matters to a Vote of Security Holders.

     No matters were submitted during the fourth quarter of 1998 to a vote of the Company's securities holders.

                                    PART II

Item 5.   Market for the Registrant's Common Equity and Related Stockholder
Matters

Securities Information
--------------------------------------------------------------------------------

ADFlex Solutions, Inc. common stock trades on the Nasdaq National Market (Symbol
AFLX). The high and low sales prices for the common stock as reported by Nasdaq are set forth in the following table:

          Quarter Ended     March 31    June 30    September 30    December 31
          ---------------------------------------------------------------------
          1998
          High               $17.25      $ 9.13        $ 3.06         $ 7.00
          Low                 16.38        8.75          2.91           6.25

          1997
          High               $16.13      $19.00        $28.50         $28.13
          Low                 10.75       11.75         14.75          14.63

          1996
          High               $27.00      $18.00        $11.75         $14.00
          Low                 10.50        9.88         14.00           7.38

There were approximately 89 stockholders of record as of February 12, 1999. The Company has never paid cash dividends on its common stock and intends to retain future earnings for use in the operation and expansion of its business. In addition, the Company's bank line of credit restricts the payment of cash dividends on its common stock.

Item 6.  Selected Financial Data

(in thousands, except per share data)                                1998/3/         1997       1996/2/      1995/1/       1994
----------------------------------------------------------------------------------------------------------------------------------
   Summary of Operations

Net sales                                                          $ 170,097     $ 213,878    $ 156,836    $ 101,163    $ 77,733
Gross profit                                                          17,121        38,052       18,563       28,055      23,921
Gross profit as a percent of net sales                                  10.1%         17.8%        11.8%        27.7%       30.8%
Operating expenses                                                    20,659        23,472       52,254       27,587      11,804
Operating expenses as a percent of net sales                            12.2%         11.0%        33.3%        27.3%       15.2%
Operating income (loss)                                               (3,538)       14,580      (33,691)         468      12,117
Operating income (loss) as a percent of net sales                       (2.1%)         6.8%       (21.5%)        0.5%       15.6%
Net income (loss)                                                     (4,753)        8,596      (25,024)      (3,723)      7,046
----------------------------------------------------------------------------------------------------------------------------------

   Cash Flow Data

Net cash provided by operating activities                          $  13,158     $   4,577    $   4,439    $  19,230    $  3,993
Acquisition of property, plant and equipment                          21,510        14,462        3,763       20,636       5,450
Depreciation and amortization of property, plant and equipment         8,520         6,493        5,794        2,288         930
----------------------------------------------------------------------------------------------------------------------------------

   Share Data

Common shares used in the calculation of net income
   (loss) per basic share                                              8,867         8,712        8,580        6,855       5,028
Net income (loss) per basic share                                  $   (0.54)    $     .99    $   (2.92)   $   (0.54)   $   1.40
Common and common equivalent shares used
   in the calculation of net income (loss) per dilutive share          8,867         8,894        8,580        6,855       5,578
Net income (loss) per dilutive share                               $   (0.54)    $     .97    $   (2.92)   $   (0.54)   $   1.26
Book value per share                                                    5.31          5.81         4.67         7.67        5.75
----------------------------------------------------------------------------------------------------------------------------------

   Year End Position

Total assets                                                       $ 108,304     $ 114,200    $  93,181    $ 106,918    $ 47,703
Working capital (deficiency                                          (16,132)       24,944        9,102       20,636      32,443
Long-term debt and capitalized lease obligations                      24,682        25,189       10,340       10,483         592
Stockholders' equity                                                  47,449        50,907       40,289       63,554      37,764
Return on average stockholders' equity                                  (9.7%)        18.9%       (48.2%)       (7.3%)      34.3%
----------------------------------------------------------------------------------------------------------------------------------

/1/ Effective December 31, 1995, the Company wrote off $13.9 million of in-process technology in conjunction with the ADFlex U.K. acquisition.
/2/ 1996 financial data includes $29.2 million related to restructuring of the Company's U.K. operations, see Note 2 to the Consolidated Financial Statements.
/3/ For the year ended Dercember 27, 1998, the Company recorded a charge of $1.6 million related to work force reduction and the closing of two plants in Mexico in an effort to address current adverse industry trends. See Note 4 to the Consolidated Financial Statements.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

     ADFlex is a leading worldwide provider of flexible circuit interconnect solutions to OEMs in the electronics industry. The Company offers a full range of customized flexible circuit applications and services from initial design, development and prototype to fabrication, assembly and test on a global basis. The Company targets high-volume markets where miniaturization, form and weight are driving factors and flexible circuits are an enabling technology. Applications for flexible circuits currently addressed by the Company include notebook computers, portable communication devices such as cellular telephones and pagers, data storage devices such as HDDs, tape drives and arrays, and high-end consumer electronics products such as compact disk players. The Company's principal customers include Acer, Compaq, Digital Equipment, IBM, Iomega, Maxtor, Motorola, Nokia, Philips, Seagate, Storage Technology and other leading electronic OEMs. Recent new customers include Dell, Qualcomm, Samsung, and Xerox Corporation.

     The Company provides flexible circuit interconnect products to a diverse group of markets. Historically, the HDD market has represented the largest component of the Company's sales at 35.7%, 43.0%, and 61.8% of total sales for 1998, 1997 and 1996, respectively. Through new market expansion efforts, the Company is continuing its efforts to reduce the impact of the cyclicality of the HDD industry on its business. However, net sales attributable to this market are expected to continue to represent the largest component of total sales for the foreseeable future. Accordingly, the occurrence of significant slowdowns or changes in this industry has had and may continue to have a material adverse effect on the Company's operating results.

     In December 1995, the Company purchased ADFlex U.K., an advanced flexible circuit assembly company located in Havant, England. The acquisition enabled the Company to offer its customers a single source solution for their interconnect requirements that would shorten their time to market and lower their costs. This acquisition also changed the financial metrics of the Company because assembly businesses typically have significantly lower gross margins than fabrication businesses.

     In an effort to increase its global sourcing opportunities and to decrease its operating costs, the Company expanded its worldwide manufacturing operations with the establishment of a joint venture located in Lamphun, Thailand with Hana in August 1996. The joint venture, ATL, targeted the production and testing of advanced chip-on-flex and other surface mount technologies for flexible circuit assemblies. At inception, ATL was owned 80% by the Company and 20% by Hana. The Company purchased the remaining 20% equity interest in ATL from Hana in September 1997.

     During 1996, the Company's U.K. operations experienced a substantial reduction in net sales from levels maintained in the latter part of 1995 primarily related to a decrease in its HDD business. The reduction in net sales resulted in decreased capacity utilization. Additionally, manufacturing yields on certain new parts related to magneto-resistive ("MR") recording technology in the third quarter of 1996 were substantially lower than anticipated by the Company. As a result of lower revenues, under-utilized capacity and the resulting negative financial performance, the Company began restructuring its volume assembly operations in the U.K. and transferring these operations to Thailand during the third quarter of 1996. As part of this restructuring, the Company recorded the following in the third quarter of 1996: $13.5 million write-off of intangible assets, $8.8 million write-down of property, plant and equipment, and $6.9 million in employee and lease termination charges. Through December 31, 1997, the Company paid and charged to the liability $5.8 million related to employee and lease termination costs. In addition, the Company reallocated $0.8 million of the reserve for employee and lease termination costs to be used for additional write-down of property, plant and equipment. During the year ended December 27, 1998, the Company paid and charged to the liability $0.2 million related to termination costs for 3 employees. The remaining accrual for employee termination costs is approximately $0.1 million and the Company believes it is adequate to cover the remaining liabilities.

     The transfer of the Company's U.K. assembly operations to Thailand was completed during the third quarter of 1997. Initial shipments from Thailand began in the fourth quarter of 1996 and the Company reached volume production in the third quarter of 1997. No assurances can be given that the Company will sustain the benefits anticipated due to the lower cost structure of the Thailand operations. The Company maintains a technology and pilot production facility and a sales and service organization in the U.K. to support its European customers.

     During the year ended December 27, 1998, the Company implemented new cost and productivity improvement measures designed to address current adverse industry trends such as intense price competition from Asian suppliers and decreased demand by certain customers supplying the markets the Company serves, in particular the HDD and communications segments. These actions included the consolidation of administrative functions, an aggregate 27% reduction in staffing, the closing of two manufacturing plants in Mexico and the transfer of selected manufacturing programs from Mexico to Thailand. As a result, the Company incurred a special charge of approximately $1.6 million for the year ended December 27, 1998, $1.0 million related to the workforce reduction and $0.6 million related to employee and termination costs associated with the closing of the two plants in Mexico. During the year ended December 27, 1998, the Company paid and charged to the liability $0.6 million related to employee severance and lease termination costs and $0.5 million related to workforce reduction involving 97 employees at its Chandler facility, 5 employees at its U.K. facility and 77 employees at its Mexico facility. The remaining accrual related to workforce reduction is approximately $0.5 million and the Company believes it is adequate to cover the remaining liabilities.

Results of Operations

     The following table sets forth certain Consolidated Statements of Operations data and other data as a percentage of net sales. The table and the discussion below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

                                                      Year ended
                                                     December 31,     Years ended December 27,
                                                  -----------------------------------------------
                                                      1998(2)(3)        1997         1996(1)
                                                      ----------        ----         -------
Consolidated Statements of Operations Data:
Net sales                                               100.0%         100.0%         100.0%
Cost of sales                                            89.9           82.2           88.2
                                                  -----------------------------------------------
     Gross profit                                        10.1           17.8           11.8
Engineering, research & development                       4.4            3.7            4.7
Selling, general & administrative                         7.5            7.2            8.5
Amortization of intangible assets                         0.3            0.1            1.5
Restructuring charges                                      --             --           18.6
                                                  -----------------------------------------------
     Total operating expenses                            12.2           11.0           33.3
                                                  -----------------------------------------------
Operating income (loss)                                  (2.1)           6.8          (21.5)
Interest income (expense), net                           (1.6)          (0.9)          (0.7)
Other income, net                                        (0.2)            --             --
Minority interest in earnings of
  consolidated joint venture                               --           (0.1)            --
                                                  -----------------------------------------------
Income (loss) before income taxes                        (3.9)           5.8          (22.2)
Income taxes                                             (1.1)           1.8           (6.2)
                                                  -----------------------------------------------
Net income (loss)                                        (2.8)%          4.0%         (16.0)%
                                                  -----------------------------------------------

----------------------------------------------------------------------------


/(1)/ For the year ended December 31, 1996, the Company recorded a charge of $29.2 million (pre-tax) related to the restructuring of the Company's U.K. operations.

/(2)/ For the year ended December 27, 1998, the Company recorded a charge of $1.6 million (pre-tax) related to work force reduction and the closing of two plants in Mexico in an effort to address current adverse industry trends. See Note 4 of the Notes to Consolidated Financial Statements.

/(3)/ The Company's fiscal year consists of 52 or 53 weeks ending on the Sunday closest to the last day of December each year. Fiscal year 1998 contained 52 weeks and ended December 27, 1998. Fiscal years 1997 and 1996 contained 52 weeks each and ended on December 28 and December 29, respectively. Activity from the end of the reporting period to December 31 is immaterial for 1997 and 1996.

        Net Sales. Net sales for the year ended December 27, 1998 decreased $43.8 million or 20.5% as compared to the comparable period in 1997. During the year ended December 27, 1998, the Company experienced weak demand by certain customers, in particular those supplying the personal computer, HDD and communications segments. Sales to one major customer, Seagate Technology, decreased approximately 55%
during the year ended December 27, 1998 compared to the same period in 1997 primarily due to reduced demand and Seagate's decision to insource a majority of its manufacturing requirements. In addition, sales were negatively impacted by intense price competition of Asian suppliers as they inherited benefits from currency devaluation and tried to mitigate the demand void that was created by the Asian financial crisis. Net sales for the year ended December 31, 1997 increased $57.0 million or 36.4% over the same period in 1996. For the year ended December 31, 1997, the Company experienced a strong demand for its products, especially in flexible circuits provided to the communications and storage array markets as a result of the Company's focus on high-growth and high-volume markets. In addition, the Company reached volume production at its Thailand facility during the year ended December 31, 1997 with sales for the year of $28.5 million. Net sales for the year ended December 31, 1996 were negatively impacted by program delays involving new MR recording technology among customers in the HDD market. As high-end, high-capacity drives utilize advance assembly technology, specifically chip-on-flex (the primary specialty of ADFlex U.K.), the decrease in sales primarily impacted the Company's U.K. facility. In addition, the Company experienced a slow down for mature products and order cancellations from certain major customers in 1996.

     Gross Profit. Gross profit as a percentage of net sales (gross margin) for the year ended December 27, 1998 was 10.1% as compared to 17.8% and 11.8% for the comparable periods in 1997 and 1996, respectively. The Company's decrease in gross margin during the year ended December 27, 1998 was attributable to several factors: underutilization of factories caused by reduced demand, low yields on new product ramps as customers accelerated new programs to bolster demand, intense price competition from Asian suppliers and special charges of approximately $1.6 million, of which $1.0 million related to workforce reduction and $0.6 million related to employee severance and termination costs associated with the closing of the two plants in Mexico.

     For the year ended December 31, 1997, the Company's gross profit was positively impacted by high levels of sales from increased demand for flex products and the benefits associated with the transfer of production from the U.K. to Thailand which provided a lower cost structure. These benefits were partially offset by decreased utilization of capacity in the U.K. operations. The transfer was complete in the third quarter of 1997.

     The integration of ADFlex U.K. operations resulted in significantly lower gross margins during 1996. Due to the additional components and high dollar value of integrated circuits added in the assembly process, full assemblies contain a material content which, on average, is significantly higher than that of the flex circuit. As the Company is not able to obtain a comparable margin on this additional material content, the overall gross margins on assemblies are lower than those of flex circuits. The U.K. operations also experienced initial difficulties achieving expected manufacturing yields on certain new parts involving MR technology in 1996. Although the majority of the processing problems were resolved by the end of the third quarter, the delayed attainment of expected yields adversely affected gross margins for 1996. Lastly, and most significantly, the lower than anticipated net sales levels caused by order delays and program cancellations resulted in reduced efficiencies and capacity utilization, further eroding gross margins for 1996.

     The Company's flexible circuit fabrication operations located in the U.S. and Mexico also experienced a decline in gross margins during 1996. The lower than anticipated net sales resulting from customer structural changes and the slow down for mature products from the Company's U.S. and Mexico operations resulted in operating inefficiencies, decreased capacity utilization and the write-offs of inventories adversely impacting related gross margins in 1996.

     Operating Expenses. Engineering, research and development expenses were $7.4 million, $8.0 million and $7.4 million for 1998, 1997 and 1996, respectively, representing 4.4%, 3.7% and 4.7% of net sales for those same years. Sales, general and administrative ("SG&A") expenses were $12.7 million, $15.4 million and $13.3 million for 1998, 1997 and 1996, respectively, representing 7.5%, 7.2% and 8.5% of net sales for those same years. The results for 1998 reflect the Company's reduction in workforce, general reductions in discretionary spending and elimination of management bonus and profit sharing expenses for the year ended December 27, 1998. In 1997, the increase in sales volume during the year outpaced the Company's growth in such expenses, as a significant portion of the Company's SG&A expenses are fixed in nature. The level of SG&A expenses was reduced in 1997 by the transfer of production from the U.K. to Thailand, where such costs generally are lower. These benefits were partially offset by a $0.3 million write-off in the fourth quarter of 1997 for costs incurred in connection with a proposed public offering of Common Stock which was withdrawn due to unfavorable market conditions.

     In 1996, engineering, research and development expenses and SG&A expenses were 4.7% and 8.5%, respectively, as a percentage of sales. These expenses are similar to 1998 as they also reflect elimination of management bonuses and profit sharing and include special charges such as employee severance and termination charges.

     In connection with the acquisition of Hana's 20% interest in ADFlex Thailand Limited (ATL) in September 1997, the Company recorded goodwill which is being amortized over its estimated useful life of five years. Amortization of intangible assets was $0.5 million, or 0.3% of net sales, for the year ended December 27, 1998.

     Interest and Other Income (Expense). For the year ended December 27, 1998, interest expense includes $2.9 million of interest expense related to borrowings under the line of credit, the term loan and capital lease obligations and $0.1 million of interest expense related to the outstanding loan with Hana Microelectronics. For the year ended December 31, 1997, interest expense includes $0.3 million of interest expense on the subordinated debenture and $1.8 million of interest expense related to borrowings under the line of credit, the term loan and capital lease obligations. For the year ended December 31, 1996, interest expense represents $0.8 million of interest expense on the subordinated debenture and $0.7 million on interest expense related to borrowings under the line of credit, the term loan and capital lease obligations. Other income (expense) for all years represents the net impact of bank fees and exchange gains and losses realized on the settlement of transactions associated with the Company's foreign subsidiaries. Exchange gains and losses associated with short-term forward foreign currency exchange contracts also are included in other income (expense) in 1998 and 1997.

     Income Taxes. The Company's effective tax benefit rate for 1998 was 28%. As the actual rate for each of the Company's entities varies in accordance with the taxing authority in whose jurisdiction it resides, a significant change in operating income at any one location can result in a change in the overall effective tax rate for the Company. The Company monitors the effective tax rate on a continuous basis and makes adjustments as conditions warrant.

     The Company has recorded net deferred tax assets of $8.4 million at December 27, 1998 for which no valuation allowance has been established. The Company believes that future levels of taxable income will, more likely than not, be sufficient to realize the tax benefit.

     The Company's effective tax rate increased from 28% to 32% for the second half of 1997 in order to reach an estimated annual rate of 31% based upon projected profit levels at each of the Company's entities. The effective tax benefit rate for 1996 was 28%. The lower tax benefit rate for 1996 reflects the non-deductibility of certain losses incurred in relation to the Company's U.K. operations.

     The Internal Revenue Service (IRS) has concluded a field audit of the Company's income tax returns for the tax year 1993. In connection with this audit, the IRS issued a 90-day letter in January 1998 proposing adjustments to the Company's income and tax credits for the year, which would result in an additional assessment of $1.6 million, excluding interest. The major proposed adjustment related to the allocation of the purchase price of assets obtained from Rogers and would extend the period over which the tax benefit for the purchase price would be recovered. The Company and the IRS have reached a tentative agreement to settle all outstanding issues relating to this audit.
The terms of the agreement would require a payment of approximately $0.6 million, excluding interest, most of which will be recoverable by amending subsequent years' tax returns. The Company believes that the current tax provision is adequate to cover the estimated liability and the final disposition of these matters will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     Special Charges. During the year ended December 27, 1998, the Company implemented new cost and productivity improvement measures designed to address current adverse industry trends such as intense price competition from Asian suppliers and decreased demand by certain customers supplying the computer, HDD and communications segments. These actions included the consolidation of administrative functions, a 27% reduction in staffing, the closing of two manufacturing plants in Mexico and the transfer of selected manufacturing programs from Mexico to Thailand. As a result, the Company incurred a special charge of approximately $1.6 million: $1.0 million related to the workforce reduction and $0.6 million related to employee severance and termination costs associated with the closing of the two plants in Mexico. During the year ended December 27, 1998, the Company paid and charged to the liability $0.6 million related to employee severance and lease termination costs and $0.5 million related to workforce reduction involving 97 employees at its Chandler facility, 5 employees at its U.K. facility and 77 employees at its Mexico facility. The remaining accrual related to workforce reduction is approximately $0.5 million and the Company believes it is adequate to cover the remaining liabilities.

     Fluctuations in Operating Results. The Company has experienced substantial fluctuations in its quarterly and annual operating results in the past, and the Company's future operating results could vary substantially from quarter to quarter. The Company's operating results for a particular quarter or longer periods can be materially and adversely affected by numerous factors, such as the receipt and shipment of large orders, or conversely the cancellation or delay of orders, plant utilization, product mix, manufacturing process yields, the timing of expenditures in anticipation of future sales, raw material availability, product and price competition, the length of sales cycles and economic conditions in the electronics industry. Variations in orders and in the mix of products sold by the Company, together with increased price competition, have significantly negatively impacted net sales and gross profit. Many of these factors are outside the control of the Company.

Liquidity and Capital Resources

     Summary. The Company has financed its operations to date primarily through cash generated from operations, the use of bank credit lines and through proceeds from the sale of its Common Stock. The primary uses of cash have been for increased working capital, funding of capital expenditures, expansion of ATL and funding operating losses. At December 27, 1998, cash and cash equivalents totaled $5.3 million. At December 31, 1997 and 1996, cash and cash equivalents totaled $9.1 million and $6.1 million, respectively.

     Bank Financing. On June 5, 1997, the Company entered into a new credit facility arranged by BancBoston Securities, Inc., which included a number of banks as lenders. The credit facility consisted of a $20.0 million, three-year revolving line of credit and a $25.0 million, five-year term loan. Under the terms of the credit facility, any outstanding balance bears interest at BankBoston, N.A.'s prime interest rate or LIBOR plus an applicable margin ranging from 1.5% to 2.25% based on the Company achieving certain financial objectives at the end of each quarter. At December 31, 1997, $25.0 million was outstanding under the term loan and $7.0 million was outstanding under the revolving line of credit. The weighted average interest rate at December 31, 1997 for the revolving line of credit was 8.5%.

     In February 1998, the Company amended its existing credit facility to more adequately meet its working capital requirements by increasing the existing revolving line of credit from $20.0 million to $25.0 million. In addition, the existing $25.0 million term loan was replaced with a $35.0 million term loan. In July 1998, the Company reevaluated its financial needs and determined that credit facility commitments of a $20.0 million revolving line of credit and a $30.0 million term loan sufficient to meet its liquidity requirements. Accordingly, the Company canceled $10.0 million of existing credit facility commitments, $5.0 million relating to the revolving line of credit and $5.0 million relating to the term loan.

     On October 30, 1998, the Company amended its existing credit facility to revise certain financial covenants, reduce the term loan by $10.0 million and revise the debt amortization schedule. Upon closing of the third amendment, the $30.0 million term loan was reduced by $5.0 million to $25.0 million from borrowings from the Company's revolving line of credit. The amendment required a $5.0 million principal payment no later than January 20, 1999 (which was timely remitted), plus four equal principal payments of $0.8 million each quarter beginning with the quarter ending December 31, 1998 through the quarter ending September 30, 1999, increasing to twelve equal principal payments of $1.3 million each quarter thereafter with the last payment due December 31,

2002. Borrowing under the line of credit is limited to 80% of the aggregate value of all eligible domestic accounts receivable plus 70% of the aggregate value of all eligible foreign accounts receivable. Under the terms of the credit facility, any outstanding balance bears interest at a Base Rate which is defined as BankBoston N.A.'s prime rate plus 0.50% or LIBOR plus an applicable margin ranging from 1.50% to 2.25%, based on the Company achieving certain financial objectives at the end of each quarter. The credit facility is secured by all assets of the Company and a pledge by the Company of 66 2/3% of the stock of its subsidiaries. Under the third amendment to the credit agreement, the Company is required to meet certain minimum profitability covenants, maintain certain financial ratios and meet certain net worth and indebtedness tests for which the Company was in compliance at December 27, 1998. The amended credit facility prohibits the payment of dividends. In connection with the third amendment, the Company issued to its lenders a warrant to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $5.00 per share. The warrant vested on March 14, 1999 (subject to certain conditions) and terminates (if not sooner exercised) on December 29, 2002. The Company also granted to the lenders certain customary demand and piggyback registration rights in connection with the warrant. At December 27, 1998, $24.6 million was outstanding under the term loan and $13.0 million was outstanding under the revolving line of credit. The weighted average interest rate at December 27, 1998 for the revolving line of credit was 8.6%.

     During February 1999, the Company failed to meet certain financial covenants of the credit agreement discussed above and expects to fail to meet another covenant at March 31, 1999. The lenders have rights to exercise certain remedies under the agreement but have not chosen to do so to date. In accordance with Statement of Financial Accounting Standards No. 78, Classification of Obligations That Are Callable by the Creditor, the Company has classified all of the outstanding balance under the credit agreement as a current liability.

     Management of the Company meets regularly with the lenders in an attempt to restructure the credit facility, or otherwise satisfactorily resolve the non-monetary defaults. While management believes that the best interests of the lenders and the Company would be served through a restructured credit facility that allows the Company to work through the current market dynamics for flex products, there can be no assurance that the lenders will ultimately agree or that such a restructured credit facility will ultimately be consummated. In the meantime, the Company has been aggressively seeking other sources of debt and equity financing and until a resolution of these financing matters can be adequately addressed, the Company continues to take steps necessary to conserve and manage cash flow to allow operations to continue. No assurance can be given that the outcome of the Company's negotiating efforts with the lenders will not adversely affect the Company's business, financial condition, results of operations and cash flows.

     Cash Flow. During 1998, the Company generated $13.2 million of cash from operations, compared to $4.6 million and $4.4 million for the same periods in 1997 and 1996, respectively. Net income (loss) was ($4.8) million, $8.6 million and ($25.0) million for the same periods, respectively, with depreciation and amortization expense of $9.0 million, $6.6 million and $8.2 million, respectively. Decreased sales levels for the year ended December 27, 1998 resulted in the Company maintaining a low level of working capital, primarily a decreased level of accounts receivable and inventory which was offset by an
increase in current liabilities.   During the year ended December 31, 1997,
working capital increased 175% to $25.0 million from $9.1 million in 1996 primarily as a result of increased business activity, the payment of $5.8 million of the accrued restructuring charges for employee and lease terminations and the start-up of a new manufacturing facility in Thailand. In 1996, the Company experienced a net loss of $25.0 million for the year ended December 31, 1996 principally due to a $29.2 million charge (pre-tax) related to the restructuring of its U.K. operations. This charge consisted of write-downs in intangible assets and plant equipment as well as the recognition of future obligations for employee and lease termination charges.

     The 1998 and 1997 results reflect $0.5 million and $0.1 million of amortization expense, respectively, for intangible assets related to the acquisition of Hana's 20% interest in ATL. The 1996 results reflect $2.4 million of amortization expense for intangible assets related to the ADFlex U.K. acquisition. The remaining intangible assets acquired in the U.K. acquisition were written off in the third quarter 1996 as part of the U.K. restructuring.

     Cash totaling $21.5 million was used in 1998 for investing activities compared with $15.0 million and $25.7 million for the same periods in 1997 and 1996, respectively. Capital expenditures for the twelve months ended December 27, 1998 were $21.5 compared with $14.5 million and $13.8 million for 1997 and 1996, respectively as the Company continued to invest in property, plant and equipment for its North America and Thailand operations. During the year ended December 27, 1998, the Company invested a total of $5.4 million related to the implementation of the SAP R/3 software manufacturing/cost control system, including software, implementation, hardware and training. The cost of acquiring and implementing the new system is recorded as an asset by the Company and is being amortized over its estimated benefit period of five years. In addition, capital expenditures during the year ended December 27, 1998 included $3.0 million related to the Thailand operations expansion and $13.1 million related to machinery and equipment additions. Capital expenditures during these periods were financed from existing cash balances and from borrowings under the Company's bank line of credit. In January 1996, the Company paid $12.4 million in connection with its acquisition of the ADFlex U.K. operations. This payment was financed from existing cash and cash equivalent balances.

     Financing activities in 1998 provided the Company with $4.6 million compared with $13.4 million and $11.6 million in 1997 and 1996, respectively. During year ended December 27, 1998, the Company borrowed an additional $5.0 million on its term loan which was used to pay down the Company's bank line of credit and also remitted approximately $5.8 million in principal in late 1998 for payment on the term loan. Funding for this payment came from the Company's line of credit. Net borrowings on the Company's bank line of credit totaled $6.0 million during the year ended December 27, 1998. Net repayments on the Company's bank line of credit totaled $3.0 million during the year ended December 31, 1997 compared to net borrowings of $10.0 million for the same period in 1996. Under the original credit agreement as discussed above, the Company borrowed $25.0 million under the term loan during the year ended December 31, 1997. From the proceeds of the $25.0 million term loan arranged in 1997, discussed above, approximately $7.5 million in principal plus $2.0 million in accrued interest were used to retire, ahead of schedule, the subordinated debenture issued in the acquisition of ADFlex U.K., approximately $15.0 million was used to repay borrowings under the Company's existing line of credit and the remainder was used to finance working capital of the Company. In addition, the Company remitted $2.5 million in principal plus $0.8 million in accrued interest in January 1997 in payment of the subordinated debenture. Funding for this payment came from the Company's line of credit. The Company generated $1.3 million, $2.0 million and $1.8 million in 1998, 1997 and 1996, respectively, through sales of its Common Stock. During the year ended December 31, 1997, the Company paid $0.5 million at closing and issued a note in the principal amount of $1.0 million and agreed to pay $1.3 million at various dates through December 31, 1998 in connection with the acquisition of Hana's 20% interest in ATL. The Company remitted $2.2 million during the year ended December 27, 1998. Funding for this payment came from the Company's line of credit. As of December 27, 1998, $0.1 million was outstanding under the note and was paid in January 1999.

     Management believes that the level of working capital should continue to grow at a rate generally consistent with the growth of the Company's operations. As discussed above, the Company is aggressively seeking to restructure its existing credit facility while at the same time pursuing alternate sources of debt and equity capital. No assurances can be given that such financing or capital will be available on terms acceptable to the Company. The current stock price is adversely affecting the Company's ability to procure equity financing. If the Company is unable to restructure its existing debt or obtain new financing, its ability to continue operations will be jeopardized and the Company may be forced to seek protection from its creditors.

Impact of Recently Issued Accounting Standards

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed for or Obtained for Internal-Use, which requires the capitalization of certain costs incurred in connection with developing or obtaining computer software. The Company elected to adopt SOP 98-1 effective January 1, 1998 in connection with the purchase of a manufacturing cost control system. Capitalized costs of $5.4 million are being amortized on a straight-line basis over a period of five years after completion of the project in October 1998.

Other Matters

     Foreign Operations

     The Company's primary finishing and assembly facilities are located in Agua Prieta, Mexico and Lamphun, Thailand, and the Company maintains a technology and pilot production facility in Havant, England. While the Company believes it has established good relationships with its local labor forces and the local governments, the spread of the manufacturing process over multiple countries subjects the Company to risks inherent in international operations. Those risks include currency fluctuations, inflationary pressures, unexpected changes in regulatory requirements, tariffs and barriers, potentially limited intellectual property protection, potential cross border shipment delays, changes in political climate, difficulties in coordinating and managing foreign operations, foreign labor union issues, increases in employee turnover and potentially adverse tax consequences. Any of the foregoing could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     While the Company transacts business predominately in U.S. Dollars and most of its net sales are collected in U.S. Dollars, a portion of its sales and expenses are denominated in foreign currencies. Changes in the relation of foreign currencies to the U.S. Dollar will affect the Company's cost of goods sold and operating margins and could result in exchange gains or losses. To reduce the impact of certain foreign currency fluctuations, the Company enters into short-term forward foreign currency exchange contracts (hedges) in the regular course of business to manage its exposure. The forward exchange contracts generally require the Company to exchange U.S. Dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts. The gains or losses on hedges of transaction exposure are included in income in the period in which the exchange rates change. The gains and losses on unhedged foreign currency transactions are included in income. No assurance can be given that the Company's hedging strategies will prevent future currency fluctuations from adversely affecting the Company's business, financial condition, results of operations and cash flows.

     Expansion of Thailand Operations

     In April 1998, the Company commenced expansion of its Thailand operations with the construction of a new plant. The expansion will initially provide 100,000 square feet of manufacturing space - 65,000 feet for flex finishing and 35,000 feet for assembly - bringing the total size of the facility to 140,000 square feet. The expanded facility, which will increase the total assembly area by nearly 50%, includes state-of-the-art clean rooms and the production capability to process up to 750,000 circuit assemblies per week. The new flex finishing area will feature advanced surface finishing, laser processing and automated optical profiling technologies. The total estimated cost of the expansion is approximately $9.0 million. In February 1999, the qualification process was completed and production began. The new facility is expected to be operational by the second quarter of 1999, including customer qualification and ramp into volume production. The Company anticipates that the new Thailand facility will enable it to attain significant cost reductions that are crucial to mitigating competitive price pressures in Asia and help sustain the Company's implementation of a complete flexible circuit interconnect solution including design, fabrication, assembly and testing. No assurance can be given that the Thailand expansion will be completed at the time anticipated or that the Company's expansion strategies will not have a material, adverse effect on the Company's business, financial condition, results of operations and cash flows.

     Environmental Regulations

     The Company is subject to a variety of environmental laws relating to the storage, discharge, handling, emission, generation, manufacture, use and disposal of chemicals, solid and hazardous waste and other toxic and hazardous materials used to manufacture the Company's products. The Company has conducted environmental studies of its facility in Chandler, Arizona, which revealed a limited amount of soil contamination that may require remediation. Based on these studies, the Company believes that the costs associated with remediation will not have a material adverse effect on its operations or financial condition. However, given the uncertainties associated with environmental contamination, there can be no assurance that such costs will not have a material adverse impact on the Company. Pursuant to the agreements governing the Rogers acquisition, Rogers has retained all environmental liabilities relating to the purchased assets prior to the closing date of the acquisition. While Rogers currently has sufficient assets to fulfill its obligations under the acquisition agreements, if environmental liabilities requiring remediation are discovered and the Company was unable to enforce the acquisition agreement against Rogers, the Company could become subject to costs and damages relating to such environmental liabilities. Any such costs and damages imposed on the Company could materially adversely affect the Company's business, financial condition, results of operations and cash flows.

     In mid 1995, the Company acquired a manufacturing facility located in Agua Prieta, Mexico. In connection with this acquisition, the Company conducted an environmental study of the facility which indicated the contamination by hazardous materials in the soil and groundwater. Pursuant to the purchase agreement, the seller submitted a remediation plan to the appropriate Mexican authorities, which was approved in May 1997. Subsequent remediation was completed in December 1997. The seller is awaiting acknowledgement that the remediation plan has been approved and no further action is required by the Mexican authorities. The seller's obligation for cost of remediation is limited to $2.5 million. A total of $1.0 million was originally held in escrow pending the seller's performance of its environmental obligations under the agreement. One third of the escrow balance was used to conduct the remediation, one third was released to the seller according to the agreement and one third remains in escrow and will be released to the seller upon closure of the issue by the Mexican authorities with certification that no further action is required.

     The Company believes it has been operating its facilities in substantial compliance in all material respects with existing environmental laws. However, the Company cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not previously been applied. Compliance with more stringent laws or regulations, or more vigorous enforcement policies of regulatory agencies, could require substantial expenditures by the Company and could adversely affect the Company's business, financial condition, results of operations and cash flows.

     Dependence on Electronics Industry

     The Company's principal customers are electronics original equipment manufacturers and contract manufacturers. The electronics industry as a whole is characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. In addition, the electronics industry is generally subject to rapid technological change and product obsolescence. Discontinuance of products or modifications developed in connection with next generation products containing flexible circuit interconnects manufactured by the Company could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows. Further, various sectors of the electronics industry are subject to economic cycles and have in the past experienced, and are likely in the future to experience, periods of slowdown. A slowdown or any other event leading to excess capacity or a downturn in the electronics industry has resulted and may continue to result in intensified price competition, reduced gross margins and a decrease in unit volume, all of which have had and would continue to have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     Concentration Risk

     The Company provides flexible interconnect products to a diverse group of markets. Through ongoing diversification and new market expansion efforts, primarily directed toward the communications and consumer markets, the Company is continuing its efforts to reduce its dependence on the HDD market. Sales to the HDD market accounted for 36%, 43% and 60% of net sales for the years ended
December 27, 1998 and December 31, 1997 and 1996, respectively.   Though the
Company is continuing its efforts to reduce its dependence on the HDD industry, net sales attributable to this market are expected to continue to represent the largest portion of net sales for the foreseeable future and could return to a majority of the Company's net sales. The loss of any HDD customer, or a substantial reduction in orders by any significant customer, including reductions due to market, competitive or economic conditions, have had and would continue to have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     Competition

     The flexible circuit interconnect market is differentiated by customers, applications and geography, with each niche having its own combination of complex packaging and interconnection requirements. The Company believes that it competes principally on the basis of design capability, price, quality and response time to design changes and technological advancements in underlying applications and the ability to offer a total flexible circuit interconnect solution. During periods of economic slowdown in the electronics industry and other periods when excess capacity exists, electronic OEMs become more price sensitive. During the year ended December 27, 1998, there was a worldwide slowdown in the electronics industry and to maintain market share, many of the Company's primary foreign competitors with lower cost structures decreased their prices to unprecedented levels. This had a material adverse effect on the Company's pricing during those periods. The Company believes that once a customer has selected a particular vendor to design and manufacture a flexible circuit interconnect, the customer generally relies upon that vendor's design for the life of that specific application and, to the extent possible, subsequent generations of similar applications. Accordingly, it is difficult to achieve significant sales to a particular customer with respect to any application once another vendor has been selected to design and manufacture the flexible circuit interconnect used in that application. While this market paradigm may provide a barrier to the Company's competitors in the markets served by the Company, it also may present an obstacle to the Company's entry into other markets.

      The Company experiences competition worldwide from a number of leading foreign and domestic providers, such as Nippon Mektron ("NOK"), Fujikura Ltd. ("Fujikura"), Multi-Fineline Electronix, Inc. ("M-Flex"), Sheldahl, Inc. ("Sheldahl"), Parlex Corporation ("Parlex"). NOK and Fujikura are Japan-based suppliers substantially larger than the Company with greater financial and other
resources.   M-Flex, Sheldahl and Parlex are U.S.-based flexible circuit manufacturers that have lower sales of polyimide flexible circuits than the Company and have historically targeted suppliers of computers, communication and automotive services, and the military, respectively. Expansion of the Company's existing products or services could expose the Company to new competition. Moreover, new developments in the electronics industry could render existing technology obsolete or less competitive and could potentially introduce new competition into the market. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, competitive products or services that will offer superior price or performance features to those of the Company or that new competitors will not enter the Company's markets. Finally, as many of the Company's competitors are based in foreign countries, they have cost structures and prices based on foreign currencies. Accordingly, currency fluctuations could cause the Company's dollar-priced products to be less competitive than its competitors' products priced in other currencies.

      The Company also competes in assembly matters with leading flexible circuit assembly providers such as Smartflex Systems, Inc. and Solectron. The Company believes that competition in assembly matters is primarily driven by availability of assembly technology, price and cycle time. The Company believes that it will compete favorably with these competitors because it offers its customers a complete flexible circuit interconnect solution including design, fabrication, assembly and testing (referred to as the one-stop-shop strategy).

     The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures often necessitate price reductions which can adversely affect operating results. The Company will be required to make a continued high level of investment in product development and research, sales and marketing and ongoing customer service and support to remain competitive. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to make the technological advances necessary to maintain its competitive position in the flexible circuit interconnect market. There can be no assurance that existing or future competitors will not be able to duplicate the Company's strategies, that the Company will be able to compete successfully in the future, or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

      Volatility of Stock Price

      The trading price of the Company's Common Stock is expected to continue to be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company's customers, general conditions in the disk drive and computer industries, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market price of securities issued by many high technology companies, in many cases for reasons unrelated to the operating performance of the specific companies, and the Company's Common Stock has experienced volatility not necessarily related to announcements of

Company performance. Broad market fluctuations may adversely affect the market price of the Company's Common Stock.

      Cancellation and Regrant of Stock Option Grants

      On June 22, 1998, the Compensation Committee of the Company's Board of Directors approved the cancellation of all outstanding options granted on June 3, 1997, October 1, 1997 and April 7, 1998 (with an original exercise price of $15.50, $22.063 and $17.063 per share, respectively) and the regrant and replacement of these options with new options at an exercise price per share of $8.50, the fair market value of the Company's Common Stock on the date of the Committee's determination. Each optionee who was offered the right to participate elected to accept a new option with an exercise price of $8.50 per share. Each new option has a term of ten years and becomes exerciseable for 25% of the option share on June 22, 1999 and for the balance of the shares in a series of equal monthly installments over the 36-month period thereafter,
assuming continued employment with the Company or one of its subsidiaries.   The
Compensation Committee elected not to reprice any other outstanding options at that time. On July 2, 1997, the Company canceled 92,250 options held by certain employees issued under the 1994 Plan with an exercise price per share of $27.25 and granted 92,250 options with an exercise price per share of $14.88 to the same employees. The new options started a new vesting schedule over a four-year period from the new date of grant.

      The Compensation Committee approved the cancellation-regrant program because it believes that equity interests are a significant factor in the Company's ability to attract and retain key employees who are critical to the Company's long-range success. During the years ended December 27, 1998 and December 31, 1997, the market value of the Common Stock had fallen, in part, as a result of market factors that affected many stocks in the industry in which the Company engaged including the stock of the Company's customers. As a result of the decrease in the fair market value of the Common Stock, the Committee believed that the Company's ability to retain existing employees was adversely affected and to attract talented individuals in the future would be impaired. Accordingly, the Committee approved the cancellation-regrant program as a means to ensuring that optionees have a meaningful equity interest in the Company.

      Impact of Year 2000

      The Year 2000 issue is a result of computer programs being written using two digits rather than four to define the applicable year which, if left uncorrected, could result in a system failure or miscalculations causing disruptions of operations. With the complete implementation of the SAP R/3 software system in October 1998, the Company's manufacturing and cost control system functions properly with respect to dates in the year 2000 and beyond. The software replaced the Company's previous manufacturing and cost control system and its implementation took place for a variety of reasons, not separately identified as a Year 2000 remediation. Therefore, the Company does not consider the implementation of the SAP R/3 system a direct Year 2000 remediation cost and the direct costs associated with addressing the Company's Year 2000 issues have been immaterial to date. In addition, the Company is in the process of implementing a formal remediation plan to ensure the Company is compliant with respect to Year 2000 issues. The plan includes five phases representing a major Year 2000 activity or segment - awareness, assessment, renovation, validation and implementation.

      Awareness.  All Year 2000 projects with regard to internal systems are
      ---------
approved at the Board of Directors level and evaluated and reviewed by a Senior Management Steering Committee on a monthly basis. The Company's plan of action applies to all geographic locations where products and services are provided to customers and project managers have been assigned to each location to coordinate Year 2000 projects worldwide.

      Assessment and Renovation.  The Company has completed a detailed inventory
      -------------------------
of processes, applications, hardware, operating systems and databases where Year 2000 issues may exist. To date, an assessment of all information technology
(IT)-related systems (e.g. hardware and software systems) has been fully carried out. With the complete implementation of SAP finalized in October 1998, all worldwide application-driven processes for the Company are Year 2000 compliant. For example, processes required to support production and fulfillment of customer orders (order entry, receiving/warehousing, procurement/materials, manufacturing, product test, distribution/shipping and invoicing) are in compliance with the Year 2000 issue after complete implementation of SAP in October 1998. In addition, 97% of internal network hardware and software systems are Year 2000 compliant to date. The scope of the Company's full assessment also includes non-IT areas such as all facilities/plant equipment, manufacturing process and testing equipment, lab equipment and telephone communications systems which are in the process of being analyzed and, if necessary, a plan for renovation will be approved by the Steering Committee in March 1999. In addition, the Company has implemented programs with outside suppliers to ensure their readiness with respect to Year 2000 issues. The Company is currently tracking and managing this through periodic questionnaires to suppliers. To date, the Company has received and analyzed questionnaires related to 100% of the critical suppliers of the Company and 85% of non-critical suppliers. Based on the information provided, all critical suppliers are in compliance with the Year 2000 issue.

      Validation.  Upon completion of the SAP software implementation, the
      ----------
Company began its validation phase by testing, verifying and validating the performance, functionality, and integration of the SAP manufacturing and cost control software system in an operational environment. The Company anticipates this phase of IT-related systems to continue throughout 1999.

      Implementation.  Upon completion of the validation phase of all IT as well
      --------------
as non-IT areas for Year 2000 compliance, the Company plans to identify and implement any necessary contingency plans and modify existing disaster recovery plans throughout 1999.

      In addition, the Company has evaluated software and hardware systems associated with IT areas and concluded that there are no identified risks that would have a material exposure to contingencies related to the Year 2000 issue. With respect to non-IT areas, it is uncertain what risks are associated with the Year 2000 issue and any identified risks could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows. The Company plans to implement a full analysis and any necessary renovation plan of this area of uncertainty by March 1999. There can be no assurances that the systems of customer, suppliers and other companies on which the Company relies will be timely converted and will not have an adverse effect on the Company' systems or operations.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

      The Company's earnings and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. While the Company transacts business predominately in U.S. Dollars and most of its net sales are collected in U.S. Dollars, a portion of its sales and expenses are denominated in foreign currencies. Changes in the relation of foreign currencies to the U.S. Dollar will affect the Company's cost of goods sold and operating margins and could result in exchange gains or losses. To reduce the impact of certain foreign currency fluctuations, the Company enters into short-term forward foreign currency exchange contracts (hedges) in the regular course of business to manage its risk exposure only-not as speculative instruments. Typically, these contracts have maturities of 1 month or less. The forward exchange contracts generally require the Company to exchange U.S. Dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts. The gains or losses on hedges of transaction exposure are included in income in the period in which the exchange rates change. The gains and losses on unhedged foreign currency transactions are included in income.

      Each month, the Company's chief financial officer approves the outlook for expected currency exchange rate movements as well as the policy on desired future foreign currency cash flow positions (long, short, balanced) for those currencies in which the Company has significant activity. The Company's chief financial officer also receives a daily report on currency exchange rates, cash flow exposure and open foreign currency hedges. Expected future cash flow positions and strategies are continuously monitored. At December 27, 1998,
there were no open forward exchange contracts.    At December 31, 1997, there
were no material open forward exchange contracts.   No assurance can be given
that the Company's hedging strategies will prevent future currency fluctuations from adversely affecting the Company's business, financial condition, results of operations and cash flows.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

      This report contains forward-looking statements that involve risks and uncertainties, including but not limited to, the risks of concentration of sales in markets, and in particular the HDD market, and customers, which have caused and in the future could cause materially adverse fluctuations in operating results; the risks of being a supplier to the electronics industry in general, which is characterized by rapid technological change, product obsolescence and price competition, which have and could materially adversely affect operating results; the risk of loss of market share through competition and pricing pressures from competitors and/or customers; the risk that growth in demand for products that use flex, and the corresponding demand for flex, will not continue to increase as anticipated; the risk that the Company's fully integrated one-stop shop strategy will not continue to be accepted by customers, and the risk that competitors may seek to duplicate this strategy, which could materially adversely affect operating results; the risk that the outcome of the Company's negotiating efforts with the lenders and other sources of debt and equity capital will not adversely affect the Company's business, financial condition, results of operations and cash flows; the risk that the Company's expansion of manufacturing facilities in Thailand will not result in sustainable, increased efficiencies, cost savings or improved margins as anticipated or at the time anticipated; general risks inherent in international operations, including currency fluctuations and government-mandated wage increases; general manufacturing risks, including environmental risks related to manufacturing operations and clean-up of the Mexican manufacturing facility; the risk that other computer systems on which the Company relies, such as suppliers and customers, will function properly with respect to dates in the year 2000 and thereafter; the risk that all of the foregoing factors or other factors could cause fluctuations in the price of the Company's Common Stock; and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results in the future could differ materially from those described in forward-looking statements as a result of such risks and uncertainties. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Item 8. Financial Statements and Supplementary Data.

Consolidated Balance Sheet                                                    Years ended
--------------------------------------------------------------------------------------------------
                                                                      December 27,   December 31,
(in thousands, except share data)                                        1998           1997
--------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents                                            $    5,325     $    9,092
  Accounts receivable, net                                                 24,747         31,581
  Other receivables                                                         1,161          1,167
  Inventories                                                               9,397         19,297
  Deferred tax assets                                                       2,072          1,823
  Prepaid taxes                                                                 -            647
  Prepaid expenses and other current assets                                 1,952          1,400
--------------------------------------------------------------------------------------------------
  Total current assets                                                     44,654         65,007

Property, plant and equipment, net                                         55,351         42,257
Intangible assets                                                           1,933          2,449
Deferred tax assets                                                         6,326          4,463
Other assets                                                                   40             24
                                                                       $  108,304     $  114,200
--------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current liabilities:
  Notes payable                                                        $       63     $    2,250
  Line of credit                                                           13,000          7,000
  Accounts payable                                                         15,927         22,692
  Accrued liabilities                                                       7,183          6,162
  Current portion of long-term debt and capitalized leases                 24,613          1,959
--------------------------------------------------------------------------------------------------
  Total current liabilities                                                60,786         40,063

Long-term debt                                                                 69         23,230
Commitments and contingent liabilities
Stockholders' Equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized;
    None issued and outstanding
  Common stock, $.01 par value, 40,000,000 shares authorized;
    8,928,249 and 8,768,472 shares issued and outstanding at
    December 27, 1998 and December 31, 1997, respectively                      89             88
  Additional paid-in capital                                               63,856         62,562
  Retained earnings (deficit)                                             (16,496)       (11,743)
--------------------------------------------------------------------------------------------------
    Total stockholders' equity                                             47,449         50,907
--------------------------------------------------------------------------------------------------
                                                                       $  108,304     $  114,200
--------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Operations

                                                                                  Years ended

                                                                     December 27,           December 31,
(in thousands, except per share data)                                    1998           1997           1996
----------------------------------------------------------------------------------------------------------------
Net sales                                                              $ 170,097      $ 213,878      $ 156,836
Cost of sales                                                            152,976        175,826        138,273
----------------------------------------------------------------------------------------------------------------
Gross profit                                                              17,121         38,052         18,563
Operating expenses:
  Engineering, research & development                                      7,437          7,990          7,366
  Amortization of intangible assets                                          516            129          2,386
  Selling, general & administrative                                       12,706         15,353         13,254
  Restructuring charges                                                        -              -         29,248
----------------------------------------------------------------------------------------------------------------
  Total operating expenses                                                20,659         23,472         52,254

Operating income (loss)                                                   (3,538)        14,580        (33,691)
  Interest income                                                            287            218            223
  Interest expense                                                        (2,972)        (2,102)        (1,511)
  Other income (loss), net                                                  (379)          (101)            92
  Minority interest in earnings of consolidated joint venture                  -           (181)           109
----------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                         (6,602)        12,414        (34,778)
Income tax expense (benefit)                                              (1,849)         3,818         (9,754)
----------------------------------------------------------------------------------------------------------------

Net income (loss)                                                      $  (4,753)     $   8,596      $ (25,024)
----------------------------------------------------------------------------------------------------------------

Net income (loss) per share:
Basic                                                                  $   (0.54)     $    0.99      $   (2.92)
Diluted                                                                $   (0.54)     $    0.97      $   (2.92)
----------------------------------------------------------------------------------------------------------------

Common and common equivalent shares used in the calculation of net income (loss) per share:

  Basic                                                                    8,867          8,712         8,580
  Diluted                                                                  8,867          8,894         8,580
----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Equity

                                                      Common Stock    Additional  Retained
                                                                        Paid-In   Earnings      Total
(in thousands, except share data)                  Shares     Amount    Capital    (Deficit)     Equity
---------------------------------------------------------------------------------------------------------

  Balance at December 31, 1995                    8,282,312   $   83  $   58,786  $   4,685    $  63,554
 --------------------------------------------------------------------------------------------------------
Issuance of common stock through employee
  stock purchase plan and exercise of stock
  options, including tax benefit of $665            351,196        3       1,756          -        1,759

Net loss                                                  -        -           -    (25,024)     (25,024)
---------------------------------------------------------------------------------------------------------
  Balance at December 31, 1996                    8,633,508       86      60,542    (20,339)      40,289
---------------------------------------------------------------------------------------------------------

Issuance of common stock through employee
  stock purchase plan and exercise of stock
  options, including tax benefit of $402            134,964        2       2,020          -        2,022

Net income                                                -        -           -      8,596        8,596
---------------------------------------------------------------------------------------------------------
  Balance at December 31, 1997                    8,768,472       88      62,562    (11,743)      50,907
---------------------------------------------------------------------------------------------------------
Issuance of common stock through employee
  stock purchase plan and exercise of stock
  options, including tax benefit of $125            159,777        1       1,294          -        1,295

Net loss                                                  -        -           -     (4,753)      (4,753)
---------------------------------------------------------------------------------------------------------
  Balance at December 27, 1998                    8,928,249   $   89  $   63,856  $ (16,496)   $  47,449
---------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows                                 Years ended
                                                            December 27,          December 31,
(in thousands)                                                 1998           1997         1996
---------------------------------------------------------------------------------------------------
Operating activities:
Net income (loss)                                          $    (4,753)      $  8,596   $  (25,024)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Depreciation and amortization                               9,035          6,622        8,208
     Restructuring charges                                           -              -       29,248
    (Gain) loss on disposal of assets                             (103)             -          184
     Minority interest                                               -            181            -
     Deferred taxes                                             (2,112)         5,683       (9,772)
     Changes in operating assets and liabilities:
       Accounts receivable                                       6,834         (6,432)      (9,557)
       Inventories                                               9,900         (4,307)       1,834
       Prepaid expenses and other current assets                   101         (2,945)      (2,029)
       Payables and accrued liabilities                         (5,744)        (2,821)      11,347
---------------------------------------------------------------------------------------------------
Net cash provided by operating activities                       13,158          4,577        4,439

Investing activities:
Capital expenditures                                           (21,510)       (14,462)     (13,763)
(Increase) in other assets                                         (16)             -          (10)
Decrease in acquisition payable                                      -              -      (12,375)
Investment in joint venture                                          -           (491)         491
--------------------------------------------------------------------------------------------------
Net cash provided investing activities                         (21,526)       (14,953)     (25,657)

Financing activities:
Issuance of common stock, net of expenses                        1,295          2,022        1,759
Net activity on line of credit                                   6,000         (3,000)      10,000
Payments on capitalized lease obligations                         (160)          (151)        (143)
Payments on current notes payable                               (2,187)          (500)           -
payments on long-term debt                                      (5,749)       (10,000)           -
Issuance of debt                                                 5,402         25,000            -
---------------------------------------------------------------------------------------------------
Net cash provided by financing activities                        4,601         13,371       11,616

Net increase (decrease) in cash and cash equivalents            (3,767)         2,995       (9,602)
Cash and cash equivalents at beginning of year                   9,092          6,097       15,699
---------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                   $     5,325       $  9,092   $    6,097
---------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
Cash paid for:
     Interest:                                             $     2,326       $  2,714   $      665
     Income taxes                                                  212            520        1,409
---------------------------------------------------------------------------------------------------

Supplemental disclosure of non-cash financing activities:
     Equipment acquired under capital lease obligations    $       102       $      -   $        -
     Debt Issuance costs valued at $0.3 million payable
     in March 1999  300              -            -
     Issuance of note payable in connection with
       acquisition of Hana
       Interest in ATL                                               -          2,750            -
---------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements

_______________________________________________________________________________
Notes to Consolidated Financial Statements

  Note 1     Summary of Significant Accounting Policies

Description of Business ADFlex Solutions, Inc. (the Company) is a worldwide provider of flexible circuit interconnect solutions to original equipment manufacturers in the electronics industry. The Company offers customized flexible circuit applications and services from initial design, development and prototype to fabrication, assembly and test on a global basis. The Company targets high-volume markets where miniaturization, form and weight are driving factors and flexible circuits are an enabling technology. Applications for flexible circuits currently addressed by the Company include notebook computers, portable communication devices such as cellular telephones and pagers, data storage devices such as hard disk drives, tape drives and arrays, and high-end consumer electronics products such as compact disk players. The Company serves customers located in North America, Europe and Southeast Asia.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has failed to meet certain provisions of its credit agreement in February 1999 and expects to fail to meet another covenant at March 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying 1998 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Management is currently negotiating with funding sources to provide additional capital to the Company. In addition, management of the Company has met with the lenders in an attempt to restructure the credit facility, or otherwise satisfactorily resolve the existing defaults. It is not possible, however, to
predict at this time the success of management's efforts.   No assurance can be
given that the outcome of the Company's negotiating efforts with the lenders will not adversely affect the Company's business, financial condition, results of operations and cash flows.

Principles of Consolidation The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

On August 27, 1996, the Company announced the establishment of a joint venture with Hana Microelectronics (Hana), a diversified electronics manufacturer headquartered in Thailand, to produce and test advanced chip-on-flex and surface mount technology assemblies. The venture, ADFlex Thailand Limited (ATL), was 80% owned by the Company. On September 26, 1997, the Company acquired the 20%
interest held by Hana (See Note 3).   Hana's 20% interest in ATL's earnings
through September 26, 1997 have been reflected as "Minority interest in earnings of consolidated joint venture" on the Company's Consolidated Statements of Operations.

Fiscal Year The Company's fiscal year consists of 52 or 53 weeks ending on the Sunday closest to the last day of December each year. Fiscal year 1998 contained 52 weeks and ended December 27, 1998. Fiscal years 1997 and 1996 contained 52 weeks each and ended on December 28 and December 29, respectively. Activity from the end of the reporting period to December 31 is immaterial for 1997 and 1996.

Foreign Currency Translation The Company uses the United States Dollar as its functional currency for its subsidiaries in Mexico, England and Thailand. Remeasurement gains and losses, resulting from the process of remeasuring the financial statements of these foreign subsidiaries into U.S. Dollars, are included in operations. To date, the effect on income of remeasurement gains and losses has been immaterial.

Foreign Exchange Instruments The Company enters into short-term forward foreign currency exchange contracts in the regular course of business to manage its exposure against foreign currency fluctuations, primarily relating to nonfunctional currency monetary assets and liabilities. The forward exchange contracts generally require the Company to exchange U.S. Dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts. The gains or losses on hedges of transaction exposure are included in income in the period in which the exchange rates change. The gains and losses on unhedged foreign currency transactions are included in income. At December 27, 1998, there were no open forward foreign currency exchange contracts.

Cash and Cash Equivalents Cash and cash equivalents include demand deposits, money market accounts and repurchase agreements since they represent highly liquid investments with maturities of three months or less when purchased.

Concentration of Credit Risk Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of trade receivables. A majority of the Company's trade receivables are derived from sales in various geographic areas to large companies within the electronics industry.

The Company has adopted credit policies and standards to accommodate the electronics industry's growth and inherent risk. The Company performs ongoing credit evaluations of its customers' financial condition but generally does not require collateral, such as letters of credit or security agreements.

Inventories Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis (which approximates actual cost on a first-in, first-out basis).

Property, Plant and Equipment Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets which range from three to 25 years. The Company uses accelerated methods for computing depreciation for tax purposes.

Intangible Assets In connection with the acquisition of Hana's 20% interest in ATL in September 1997, the Company recorded goodwill which is being amortized over its estimated useful life of five years.

The recoverability of intangible assets attributable to the Company's acquisitions is analyzed periodically based on actual and projected levels of profitability and cash flows of the operations acquired on an undiscounted basis. Based on its most recent analysis, the Company believes that no material impairment of intangible assets exists at December 27, 1998.

Revenue Recognition Sales are recognized upon shipment. The Company warrants its products to be free of defects and repairs customer shipments as required. The Company records a provision for the estimated cost of repairing returns at the time of shipment.

Fair Value of Financial Instruments Cash and cash equivalents, accounts receivable, borrowings under the Company's line of credit, notes payable, accounts payable, accrued liabilities and capitalized leases are carried at amounts that reasonably approximate their fair values. The Company's long-term debt bears interest at a variable interest rate which approximates current market interest rates; therefore, the Company believes that long-term debt approximates its fair value. The fair value of short-term foreign exchange contracts is based on exchange rates at the end of the fiscal year.

Impairment of Long-Lived Assets The Company reviews long-lived assets and certain identifiable intangibles to be held and used or disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognized a charge in 1996 in connection with the restructuring of its U.K. operations (see
Note 2).

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Research and Development Research and development costs are expensed as incurred.

Income Taxes Income taxes are provided using the liability method based upon the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.

Stock Based Compensation The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for employee stock option grants in accordance with APB Opinion 25 (APB 25), Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for stock option grants.

Impact of Recently Issued Accounting Standards In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed for or Obtained for Internal-Use, which requires the capitalization of certain costs incurred in connection with developing or obtaining computer software. The Company elected to adopt SOP 98-1 effective January 1, 1998 in connection with the purchase of a manufacturing cost control system. Capitalized costs of $5.4 million are being amortized on a straight-line basis over a period of five years after completion of the project in October 1998.

Net Income (Loss) Per Share In February, 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements. The difference in common equivalent shares used in the computation of basic and diluted earnings per share is primarily due to the inclusion of stock options in the dilutive computations, unless they were anti-dilutive.

Comprehensive Income In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income components in a full set of general-purpose financial statements. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income for certain companies. Because the Company historically has not experienced transactions which would be included in comprehensive income, adoption of SFAS 130 did not have a material effect on the consolidated financial position or results of operations or cash flows of the Company.

Segment Reporting In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which revises disclosure requirements about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires that public business enterprises report financial and descriptive information about their reportable operating segments. The Company operates in one business segment which is the manufacture and sale of flexible circuit interconnect solutions. Financial information is summarized by geographic area (see Note 15).

Prior Period Reclassification Certain prior period amounts have been reclassified to conform to the current presentation.

     Note 2  ADFlex U.K.

     On September 29, 1996, the Company's Board of Directors approved a plan to restructure, over the next twelve months, the Company's assembly operation in the U.K., and during that time period, transfer production from the U.K. to the Company's manufacturing facility in Thailand. Accordingly, the Company recorded the following: $13.5 million write-off of intangible assets, $8.8 million write-down of property, plant and equipment, $2.5 million in lease termination charges and $4.4 million in employee termination costs for 507 direct labor, technical and administrative employees. As of December 31, 1996, $0.3 million of the employee termination charges related to 13 employees had been paid and charged
against the liability.   As of December 31, 1997, production has ceased at the
U.K. facility. During the year ended December 31, 1997, the Company paid and charged to the liability $5.5 million related to termination costs for 124 employees and lease termination costs. In addition, the Company reallocated $0.8 million of the reserve for employee and lease termination costs to be used for additional write-down of property, plant and equipment. During the year ended December 27, 1998, the Company paid and charged to the liability $0.2 million related to termination costs for 3 employees. The remaining accrual for employee termination costs is approximately $0.1 million and the Company believes it is adequate to cover the remaining liabilities. Total revenue and total operating loss related to this operation for the year ended December 27, 1998 was $2.5 million and $2.0 million, respectively. Total revenue and operating loss related to this operation for the year ended December 31, 1997 was $38.4 million and $0.5 million, respectively. Subsequent to the restructuring, the Company maintains a technology development center and a sales and service organization in the U.K. to support its European customers.

     Note 3  ADFlex Thailand

     In an effort to increase its global sourcing opportunities and to decrease its operating costs, the Company established a joint venture, ATL, located in Lamphun, Thailand with Hana in August 1996. On September 26, 1997, the Company increased its ownership in ATL from 80% to 100% through the purchase of Hana's 20% equity interest. Under the terms of the Equity Purchase Agreement, the Company paid $0.5 million at closing and issued a note in the principal amount of $1.0 million and agreed to pay $1.3 million at various dates through December 31, 1998 in connection with the acquisition of Hana's 20% interest in ATL. The Company remitted $2.2 million during the year ended December 27, 1998. Funding for this payment came from the Company's line of credit. At December 27, 1998, $0.1 million was outstanding under the note. Goodwill related to the excess purchase price over fair value of the net tangible assets acquired of $1.9 million, net of accumulated amortization of $0.5 million at December 27, 1998, is being amortized on a straight-line basis over five years.

     Note 4  Special Charges

     During the year ended December 27, 1998, the Company implemented new cost and productivity improvement measures designed to address current adverse industry trends such as intense price competition from Asian suppliers and decreased demand by certain customers supplying the personal computer markets - in particular the hard disk drive (HDD) segment. These actions included the consolidation of administrative functions, a 27% reduction in staffing, the closing of two manufacturing plants in Mexico and the transfer of selected manufacturing programs from Mexico to Thailand. As a result, the Company incurred a special charge of approximately $1.6 million: $1.0 million related to the workforce reduction and $0.6 million related to employee severance and termination costs associated with the closing of the two plants in Mexico. During the year ended December 27, 1998, the Company paid and charged to the liability $0.6 million related to employee severance and lease termination costs and $0.5 million related to workforce reduction involving 97 employees at its Chandler facility, 5 employees at its U.K. facility and 77 employees at its Mexico facility. The remaining accrual related to workforce reduction is approximately $0.5 million and the Company believes it is adequate to cover the remaining liabilities.

     Note 5  Accounts Receivable

Accounts receivable consist of the following (in thousands):

                                               December 27,   December 31,
                                                   1998           1997
-------------------------------------------------------------------------------

Accounts receivable trade                      $     25,748   $     33,331
Allowance for returns and doubtful accounts          (1,001)        (1,750)
-------------------------------------------------------------------------------
                                               $     24,747   $     31,581
-------------------------------------------------------------------------------

Note 6  Inventories

Inventories consist of the following (in thousands):

                                                    December 27,   December 31,
-------------------------------------------------------------------------------
                                                          1998         1997

Raw material                                       $      7,437   $     12,688
Work-in-process                                           3,743          8,849
Finished goods                                            1,105            595
-------------------------------------------------------------------------------
                                                         12,285         22,132
Allowance for obsolescence and excess inventory          (2,888)        (2,835)
-------------------------------------------------------------------------------
                                                   $      9,397   $     19,297
-------------------------------------------------------------------------------


     Note 7  Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

                                            December 27,   December 31,
                                                1998           1997
-------------------------------------------------------------------------

Land                                         $      2,740   $      2,740
Buildings                                          11,923         10,845
Leasehold improvements                              4,772          4,312
Manufacturing equipment                            47,335         34,279
Computer and office equipment                       9,628          2,608
-------------------------------------------------------------------------
                                                   76,398         54,784
Accumulated depreciation and amortization
 of capitalized lease obligations                 (21,047)       (12,527)
                                             $     55,351   $     42,257
-------------------------------------------------------------------------

Depreciation expense, including the amortization of capitalized lease obligations, was $8.5 million, $6.5 million and $5.8 million for the years ended December 27, 1998 and December 31, 1997 and 1996, respectively.

     Note 8   Line of Credit and Long-term Debt

     On June 5, 1997, the Company entered into a new credit facility arranged by BancBoston Securities, Inc., which included a number of banks as lenders. The credit facility consisted of a $20.0 million, three-year revolving line of credit and a $25.0 million, five-year term loan. Under the terms of the credit facility, any outstanding balance bears interest at BankBoston, N.A.'s prime interest rate or LIBOR plus an applicable margin ranging from 1.5% to 2.25% based on the Company achieving certain financial objectives at the end of each quarter. At December 31, 1997, $25.0 million was outstanding under the term loan and $7.0 million was outstanding under the revolving line of credit. The weighted average interest rate at December 31, 1997 for the revolving line of credit was 8.5%.

     In February 1998, the Company amended its existing credit facility to more adequately meet its working capital requirements by increasing the existing revolving line of credit from $20.0 million to $25.0 million. In addition, the existing $25.0 million term loan was replaced with a $35.0 million term loan. In July 1998, the Company reevaluated its financial needs and determined that credit facility commitments of a $20.0 million revolving line of credit and a $30.0 million term loan were sufficient to meet its liquidity requirements. Accordingly, the Company canceled $10.0 million of existing credit facility commitments, $5.0 million relating to the revolving line of credit and $5.0 million relating to the term loan.

     On October 30, 1998, the Company amended its existing credit facility to revise certain financial covenants, reduce the term loan by $10.0 million and revise the debt amortization schedule. Upon closing of the third amendment, the $30.0 million term loan was reduced by $5.0 million to $25.0 million from borrowings from the Company's revolving line of credit. The amendment required a $5.0 million principal payment no later than January 20, 1999 (which was timely remitted), plus four equal principal payments of $0.8 million each quarter beginning with the quarter ending December 31, 1998 through the quarter ending September 30, 1999, increasing to twelve equal principal payments of $1.3 million each quarter thereafter with the last payment due December 31,

2002. Borrowing under the line of credit is limited to 80% of the aggregate value of all eligible domestic accounts receivable plus 70% of the aggregate value of all eligible foreign accounts receivable. Under the terms of the credit facility, any outstanding balance bears interest at a Base Rate which is defined as BankBoston N.A.'s prime rate plus 0.50% or LIBOR plus an applicable margin ranging from 1.50% to 2.25%, based on the Company achieving certain financial objectives at the end of each quarter. The credit facility is secured by all assets of the Company and a pledge by the Company of 66 2/3% of the stock of its subsidiaries. Under the third amendment to the credit agreement, the Company is required to meet certain minimum revenue and profitability covenants, maintain certain financial ratios and meet certain net worth and indebtedness tests for which the Company was in compliance at December 27, 1998. The amended credit facility prohibits the payment of dividends. In connection with the third amendment, the Company issued to its lenders a warrant to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $5.00 per share. The warrant vested on March 14, 1999 (subject to certain conditions) and terminates (if not sooner exercised) on December 29, 2002. The Company also granted to the lenders certain customary demand and piggyback registration rights in connection with the warrant. At December 27, 1998, $24.6 million was outstanding under the term loan and $13.0 million was outstanding under the revolving line of credit. The weighted average interest rate at December 27, 1998 for the revolving line of credit was 8.6%.

     During February 1999, the Company failed to meet certain financial covenants of the credit agreement discussed above and expects to fail to meet another covenant at March 31, 1999. The lenders have rights to exercise certain remedies under the agreement but have not chosen to do so to date. In accordance with Statement of Financial Accounting Standards No. 78, Classification of Obligations That Are Callable by the Creditor, the Company has classified all of the outstanding balance under the credit agreement as a current liability. Management of the Company has met with the lenders in an attempt to restructure the credit facility, or otherwise satisfactorily resolve the defaults. It is not possible, however, to predict at this time the success of management's efforts. No assurance can be given that the outcome of the Company's negotiating efforts with the lenders will not adversely affect the Company's business, financial condition, results of operations and cash flows.

Long-term debt consists of the following (in thousands):


                                       December 27,  December 31,
                                           1998          1997
-----------------------------------------------------------------

Term loan agreement; interest at
  LIBOR + margin ranging from 1.50%
   to 2.25% (8.25% at
    December 27, 1998)                 $   24,550   $     25,000

Capitalized lease obligations                 132            189
-----------------------------------------------------------------
                                           24,682         25,189
Less current maturities                   (24,613)        (1,959)
-----------------------------------------------------------------
                                       $       69   $     23,230
-----------------------------------------------------------------
     Note 9   Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

                                       December 27,  December 31,
                                           1998           1997
-----------------------------------------------------------------

Salaries and benefits                  $    1,987        $ 3,259
Accrued interest                              769            138
Accrued restructuring charges, current        172            339
Accrued severance costs                       500              -
Accrued relocation                             92            429
Accrued commissions                           304            346
Accrued SAP expenses                          917              -
Other                                       2,442          1,651
-----------------------------------------------------------------
                                       $    7,183        $ 6,162
-----------------------------------------------------------------

     Note 10 Common Stock and Equity

PREFERRED STOCK The Company's certificate of incorporation authorizes the issuance of 10 million shares of preferred stock, at $.01 par value, undesignated as to powers, preferences, rights, limitations or restrictions. As of December 27, 1998, no shares of preferred stock have been issued.

COMMON STOCK The number of shares of Common Stock reserved for future issuance at December 27, 1998, was as follows:

---------------------------------------------------------------------------

Employee and director stock options outstanding                     896,122
Reserved for future grants under the 1994 Stock Incentive plan        7,615
1994 director stock options outstanding                              36,000
Reserved for issuance under the Employee Stock Purchase Plan        172,982
1998 outstanding warrants, exercisable March 14, 1999 50,000
---------------------------------------------------------------------------
Total reserved for future issuance                                1,162,719
---------------------------------------------------------------------------

In conjunction with the ADFlex U.K. acquisition, the Company issued 1,242,347 shares of restricted Common Stock. The holder agreed not to sell or otherwise dispose of the shares for a two year period, which ended in January 1998.

In October 1998, in connection with the third amendment to the credit facility (see Note 8), the Company issued to its lenders a warrant to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $5.00 per share. The warrant vested on March 14, 1999 (subject to certain conditions) and terminates (if not sooner exercised) on December 29, 2002. The Company also granted to the lenders certain customary demand and piggyback registration rights in connection with the warrant.

STOCK OPTION PLANS The Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation, requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Under the Company's 1993 Equity Incentive Plan (1993 Plan) adopted June 29, 1993, qualified employees received options to purchase 599,000 shares of Common Stock. The options granted under this Plan were to vest over approximately four years, but automatically vested at the time of the Company's initial public offering on September 27, 1994. The remaining shares available for grant under the 1993 Plan have been eliminated.

Under the 1994 Stock Incentive Plan (1994 Plan), qualified employees may receive options to purchase the Company's common stock. The number of shares of Common Stock available for issuance in any year under the Plan is equal to 3% of the outstanding shares of Common Stock each January 1 during the term of the Plan. In 1998, 263,054 shares were reserved for issuance. As part of the same amendment, the stockholders approved an automatic grant to eligible non-employee directors of an option to acquire 12,000 shares of Common Stock upon such directors' initial election to the Company's Board of Directors and 3,000 shares of Common Stock each year thereafter. Options granted to employees to date under the 1994 Plan vest over a four year period from either the date of grant or one year from the date of grant, and automatic options granted to directors vest over a three year period from the date of grant.

On July 2, 1997, the Company canceled 92,250 options held by certain employees issued under the 1994 Plan with an exercise price per share of $27.25 and granted 92,250 options with an exercise price per share of $14.88 to the same employees. The new options started a new vesting schedule over a four-year period from the new date of grant. On June 22, 1998, the Company canceled 336,500 outstanding options granted on June 3, 1997, October 1, 1997 and April 7, 1998 (with an original exercise price of $15.50, $22.063 and $17.063 per share, respectively) and approved the regrant and replacement of these options with new options at an exercise price per share of $8.50, the fair market value of the Company's Common Stock on the date of the Company's determination. The new options vest over a four-year period from the new date of grant.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes pricing model with the following weighted-average assumptions for 1998: risk-free interest rates of 4.42%, dividend yields of 0%, volatility factor of the expected market price of the Company's Common Stock of .871 and a weighted-average expected life of the option of 5 years. The assumptions used in 1997 were: risk-free interest rates of 5.24%, dividend yields of 0%, volatility factor of the expected market price of the Company's Common Stock of .644 and a weighted-average expected life of the option of 5 years. The assumptions used in 1996 were: risk-free interest rates of 6.28%, dividend yields of 0%, volatility factor of the expected market price of the Company's Common Stock of .684 and a weighted-average expected life of the option of 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):


                                                       Years ended
                                               December 27,    December 31,
                                                   1998       1997      1996
-------------------------------------------------------------------------------

Pro forma net income (loss)                    $    (6,420)  $7,262  $ (25,962)
Pro forma net income (loss) per basic share          (0.72)    0.83      (3.03)
Pro forma net income (loss) per diluted share        (0.72)    0.82      (3.03)
-------------------------------------------------------------------------------

The effects of applying SFAS No. 123 for the years ended December 27, 1998 and December 31, 1997 and 1996 are not likely to be representative of the effects on reported net income for future years .

A summary of the Company's stock option activity and related information follows:

                                       Year ended December 27,     Year ended December 31,     Year ended December 31,
                                                1998                        1997                        1996
----------------------------------------------------------------------------------------------------------------------
                                                     Weighted                   Weighted                    Weighted
                                                     Average                    Average                     Average
                                                     Exercise                   Exercise                    Exercise
                                        Options       Price       Options        Price         Options       Price
                                     --------------------------   ----------------------     -------------------------
Outstanding - beginning of year            684,761     $ 14.08       555,162     $ 14.52         634,363     $ 12.18
Granted                                    798,751       12.59       400,750       15.78         317,725       10.55
Exercised                                  (43,873)       6.49       (67,150)      10.74        (260,612)       0.77
Forfeitures/Expirations                   (543,517)      16.28      (204,001)      19.74        (136,314)      19.74
                                     ---------------------------  ----------------------     ------------------------
Outstanding - end of year                  896,122       11.86       684,761       14.08         555,162       14.52
                                     ---------------------------  ----------------------     ------------------------

Exerciseable at year end                   186,750     $ 13.62       136,460     $ 11.92         149,608     $ 15.31
                                     ---------------------------  ----------------------     ------------------------
Weighted-average fair value of
 options granted during the year:
Incentive Stock Options granted
 under the 1994 Plan                                   $  8.88                   $  8.93                     $  6.87
Non-qualified Stock Options
 granted under the 1994 Plan                           $  8.53                   $ 10.00                     $  5.93
---------------------------------------------------------------------------------------------------------------------

Exercise prices for options outstanding as of December 27, 1998 ranged from $0.50 to $27.25. The weighted-average remaining contractual life of those options is 8.7 years.

DIRECTOR STOCK OPTIONS On October 31, 1996, the Company granted two outside directors an option to purchase 6,000 shares of Common Stock each at an exercise price of $8.75. The options vest over a three-year period. On November 20, 1996, the Company granted an option to purchase 12,000 shares of Common Stock at an exercise price of $8.00 per share to a newly appointed outside director. The option vests over a four-year period. On April 22, 1997, the Company granted two outside directors an option to purchase 3,000 shares of Common Stock each at an exercise price of $14.00. The options vest over a three-year period. On April 28, 1998, the Company granted three outside directors an option to purchase 3,000 shares of Common Stock each at an exercise price of $20.00. The options vest over a three-year period. All of the above options to directors were granted under the 1994 Plan.

EMPLOYEE STOCK PURCHASE PLAN On June 2, 1994, the Company adopted and the stockholders approved the 1994 Employee Stock Purchase Plan (the Purchase Plan) and the Company reserved 200,000 shares of Common Stock for sale to employees. The Purchase Plan became effective upon the Company's initial public offering. On April 22, 1997, the Company adopted and the stockholders approved an amendment to the Purchase Plan and the Company reserved an additional 300,000 shares of Common Stock for sale to employees. The Purchase Plan allows eligible employees of the Company to purchase shares of Common Stock generally at 85% of the lower of the fair market value per share of Common Stock on (i) the first
day of the offering period or (ii) the purchase date.   Contributions are
limited to 15% of an employee's eligible compensation, subject to a maximum fair value annual purchase of $25,000. There were 115,904, 67,814 and 90,584 shares issued under the Purchase Plan during 1998, 1997 and 1996, respectively.

     Note 11  Employee Benefit Plans

The Company has a 401(k) employee salary deferral plan that allows voluntary contributions by all full-time employees of the Company's United States and Mexico operations upon commencement of employment. Under the plan, eligible employees may contribute up to 18% of their pre-tax earnings, not to exceed the Internal Revenue Service annual contribution limit ($10,000 for 1998). The Company may make contributions each year up to a maximum of 4% of an employee's total compensation. Total Company contributions were $0.1 million for each of the years ended December 27, 1998 and December 31, 1997 and 1996.

The Company has adopted a profit sharing plan for its United States and Mexico employees to provide a financial incentive. The Company makes contributions to the profit sharing plan in an amount equal to 5% of pre-tax profits. Total expenses pursuant to this plan for the year ended December 31, 1997 were $0.7 million. No expenses were recorded pursuant to this plan for the years ended December 27, 1998 and December 31, 1996.

The Company has adopted a management bonus plan to provide an additional financial incentive for management. No expenses were recorded pursuant to this plan for the year ended December 27, 1998. Total expenses pursuant to this plan for the years ended December 31, 1997 and 1996 were $1.3 million and $0.1 million, respectively.

     Note 12  Shareholder Rights Plan

On July 10, 1996, the Board of Directors adopted a Shareholder Rights Plan (the
Plan). Under the terms of the Plan, each shareholder of record at the close of business on July 22, 1996, received as a dividend one Preferred Share purchase right (Right) for each share of Common Stock of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock of the Company at a price of $100.00 per share, subject to adjustment. The Rights will separate from the Common Stock and become exerciseable following the twentieth day after a person or group acquires beneficial ownership of more than 20.5% of the Company's Common Stock or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of more than 20.5% of the Company's Common Stock. Upon such events, the Company's Board of Directors may exchange the Rights for one share of Common Stock per Right. Any unexercised Rights not exchanged will have the right to receive Common Stock having a value of two times the purchase price of the Right. The Rights expire on July 21, 2006, unless redeemed at the Company's option for $0.001 per Right at any time on or prior to the twentieth day after public announcement that a person or group has acquired beneficial ownership of more than 20.5% of the Common Stock. Preferred shares purchasable upon exercise of the right will not be redeemable. Each Preferred Share will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. Preferred shares will have 100 votes.

Note 13 Income Taxes

Income taxes include the following (in thousands):                                                  Years ended
                                                                                       December 27,            December 31,
                                                                                          1998               1997        1996
---------------------------------------------------------------------------------------------------------------------------------
Federal:
 Current                                                                            $        -           $    (305)    $     (77)
 Deferred                                                                               (2,079)              3,452        (9,623)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                        (2,079)              3,147        (9,700)
State:
 Current                                                                                     -                   -            54
 Deferred                                                                                  (33)                313          (149)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                           (33)                313           (95)

Foreign, current                                                                           263                 358            41
---------------------------------------------------------------------------------------------------------------------------------

                                                                                    $   (1,849)          $   3,818     $  (9,754)
---------------------------------------------------------------------------------------------------------------------------------

The tax benefits associated with certain stock options reduced taxes currently payable by $0.1 million, $0.4 million and $0.7 million for 1998, 1997 and 1996, respectively. Such benefits are credited to additional paid-in capital when realized.

Income tax expense (benefit) differs from the amount computed by applying the federal statutory rate for the years ended December 27, 1998 and December 31, 1997 and 1996, respectively, as follows (in thousands):

                                                                                      Years Ended
                                                                           December 27,         December 31,
                                                                              1998          1997          1996
-------------------------------------------------------------------------------------------------------------------
Federal income tax expense (benefit) calculated at the statutory rate       $  (2,245)   $  4,219     $ (12,172)
State income tax (benefit), net of federal effect                                (218)        409           (62)
Foreign losses (income) with no tax benefit (charge)                             (416)       (648)        2,438
In-process technology                                                            (346)       (346)          (54)
Research and development credit                                                     -           -          (100)
Other, net                                                                      1,376         184           196
-------------------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                                                $  (1,849)   $  3,818     $  (9,754)
-------------------------------------------------------------------------------------------------------------------

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities as of December 27, 1998 and December 31, 1997 are as follows (in thousands):

                                                          December 27,    December 31,
                                                              1998           1997
--------------------------------------------------------------------------------------
Deferred tax assets:
 Tax benefits related to restructuring                        $ 3,327      $ 5,279
 Inventory valuation                                            1,148        1,118
 Accrued liabilities                                              781          519
 Allowance for returns and doubtful accounts                      254          358
 State tax NOL carryforward                                       131           14
 Federal tax NOL carryforward                                   3,243            -
 Alternative minimum tax credit                                   443          443
 Other state credits                                               29           29
--------------------------------------------------------------------------------------
                                                                9,356        7,760
Deferred tax liabilities:
 Tax versus financial reporting depreciation                      847        1,302
 Prepaid expenses and other                                       111          172
--------------------------------------------------------------------------------------
                                                                  958        1,474
--------------------------------------------------------------------------------------
Net deferred tax asset                                          8,398        6,286
Plus (minus) deferred tax liability (asset) - current          (2,072)      (1,823)
--------------------------------------------------------------------------------------
Deferred tax asset, non-current                               $ 6,326      $ 4,463
--------------------------------------------------------------------------------------

Management has concluded that no valuation allowance is required based on its assessment that future levels of taxable income will, more likely than not, be sufficient to realize the tax benefits.

At December 27, 1998, the Company has a federal and state net operating loss of $9.5 million and $4.0 million, respectively, which are available for carryover to future periods. The federal net operating loss begins expiring in the year 2019 while the state net operating loss begins expiring in 2003. In addition, the Company has $0.4 million of alternative minimum tax credit carryovers at December 27, 1998 which do not expire.

The Internal Revenue Service (IRS) has concluded a field audit of the Company's income tax returns for the tax year 1993. In connection with this audit, the IRS issued a 90-day letter in January 1998 proposing adjustments to the Company's income and tax credits for the year, which would result in an additional assessment of $1.6 million, excluding interest. The major proposed adjustment, which relates to the allocation of the purchase price of assets obtained from Rogers Corporation (Rogers) pursuant to acquisition agreements between the Company and Rogers, would extend the period over which the tax benefit for the purchase price would be recovered. The Company and the IRS have reached a tentative agreement to settle all outstanding issues relating to this audit. The terms of the agreement would require a payment of approximately $0.6 million, excluding interest, most of which will be recoverable by amending subsequent years' tax returns. The Company believes that the current tax provision is adequate to cover the estimated liability and the final disposition of these matters will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

Pre-tax income (loss) from foreign operations was $1.8 million, $3.2 million and ($38.8) million for the years ended December 27, 1998 and December 31, 1997 and 1996, respectively. The residual United States tax liability for unremitted foreign earnings is immaterial.

     Note 14 Commitments and Contingencies

LEASE COMMITMENTS The Company leases its facilities and equipment under capital and operating leases which expire at various dates through January 15, 2008. As of December 27, 1998, the future minimum lease commitments under these leases are payable as follows (in thousands):

                                                      Capitalized   Operating
                                                         Leases      Leases
 1999                                                      $   74    $  1,451
 2000                                                          40       1,198
 2001                                                          36       1,175
 2002                                                           -       1,105
 2003                                                           -         624
 2004 and thereafter                                                      526
-----------------------------------------------------------------------------
Total minimum lease payments                                  150    $  6,079
                                                                     --------
Less amounts representing interest                            (18)
-----------------------------------------------------------------
Present value of future net minimum lease payments         $  132
-----------------------------------------------------------------

Rent expense for all operating leases for the years ended December 27, 1998 and December 31, 1997 and 1996 was $2.3 million, $3.9 million and $4.2 million, respectively. At December 27, 1998 and December 31, 1997, the Company had capitalized $0.8 million and $0.7 million, respectively, related to assets acquired under capitalized lease agreements in the accompanying balance sheet.

ENVIRONMENTAL REMEDIATION CONTINGENCY The nature of the Company's business exposes the Company to potential environmental remediation liabilities arising from the manufacture, use and disposal of hazardous materials used to manufacture flex interconnect products. Management believes that any cost associated with maintaining the Company's compliance with current environmental remediation laws will not have a material adverse effect on the Company's financial statements.

MEXICAN UNION RELATIONS At December 27, 1998, 1,990 of the Company's employees located in Mexico were represented by a labor union and covered by a collective bargaining agreement expiring December 31, 1999 that is subject to revision annually under Mexican labor laws. The Company has not experienced any employee-related work stoppage and believes that its relationship with its union and other employees is good, but there can be no assurance that the Company will be able to successfully negotiate with the labor union in the future.

     Note 15 Geographic and Major Customer Information

The Company operates in one business segment which is the manufacture and sale of flexible circuit interconnect solutions. Financial information summarized by geographic area for the years ended December 27, 1998 and December 31, 1997 is as follows (in thousands):

                                    Years Ended
                            December 27,      December 31,
                                1998              1997
-----------------------------------------------------------
Revenue:
  North America               $  135,000        $  157,743
  Europe                           2,509            38,410
  Southeast Asia                  47,350            28,430
  Eliminations                   (14,762)          (10,705)
-----------------------------------------------------------
Total                            170,097           213,878
Operating Income (loss):
  North America               $   (5,096)       $   11,292
  Europe                          (1,974)              392
  Southeast Asia                   3,364             2,927
  Eliminations                       168               (31)
-----------------------------------------------------------
Total                             (3,538)           14,580
Total Assets:
  North America               $  139,354        $  141,473
  Europe                          12,570            13,721
  Southeast Asia                   9,582             9,672
  Eliminations                   (53,202)          (50,666)
Total                            108,304           114,200
-----------------------------------------------------------

At any given time, sales to certain customers may account for a significant
portion of the Company's business.   Customers who individually represent 10% or
more of net sales for the respective year are as follows:

                              Years ended
                   December 27,        December 31,
-----------------------------------------------------------
                      1998         1997          1996

 IBM                  16.0%        11.5%         11.7%
 Seagate              12.4%        21.9%         34.9%
-----------------------------------------------------------

Export sales during the years ended December 27, 1998 and December 31, 1997 and 1996 were $56.2 million, $66.6 million and $26.6 million, respectively.

     Note 16 Related Party Transactions

ACQUISITION AGREEMENTS WITH ROGERS CORPORATION Pursuant to the asset purchase agreements entered into on June 28, 1993 between the Company and Rogers Corporation (Rogers) whereby the Company purchased the Flexible Interconnect Division (the Predecessor) of Rogers, Rogers retained certain existing and potential liabilities. In particular, Rogers retained all liabilities resulting from, among other things, the creation, storage, discharge, use or handling of hazardous or toxic substances by the Predecessor that may exist on or about the Company's facilities in Arizona and Mexico prior to the acquisition.

In connection with the acquisition, the Company entered into a building lease with an affiliate of Rogers to lease the Predecessor's corporate headquarters and U.S. manufacturing facility. The lease agreement for the Company's U.S. facility was for five years and provided for fixed payments of $0.5 million per annum for the first three years and mutually agreed market rates for the remaining two years. As provided for in the lease agreement, the Company exercised its option to renew the lease for an additional five years in June 1997, twelve months prior to the lease expiration date. The renewed lease provides for fixed payments of $0.8 million per annum for years four through eight and mutually agreed-upon market rates adjusted for the Consumer Price Index for years nine and ten. Total rent expense paid to Rogers was $0.8 million for the year ended December 27, 1998 and $0.6 million and $0.5 million for each of the years ended December 31, 1997 and 1996, respectively.

AFFILIATION WITH XYRATEX The Company derived 0.1% and 1.1% of its net sales in 1998 and 1997, respectively from sales to Xyratex, a major shareholder of the Company with a representative on the Company's Board of Directors. Through September 30, 1997, the Company leased the ADFlex U.K. manufacturing facility from Xyratex. Total lease payments made to Xyratex in 1997 totaled $1.5 million. In addition, $0.5 million was paid to Xyratex in 1997 for administrative services.

AFFILIATION WITH HANA MICROELECTRONICS In August 1996, the Company established a joint venture located in Lamphun, Thailand with Hana. The joint venture was 80% owned by the Company and 20% owned by Hana. The Company purchased the remaining 20% equity interest in ATL from Hana in September 1997. The Company entered into a building lease with Hana on October 1, 1996 to lease the Thailand manufacturing facility. The lease term expired on March 31, 1999. Total lease payments made to Hana in 1998 and 1997 totaled $0.6 million and $0.4 million, respectively. In addition, $0.3 million was paid to Hana in 1997 for administrative services. No administrative service payments were made in 1998.

     Note 17 Quarterly Financial Data (unaudited)

                                                 First        Second          Third         Fourth
(in thousands)                                  Quarter       Quarter        Quarter        Quarter         Year
------------------------------------------------------------------------------------------------------------------------

Net sales
 1998                                          $   50,023     $  44,304     $   36,142      $  39,628     $  170,097
 1997                                              48,221        56,244         55,058         54,355        213,878
 1996                                              38,082        35,031         36,898         46,825        156,836
Gross profit
 1998                                              10,518         1,153          1,586          3,864         17,121
 1997                                               7,432         9,090         10,145         11,385         38,052
 1996                                               7,198         5,244           (295)         6,416         18,563
Net income (loss)
 1998                                               2,631        (3,574)/2/     (2,610)        (1,200)/2/     (4,753)/2/
 1997                                                 873         1,880          2,597          3,246          8,596
 1996                                                 840          (660)       (25,663)/1/        459        (25,024)/1/
Net income (loss) per basic share
 1998                                                 .30          (.40)         ( .29)          (.13)          (.54)
 1997                                                 .10           .22            .30            .37           . 99
 1996                                                 .10          (.08)         (2.98)           .05          (2.92)
Net income (loss) per diluted share
 1998                                                 .30          (.40)          (.29)          (.13)          (.54)
 1997                                                 .10           .21            .29            .36            .97
 1996                                                 .10          (.08)         (2.98)           .05          (2.92)
------------------------------------------------------------------------------------------------------------------------



1 Includes charges of $29.2 million related to restructuring of the Company's U.K. operations.
2 During the quarter ended June 30, 1998, $1.1 million charges were incurred related to work force reduction and the closing of two plants in Mexico in an effort to address current adverse industry trends and during the quarter ended December 27, 1998, charges of $0.5 million were incurred related to work force reduction. See Note 4.

Report of Ernst & Young LLP, Independent Auditors



     The Stockholders and Board of Directors of ADFlex Solutions, Inc.

We have audited the accompanying consolidated balance sheets of ADFlex Solutions, Inc. (the Company) at December 27, 1998 and December 31, 1997, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of the Company referred to above present fairly, in all material respects, the consolidated financial position of ADFlex Solutions, Inc. at December 27, 1998 and December 31, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 27, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has failed to meet certain provisions of its credit agreement in February 1999 and expects to fail to meet another covenant at March 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying 1998 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                           /s/ Ernst & Young LLP



Phoenix, Arizona
January 25, 1999, except as to
 basis of presentation in Note 1
 to the consolidated financial statements as to which the date is April 2, 1999.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

          Not applicable.

     PART III

     Certain information required by Part III is omitted from this Report by virtue of the fact that the Company will file with the Securities and Exchange Commission (the "SEC"), pursuant to Regulation 14A, within 120 days after the end of the fiscal year covered by this Report, a definitive proxy statement (the "Proxy Statement") relating to the Company's Annual Stockholders' Meeting. Certain information to be included in the Proxy Statement is incorporated herein by reference.

Item 10.  Directors and Executive Officers of the Registrant.

     The information concerning the Company's directors and executive officers and compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required by this item will be contained in the sections captioned "Election of Directors" and "Section 16(a) Beneficial Ownership Reporting Compliance" of the Proxy Statement, and is incorporated herein by reference.

Item 11.  Executive Compensation.

     The information required by this item will be contained in the sections captioned "Executive Compensation," "Compensation Committee Report on Executive Compensation" and "Comparison of Stock Performance" of the Proxy Statement and, except as noted below, is incorporated herein by reference.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Report on Form 10-K, the "Compensation Committee Report on Executive Compensation" and "Comparison of Stock Performance" graph in the Proxy Statement shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9) of SEC Regulation S-K.

Item 12.  Security Ownership of Certain Beneficial Owners and Management.

     The information required by this item will be contained in the section captioned "Security Ownership of Certain Beneficial Owners and Management" of the Proxy Statement, and is incorporated herein by reference.

Item 13.  Certain Relationships and Related Transactions.

  The information required by this item will be contained in the section captioned "Certain Relationships and Related Transactions" of the Proxy Statement, and is incorporated herein by reference.

          PART IV

Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K.


(a)  1.   Consolidated Financial Statements

          (i)            Report of Independent Auditors

          (ii)           Consolidated Balance Sheets - December 27, 1998 and
                          December 31, 1997

          (iii)          Consolidated Statements of Operations - Years ended
                          December 27, 1998 and December 31, 1997 and 1996

          (iv)           Consolidated Statements of Equity - Years ended
                          December 27, 1998 and December 31, 1997 and 1996

          (v)            Consolidated Statements of Cash Flows - Years ended
                          December 27, 1998 and December 31, 1997 and 1996

          (vi)           Notes to Consolidated Financial Statements



     2.   Financial Statement Schedule.

     The following financial statement schedule of ADFlex Solutions, Inc. for the years ended December 27, 1998 and December 31, 1997 and 1996 is filed as part of this Report and should be read in conjunction with the Consolidated Financial Statements.

     Independent Auditor's Report on Schedule  S-1
     Schedule  II - Valuation and Qualifying Accounts and Reserves  S-2

     Schedules not listed above have been omitted because they are not applicable or are not required or because the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

     2.   Exhibits.

              Number            Description
          ------------          -------------------------------------------------------------------
             2.1(1)             Asset Purchase Agreement between the Registrant and Rogers
                                Corporation dated June 28, 1993
             2.2(1)             Asset Purchase Agreement between ADFlex Mexico S.A. de C.V.
                                ("ADMex") and Rogers Mexicana, S.A. de C.V. dated June 28, 1993
             2.3(2)             Share Sale and Purchase Agreement, dated January 7, 1996,
                                between the Registrant and Havant International Holdings Limited
             2.4(2)             Letter, dated January 7, 1996, constituting the Disclosure
                                Letter under the Share Sale and Purchase Agreement included as
                                Exhibit 2.3
             3.1(1)             Restated Certificate of Incorporation
             3.2(1)             Bylaws
             3.3(5)             Amendment to Bylaws Adopted January 31, 1996
             4.1(1)             Specimen Common Stock Certificate
             4.2(6)             Rights Agreement, dated as of July 10, 1996, between the
                                Registrant and First National Bank of Boston, NA, including the
                                Certificate of Designation of Rights, Preferences and Privileges
                                of Series A Participating Preferred Stock, the form of Rights
                                Certificate and the Summary of Rights attached thereto as
                                Exhibits A, B and C, respectively.
           *10.1(1)             1993 Equity Incentive Plan

                *10.2(1)        1994 Stock Incentive Plan
                *10.3(3)        Amendment No. 1 to 1994 Stock Incentive Plan, effective as of
                                April 18, 1995
                *10.4           Amendment No. 2 to 1994 Stock Incentive Plan, effective August
                                26, 1996
                *10.5(1)        401(k) Profit Sharing Plan
                *10.6(1)        1994 Employee Stock Purchase Plan
                *10.7(1)        Form of Indemnification Agreement entered into between the
                                Registrant and its Directors
                 10.8(1)        Equipment Lease Agreement, dated February 23, 1994, between the
                                Registrant and Ally Capital Corporation
                 10.9(1)        Registration Rights Agreement, dated March 31, 1994, among the
                                Registrant, AMP Incorporated, Ampersand and Ampersand II
                10.10(1)        Letter, dated June 15, 1994, between the Registrant and Rogers
                                Corporation
               *10.12(1)        Stock Option Agreement, dated June 2, 1994, between the
                                Registrant and Steve Sanghi
                10.15(1)        Lease, dated June 28, 1993, between the Registrant and TL
                                Properties, Inc.
                10.16(1)        Noncompetition and Nondisclosure Agreement, dated June 28, 1993, between the Registrant and Rogers Corporation
                10.17(1)        FID Intellectual Property Assignment and License Agreement,
                                dated June 28, 1993, between the Registrant and Rogers
                                Corporation
                10.18(1)        Joint and Several Guaranty, among the Registrant, ADFlex Mexico
                                S.A. de C.V., Rogers Corporation and TL Properties, Inc.
               *10.22(1)        ADFlex Solutions, Inc. Profit Sharing Bonus Plan
               *10.23(1)        ADFlex Solutions, Inc. Management Bonus Plan
                10.25(1)        First Amendment to Lease, dated June 1994, between the
                                Registrant and TL Properties, Inc.
                10.26(2)        Deed of Tax Covenant, dated January 7, 1996, between the
                                Registrant and Havant International Holdings Limited
                10.28(2)        Registration Rights and Standstill Agreement, dated January 7,
                                1996, between the Registrant and Havant International Holdings
                                Limited
                10.29(2)        License Agreement, dated January 8, 1996, between Havant
                                International Limited and Polene Limited
                10.32(2)        Assignment of Intellectual Property, dated January 8, 1996, between Polene Limited and Havant International Limited
                10.33(2)        Agreement for the Sale and Purchase of the Businesses and Assets
                                of Havant International Limited, dated January 3, 1996, between
                                Havant International Limited and Polene Limited
                10.34(2)        Agreement for the Sale of the Debtors and the Assumption of
                                Certain of the Liabilities of Havant International Limited,
                                dated January 4, 1996, between Havant International Limited and
                                Polene Limited
                10.37(2)        Corporate Guarantee, dated January 7, 1996, by the Registrant in favor of IBM United Kingdom Limited and International Business
                                Machines Corporation
                10.38(2)        Operating Confidentiality Agreement, dated January 3, 1996, between Havant International Limited and Polene Limited
                10.39(2)        Deed of Assignment of UK Patent Applications, dated January 8,
                                1996, between Polene Limited and Havant International Limited
                10.40(2)        Deed of Assignment of Non-UK Patent Applications, dated January
                                8, 198, between Polene Limited and Havant International Limited
                10.41(4)        Bilateral Purchase and Sale Agreement, dated August 31, 1995, among Telson, S.A. de C.V., Zenith Electronics Corporation,
                                ADFlex Mexico S.A. de C.V. and the Registrant
                10.50(7)        Equity Purchase Agreement dated September 26,1997 between the
                                Registrant and Hana Microelectronics Public Co., Ltd.
                10.51(7)        Promissory Note dated September 30, 1997 between the Registrant and Hana Microelectronics Public Co., Ltd.
                10.53 (8)       Collective Bargaining Contract dated December 10, 1997
                                (Translation)
                10.54 (8)       Compensatory Control Agreement dated January 22, 1997 between the Registrant and Rolando C. Esteverena.
                10.56 (9)       Third Amendment to Credit Agreement, dated October 30, 1998, among the

                                Registrant, BankBoston, N.A. and BankBoston, N.A. as
                                agent for Lenders
                10.57           Fourth Amendment to Credit Agreement, dated January 15, 1999, among the Registrant, BankBoston, N.A. and BankBoston, N.A. as
                                agent for Lenders
                10.58           Fifth Amendment to Credit Agreement, dated February 19, 1999, among the Registrant, BankBoston, N.A. and BankBoston, N.A. as
                                agent for Lenders
                 16.1(1)        Letter from KPMG Peat Marwick
                 21.1           Subsidiaries of the Registrant
                 23.1           Consent of Ernst & Young LLP
---------------------


(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 33-80324) or amendments thereto, filed with the Securities and Exchange Commission on June 16, 1994.

(2) Incorporated by reference from the Company's Current Report on Form 8-K dated January 7, 1996.

(3) Incorporated by reference from the Company's Form 10-Q for the quarter ended September 30, 1995.

(4) Incorporated by reference from the Company's Form 10-Q for the quarter ended September 30, 1995.

(5) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1995.

(6)  Incorporated by reference from the Company's Form 8-K dated July 10, 1996.

(7) Incorporated by reference from the Company's Form 10-Q for the quarter ended September 30, 1997.

(8) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1997.

(9) Incorporated by reference from the Company's Form 10-Q for the quarter ended September 30, 1998.

*    Constitutes a management contract or compensatory plan or arrangement.

(b) Reports on Form 8-K.

     None.

     SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 ADFLEX SOLUTIONS, INC.
                                      (Registrant)

Date: April 5, 1999              By /s/ Rolando Esteverena
                                 Rolando C. Esteverena
                                 President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name                               Title                                     Date
------------------------------     -------------------------------------     -------------------
/s/ Rolando C. Esteverena
 Rolando C. Esteverena               President, Chief Executive Officer        April 5, 1999
                                     and Director (Principal Executive
                                     Officer)

/s/ Donald E. Frederick
Donald E. Frederick                  Vice President, Chief Financial           April 5, 1999
                                     Officer, Secretary (Principal
                                     Financial Officer and Principal
                                     Accounting Officer)

/s/ Steve Sanghi
 Steve Sanghi                        Director                                  April 5, 1999


/s/ Richard P. Clark
 Richard P. Clark                    Director                                  April 5, 1999

/s/ William Kennedy Wilkie
 William Kennedy Wilkie              Director                                  April 5, 1999


/s/ Wade Meyercord
 Wade Meyercord                      Director                                  April 5, 1999

Report of Ernst & Young LLP, Independent Auditors

     The Stockholders and Board of Directors of ADFlex Solutions, Inc.

We have audited the accompanying consolidated balance sheets of ADFlex Solutions, Inc. (the Company) at December 27, 1998 and December 31, 1997, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 27, 1998, and have issued our report thereon dated January 25 ,1999, except as to basis of presentation in
Note 1 to the consolidated financial statements as to which the date is April 2, 1999. Our audits also included the financial statement schedule listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company has failed to meet certain provisions of its credit agreement in February 1999 and expects to fail to meet another covenant at March 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to those matters are also described in Note 1 to the consolidated financial statements. The 1998 consolidated financial statements and the accompanying schedule do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                           /s/ Ernst & Young LLP


Phoenix, Arizona
January 25, 1999, except as to
 basis of presentation in Note 1
 to the consolidated financial statements as to which the date is April 2, 1999.

                                                                         ANNEX B


                                 Current Report

                                       On

                                    Form 8-K

                                       Of

                                     ADFlex

                             Filed on July 8, 1999

                                                                         Annex B
                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549



                                   Form 8-K


                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) July 7,1999
                                                 -----------



                                 ADFlex Solutions, Inc.

--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

         Delaware                       0-24416                04-3186513

--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission File)        (I.R.S. Employer
     of incorporation)                  Number)            Identification No.)

             2001 West Chandler Boulevard, Chandler, Arizona 85224

--------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code:  (602) 963-4584
                                                     --------------


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)


                                                       Total Number of Pages - 4
                                                   Index to Exhibits at Page - 4

Item 5.    Other Events.

     ADFlex Solutions, Inc. (the "Company") hereby incorporates by reference the description of the proposed transaction between the Company, Innovex, Inc. ("Parent") and Innovex Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), which is described in (1) the Agreement and Plan of Merger among the Company, Parent and Purchaser, dated as of July 1, 1999 (such agreement being Exhibit 2.1 attached hereto) and (2) the joint press release of the Company and Purchaser, dated July 1, 1999 announcing the proposed transaction (such press release being Exhibit 99.1 attached hereto).

Item 7.    Financial Statements and Exhibits.

Exhibit No.      Description
-----------      -----------

       2.1 Agreement and Plan of Merger, dated as of July 1, 1999, among ADFlex Solutions, Inc., Innovex, Inc. and Innovex Acquisition Corp.

      99.1 Joint press release of ADFlex Solutions, Inc. and Innovex, Inc., dated July 1, 1999.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  July 7, 1999.

                                                  ADFLEX SOLUTIONS, INC.


                                                  By:________________________

                            ADFLEX SOLUTIONS, INC.

                          CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX


Exhibit No.                   Exhibit                     Sequential Page Number
-----------                   -------                     ----------------------

    2.1       Agreement and Plan of Merger, dated July 1,       Page __
              1999, among ADFlex Solutions, Inc., Innovex,
              Inc. and Innovex Acquisition Corp.

   99.1       Joint press release of ADFlex Solutions,          Page __
              Inc. and Innovex, Inc., dated July 1, 1999.

                                                                         ANNEX C


                                Quarterly Report

                                       On

                                   Form 10-Q

                                       Of

                                     ADFlex

                  For The Quarterly Period Ended June 27, 1999

                                                                         ANNEX C

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 10-Q

(Mark One)

( X ) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 27, 1999

                                       OR

(   )  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934.



                       Commission File Number:   0-24416
                                                 -------


                            ADFlex Solutions, Inc.
            (Exact name of registrant as specified in its charter)

               Delaware                                         04-3186513
      (State or other jurisdiction of                        (I.R.S. Employer
      incorporation or organization)                        Identification No.)

                  2001 W. Chandler Blvd., Chandler, AZ  85224
                                (602) 963-4584
              (Address, including zip code, and telephone number,
                     including area code, of registrant's
                         principal executive offices)

The registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days.

Yes ______   No    X
                ------

The number of shares outstanding of the issuer's common stock, as of June 30, 1999:

             Common Stock, $.01 Par Value:         8,984,518 shares

                            ADFlex Solutions, Inc.
                                     INDEX

                                                                         Page
                                                                         ----
PART I    FINANCIAL INFORMATION

      Item 1.  Condensed Consolidated Financial Statements

       Condensed Consolidated Balance Sheets -
          June 27, 1999 and December 27, 1998..........................    3

       Condensed Consolidated Statements of Operations -
          Three and Six Months Ended June 27, 1999 and June 30, 1998..     4

       Condensed Consolidated Statements of Cash Flows -
          Six Months Ended June 27, 1999 and June 30, 1998............     5

       Notes to Condensed Consolidated Financial Statements...........     6

      Item 2.  Management's Discussion and Analysis of
               Financial Condition and Results of Operations..........     9


PART II  OTHER INFORMATION

      Item 4.  Submission of Matters to a Vote of Security Holders....    17

      Item 6.  Exhibits and Reports on Form 8-K.......................    17


SIGNATURES............................................................    18

EXHIBITS


       (27.1)  Financial Data Schedule (filed only electronically with the SEC)

                        Part I.   Financial Information

Item 1.   Condensed Consolidated Financial Statements

                             ADFlex Solutions, Inc.
                     Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                            June 27,                December 27,
                                                              1999                      1998
                                                    ----------------------     ---------------------
Assets                                                     (Unaudited)
Current assets:
  Cash & cash equivalents                                          $ 2,641                  $  5,325
  Accounts receivable, net                                          22,704                    24,747
  Other receivables                                                    795                     1,161
  Inventories                                                        9,021                     9,397
  Deferred tax assets                                                    -                     2,072
  Other current assets                                                 675                     1,952
                                                    ----------------------     ---------------------
Total current assets                                                35,836                    44,654
Property, plant & equipment, net                                    47,736                    55,351
Intangible Assets                                                    1,710                     1,933
Deferred tax assets                                                      -                     6,326
Other assets                                                            46                        40
                                                    ----------------------     ---------------------
                                                                   $85,328                  $108,304
                                                    ======================     =====================

Liabilities and Stockholders' Equity
Current liabilities:
  Line of credit                                                   $16,400                  $ 13,000
       Notes payable                                                     -                        63
  Accounts payable                                                  16,422                    15,927
  Accrued liabilities                                                9,872                     7,183
  Current portion of long-term debt and
          capitalized leases                                        16,865                    24,613
                                                    ----------------------     ---------------------
Total current liabilities                                           59,559                    60,786
Long-term debt and capitalized leases                                1,311                        69
Stockholders' equity                                                24,458                    47,449
                                                    ----------------------     ---------------------
                                                                   $85,328                  $108,304
                                                    ======================     =====================

     See accompanying notes to condensed consolidated financial statements

                            ADFlex Solutions, Inc.
                Condensed Consolidated Statements of Operations
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                         Three Months Ended                       Six Months Ended
                                                      June 27,        June 30,               June 27,         June 30,
                                               -----------------------------------     -----------------------------------
                                                      1999                1998                1999                1998
                                               ---------------     ---------------     ---------------     ---------------
Net sales                                            $34,187             $44,304            $ 62,825             $94,327

Cost of sales                                         29,560              43,151              58,576              82,656
                                               ---------------     ---------------     ---------------     ---------------
   Gross profit                                        4,627               1,153               4,249              11,671
Operating expenses:
   Engineering, research & development                 1,079               1,979               2,443               4,100
   Selling, general & administrative                   3,401               3,139               5,994               7,037
   Restructuring charges                                 903                   -               7,806                   -
   Amortization of intangible assets                     129                 129                 258                 258
                                               ---------------     ---------------     ---------------     ---------------
Total operating expenses                               5,512               5,247              16,501              11,395
   Operating income (loss)                              (885)             (4,094)            (12,252)                276
Interest income                                           22                 142                  58                 197
Interest expense                                        (947)               (838)             (1,826)             (1,424)
Other income (expense), net                             (592)               (174)               (658)               (360)
                                               ---------------     ---------------     ---------------     ---------------
Income (loss) before income taxes                     (2,402)             (4,964)            (14,678)             (1,311)
Income taxes                                               -              (1,390)              8,874                (368)
                                               ---------------     ---------------     ---------------     ---------------

Net income (loss)                                    $(2,402)            $(3,574)           $(23,552)            $  (943)
                                               ===========================================================================

Net income (loss) per share:

     Basic                                           $ (0.27)            $ (0.40)           $  (2.62)            $ (0.11)
                                               ===========================================================================
     Diluted                                         $ (0.27)            $ (0.40)           $  (2.62)            $ (0.11)
                                               ===========================================================================

Number of shares used in computing
net income (loss) per share:

      Basic                                            8,983               8,835               8,975               8,820
                                               =========================================================================

      Diluted                                          8,983               8,835               8,975               8,820
                                               =========================================================================

     See accompanying notes to condensed consolidated financial statements

                            ADFlex Solutions, Inc.
                Condensed Consolidated Statements of Cash Flows
                                (In thousands)
                                  (Unaudited)

                                                                                    Six Months Ended
                                                                               June 27,          June 30,
                                                                    -----------------------------------------------
                                                                              1999                      1998
                                                                    ---------------------      --------------------
Cash flows provided by (used in) operating activities
Net income (loss)                                                                $(23,552)                 $   (943)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Depreciation and amortization                                                  5,412                     4,339
     Deferred taxes                                                                 8,398                       391
     Restructuring charges                                                          7,806                         -
     Net gain/loss on disposal of assets                                               35                      (103)
     Changes in operating assets and liabilities:
         Accounts receivable                                                        2,043                     7,691
         Other receivables                                                            366                       219
         Inventories                                                                  376                     2,931
         Other current assets                                                       1,277                      (236)
         Accounts payable and accrued liabilities                                   3,184                    (6,366)
                                                                    ---------------------      --------------------
Net cash provided by (used in) operating activities                                 5,345                     7,923

Cash flows provided by (used in) investing activities
Capital expenditures                                                               (5,415)                  (13,733)
(Increase)/decrease in other assets                                                    (6)                        2
                                                                    ---------------------      --------------------
Net cash (used in) investing activities                                            (5,421)                  (13,731)

Cash flows provided by (used in) financing activities
Net activity on line of credit                                                      3,400                    (3,500)
Proceeds from issuance of long-term debt                                            1,600                     5,000
Payments on long-term debt                                                         (7,985)                        -
Payments on note payable                                                              (63)                     (875)
Payments on capitalized lease obligations                                            (121)                      (85)
Issuance of common stock, net of expenses                                             561                       703
                                                                    ---------------------      --------------------
Net cash flows provided by (used in) financing activities                          (2,608)                    1,243
                                                                    ---------------------      --------------------

Net decrease in cash and cash equivalents                                          (2,684)                   (4,565)
Cash and cash equivalents at beginning of period                                    5,325                     9,092
                                                                    ---------------------      --------------------
Cash and cash equivalents at end of period                                       $  2,641                  $  4,527
                                                                    =====================      ====================

                            ADFlex Solutions, Inc.
             Notes to Condensed Consolidated Financial Statements

(1)  Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Preparing financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Operating results for the six month period ended June 27, 1999 are not necessarily indicative of the results that may be expected for the year ending January 2, 2000. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 27, 1998.

     The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has failed to meet certain provisions of its credit agreement during the six months ended June 27, 1999 and in June 1999, the lenders notified the Company that the financing commitments under the existing credit facility had been terminated and the lenders were no longer obligated to loan funds to the Company pursuant to the credit agreement. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements for the period ended June 27, 1999 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     On July 1, 1999, the Company announced that it had entered into a definitive merger agreement with Innovex, Inc. whereby Innovex's acquisition subsidiary would commence a cash tender offer to purchase outstanding shares of Company common stock for $3.80 per share. As of August 3, 1999, the tender offer was successfully completed. Following the expiration of the tender offer, Innovex's acquisition subsidiary purchased 6,804,284 shares of the Company's issued and outstanding common stock, representing approximately 75.5% of such shares. One member of the four members of the Company's Board of Directors, under the provisions of the merger agreement, resigned and four persons designated by such Innovex subsidiary were appointed as members of the Company's Board of Directors. As a result, Innovex has voting control of the Company. At the effective time of the merger that is subject to shareholder approval, the Company will become a wholly-owned subsidiary of Innovex.

     The tender offer and the merger are described in detail in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 dated July 7, 1999 and filed with the Securities and Exchange Commission ("SEC") July 8, 1999, as amended by the Company's First Amended and Restated Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on July 27, 1999 and as further amended by the Company's Amendment No. 2 to its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on August 9, 1999.

     The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(2)    Accounts Receivable, Net

       Accounts receivable consists of the following (in thousands):

                                                                June 27,                      December 27,
                                                                  1999                           1998
                                                       -----------------------           ---------------------
           Accounts receivable trade                                   $23,944                         $25,748
           Allowance for doubtful accounts and returns                  (1,240)                         (1,001)
                                                       -----------------------           ---------------------
                                                                       $22,704                         $24,747
                                                       =======================           =====================

(3)    Inventories

       Inventories consist of the following (in thousands):

                                                             June 27,                          December 27,
                                                               1999                               1998
                                                     ----------------------               ---------------------
           Raw materials                                            $ 6,416                             $ 7,437
           Work-in-process                                            4,934                               3,743
           Finished goods                                             1,147                               1,105
           Allowance for obsolescence                                (3,476)                             (2,888)
                                                     ----------------------               ---------------------
                                                                      9,021                             $ 9,397
                                                     ======================               =====================

(4)    Accrued Liabilities

       Accrued liabilities consist of the following (in thousands):

                                                             June 27,                     December 27,
                                                               1999                            1998
                                                      --------------------             ----------------------
           Salaries and benefits                                    $2,187                             $1,987
           Accrued interest                                          1,003                                769
           Accrued severance costs                                     383                                500
           Accrued professional fees                                   800                                  -
           Accrued SAP costs                                           408                                917
           Other                                                     5,091                              3,010
                                                     ---------------------             ----------------------
                                                                    $9,872                             $7,183
                                                      ====================             ======================


(5)  Line of Credit  and Long-term Debt

     Prior to October 30, 1998, the Company's credit facility consisted of a $35.0 million term loan and a $25.0 million revolving line of credit arranged by BankBoston N.A. and a group of other lenders, secured by the

Company's assets and 66-2/3% of the stock of its subsidiaries. On October 30, 1998, the Company and the banks amended the credit facility to reduce the term loan to $30.0 million, change the amortization schedule of the term loan, reduce the revolver to $20.0 million, and change the financial covenants. In addition, a required $5.0 million principal reduction on the term loan was paid from the revolver, as was a required $5.0 million principal payment due January 20, 1999 and a required $0.8 million principal payment due March 31, 1999. An additional principal payment of $0.8 million was paid during the three month period ended June 27, 1999 and an additional payment of $0.8 million is due next quarter ending September 30, 1999, followed by quarterly principal payments of 1.3 million through maturity at December 31, 2002. Borrowing under the revolver is limited to 80% of the aggregate value of eligible domestic accounts receivable and 70% of the aggregate value of eligible foreign accounts receivable. Outstanding balances bear interest at prime plus 0.5% or LIBOR plus an applicable margin ranging from 1.5% to 2.25% based on the Company achieving certain financial objectives at the end of each quarter. In order to obtain the amendment, the Company granted the lenders a warrant to purchase an aggregate of 50,000 shares of common stock at an exercise price of $5.00 per share. The warrant is now fully vested and expires on December 29, 2002. The lenders have customary demand and piggyback registration rights in connection with the warrant. At June 27, 1999, $16.6 million was outstanding under the term loan (less warrant discount of $0.2 million) and the Company had $12.9 million available for borrowing based on collateral requirements under the revolving line of credit, subject to the discussion in the next paragraph regarding the lenders notification that the financing commitments under the existing credit facility had been terminated, with an outstanding balance of $16.4 million. In addition, the Company is in default under its amended credit agreement by failing to comply with its obligation to make a mandatory prepayment of such excess amount of revolver borrowings over the borrowing base amount.

     As of June 27, 1999, the Company was in default under certain financial covenants of the credit facility and in June 1999, the lenders notified the Company that the financing commitments under the existing credit facility had been terminated and the lenders were no longer obligated to loan funds to the Company pursuant to the credit agreement. Therefore, the Company has classified the entire outstanding balance of the facility as a current liability. Further, the audit of the Company's consolidated financial statements for the year ended December 27, 1998 included a going-concern qualification from the Company's independent auditors.

     On July 1, 1999, the Company announced that it had entered into a definitive merger agreement with Innovex, Inc. whereby Innovex's acquisition subsidiary would commence a cash tender offer to purchase outstanding shares of Company common stock for $3.80 per share. As of August 3, 1999, the tender offer was successfully completed. Following the expiration of the tender offer, Innovex's acquisition subsidiary purchased 6,804,284 shares of the Company's issued and outstanding common stock, representing approximately 75.5% of such shares. One member of the four members of the Company's Board of Directors, under the provisions of the merger agreement, resigned and four persons designated by such Innovex subsidiary were appointed as members of the Company's Board of Directors. As a result, Innovex has voting control of the Company. At the effective time of the merger that is subject to shareholder approval, the Company will become a wholly-owned subsidiary of Innovex. As outlined in the definitive merger agreement, Innovex has agreed to pay in full the Company's indebtedness to its lenders at the effective time of the merger.

     The tender offer and the merger are described in detail in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 dated July 7, 1999 and filed with the Securities and Exchange Commission ("SEC") July 8, 1999, as amended by the Company's First Amended and Restated Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on July 27, 1999 and as further amended by the Company's Amendment No. 2 to its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on August 9, 1999.

(6)  Restructuring and Special Charges

     During 1998 and through the second quarter of 1999, the Company experienced a substantial decline in sales levels which decreased capacity utilization. In April 1999, the Company's Board approved a reorganization plan which includes closing the Company's U.K. facility, downsizing the Company's Mexico facility and transferring programs from Mexico to the Company's new Thailand facility. Because of this impairment event, the Company evaluated the ongoing value of the plant and equipment associated with its Chandler and Mexico facilities as required by Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Based on this evaluation, the Company determined that assets with a carrying amount of $10.9 million were impaired and wrote them down to their fair value, as determined by an appraisal of the plant and equipment completed in March 1999. During the three month period ended March 28, 1999, the Company recorded restructuring charges of $6.9 million related to the write-down of property, plant and equipment as discussed above. In addition, the Company recorded restructuring charges of $0.9 million and special charges totaling $1.7 million during the three month period ending June 27, 1999 in connection with the reorganization plan and certain merger-related expenses:, $0.2 million for the U.K. facility shut down costs, $0.7 million related to the write-off of certain obsolete property, plant and equipment, $0.5 million related to employee termination costs, $0.4 million related to write-off of unamortized bank fees and $0.8 million related to professional fees. As of June 27, 1999, the Company paid and charged $0.2 million to the employee termination liability. The remaining accrual for employee termination costs is approximately $0.3 million, which the Company believes is adequate to cover the remaining liabilities.


(7)   Income Taxes

      During the six month period ended June 27, 1999, the Company revised its projection of future levels of income, and the anticipated jurisdictions in which this income would be earned caused a reevaluation of the criteria of future tax benefits. In the determination of management, it was no longer more likely than not that the deferred tax assets could be fully utilized during the
carryforward period.   Accordingly, the Company established a valuation reserve
for all its existing deferred tax assets which totaled $8.9 million and the Company did not record an income tax benefit for the three and six month period
ended June 27, 1999.   The effective tax rate for the three and six month period
ended  June 27, 1998 was 28%.

      The Internal Revenue Service (IRS) has concluded a field audit of the Company's income tax returns for the tax year 1993. In connection with this audit, the IRS issued a 90-day letter in January 1998 proposing adjustments to the Company's income and tax credits for the year, which would result in an additional assessment of $1.6 million, excluding interest. The major proposed adjustment, which relates to the allocation of the purchase price of assets obtained from Rogers Corporation (Rogers) pursuant to acquisition agreements between the Company and Rogers, would extend the period over which the tax benefit for the purchase price would be recovered. The Company and the IRS have reached an agreement to settle all outstanding issues relating to this audit. The terms of the agreement will require a payment of approximately $0.6 million, excluding interest, most of which will be recoverable by amending subsequent years' tax returns. The Company believes that the current tax accrual is adequate to cover this liability and the final disposition of these matters will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

      Net Sales

      Net sales for the three and six month periods ended June 27, 1999 decreased $10.1 million or 22.8% and $31.5 million or 33.4%, respectively, over the same periods in 1998. The significant reduction in sales was primarily attributable to soft demand and continued competitive pricing driven by worldwide factory overcapacity in the flex industry. In addition, revenues were negatively impacted due to internal technical difficulties experienced by two customers and an inventory adjustment by a third customer during the first three months of the six month period ended June 27, 1999.

      Gross Profit

      Gross profit as a percentage of net sales (gross margin) for the three and six months ended June 27, 1999 was 13.5% and 6.8% as compared to 2.6% and 12.4%,
respectively, for the same periods in 1998.   The Company's increase in gross
margin during the three month period ended June 27, 1999 was primarily attributable to cost reductions, productivity improvements and other benefits associated with the reorganization plan. In addition, special charges of $0.5 million related to employee termination costs were incurred during the three month period ended June 27, 1999 as compared to $1.4 million during the same period in 1998, which related to workforce reductions and employee termination costs associated with the closing of the two plants in Mexico. The decrease in gross margin during the six month period ended June 27, 1999 when compared to the same period in 1998 primarily represents the Company's ability to attain significant leverage in periods of higher sales volume.

     Operating Expenses

     Engineering, research & development expenses were $1.1 million and $2.4 million for the three and six month period ended June 27, 1999, respectively, compared with $2.0 million and $4.1 million for the same periods in 1998,
respectively.   The decrease in engineering, research & development expenses primarily stem from the decrease in sales volume for those same periods as well as cost-containment efforts and work force reduction. Sales, general & administrative expenses were $3.4 million and $6.0 million for the three and six month period ended June 27, 1999, respectively, compared with $3.1 million and $7.0 million for the same periods in 1998, respectively. The Company's benefits from workforce reductions, cost-containment efforts and general reductions in discretionary spending during the three and six month period ending June 27, 1999 were primarily offset by charges of $0.8 million for professional fees incurred which relate to the definitive merger agreement with Innovex, Inc.

     In connection with the acquisition of Hana's 20% interest in ADFlex Thailand Limited (ATL) in September 1997, the Company recorded goodwill which is being amortized over its estimated useful life of five years. Amortization of intangible assets was $0.1 million, or 0.4% of net sales, for the three month period ended June 27, 1999.

     Interest and Other Income (Expense)

     For the three month periods ended June 27, 1999 and June 30, 1998, interest expense includes $0.9 million and $0.8 million of interest expense, respectively, related to borrowings under the line of credit, the term loan and capital lease obligations. Outstanding balances on the line of credit and term loan bear interest at prime plus 0.5% or LIBOR plus an applicable margin ranging from 1.5% to 2.25% based on the Company achieving certain financial objectives at the end of each quarter. During the six month period ended June 27, 1999, the weighted average interest rate increased from 8.25% to 10.25% reflecting a higher rate incurred due to the Company's default status. Other income (expense) for both periods represents the net impact of bank fees and exchange gains and losses realized on the settlement of transactions associated with the Company's foreign subsidiaries. Exchange gains and losses associated with short-term forward foreign currency exchange contracts are also included in other income (expense) for the three month period ended June 27, 1999. No foreign currency exchange contracts were entered into during the three month period ended June 30, 1998.

     For the six month periods ended June 27, 1999 and June 30, 1998, interest expense includes $1.8 million and $1.4 million, respectively, related to borrowings under the line of credit, term loan and capital lease obligations. Other income (expense) for both periods represents the net impact of bank fees and exchange gains and losses realized on the settlement of transactions
associated with the Company's foreign subsidiaries.   Exchange gains and losses
associated with short-term forward foreign currency exchange contracts are also included in other income (expense) for the six month periods ended June 27, 1999 and June 30, 1998.

     Restructuring and Special Charges

     During 1998 and through the second quarter of 1999, the Company experienced a substantial decline in sales levels which decreased capacity utilization. In April 1999, the Company's Board approved a reorganization plan which includes closing the Company's U.K. facility, downsizing the Company's Mexico facility and transferring programs from Mexico to the Company's new Thailand facility. Because of this impairment event, the Company evaluated the ongoing value of the plant and equipment associated with its Chandler and Mexico facilities as required by Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Based on this evaluation, the Company determined that assets with a carrying amount of $10.9 million were impaired and wrote them down to their fair value, as determined by an appraisal of the plant and equipment completed in March 1999. During the three month period ended March 28, 1999, the Company recorded restructuring charges of $6.9 million related to the write-down of property, plant and equipment as discussed above. In addition, the Company recorded restructuring charges of $0.9 million and special charges totaling $1.7 million during the three month period ending June 27, 1999 in connection with the reorganization plan and certain merger-related expenses:, $0.2 million for the U.K. facility shut down costs, $0.7 million related to the write-off of certain obsolete property, plant and equipment, $0.5 million related to employee termination costs, $0.4 million related to write-off of unamortized bank fees and $0.8 million related to professional fees. As of June 27, 1999, the Company paid and charged $0.2 million to the employee termination liability. The remaining accrual for employee termination costs is approximately $0.3 million, which the Company believes is adequate to cover the remaining liabilities.

     Fluctuations in Operating Results

     The Company has experienced substantial fluctuations in its quarterly and annual operating results in the past, and the Company's future operating results could vary substantially from quarter to quarter. The Company's operating results for a particular quarter or longer periods can be materially and adversely affected by numerous factors, such as the receipt and shipment of large orders, or conversely the cancellation or delay of orders, plant utilization, product mix, manufacturing process yields, the timing of expenditures in anticipation of future sales, raw material availability, product and price competition, the length of sales cycles and economic conditions in the electronics industry. Variations in orders and in the mix of products sold by the Company, together with increased price competition, overall reduced demand and resulting factory overcapacity have significantly negatively impacted net sales and gross profit. No assurances can be given that the reorganization plan recently adopted by the Company will allow the Company to return to profitability.

Liquidity and Capital Resources

     The Company has financed its liquidity needs to date primarily through cash generated from operations, the use of bank credit lines and through proceeds from the sale of its Common Stock. The primary uses of cash have been for increased working capital, funding of capital expenditures, expansion of ATL and funding operating losses. At June 27, 1999, cash and cash equivalents totaled $2.6 million, compared with $4.5 million as of June 30 , 1998.

     Prior to October 30, 1998, the Company's credit facility consisted of a $35.0 million term loan and a $25.0 million revolving line of credit arranged by BankBoston N.A. and a group of other lenders, secured by the Company's assets and 66-2/3% of the stock of its subsidiaries. On October 30, 1998, the Company and the banks amended the credit facility to reduce the term loan to $30.0 million, change the amortization schedule of the term loan, reduce the revolver to $20.0 million, and change the financial covenants. In addition, a required $5.0 million principal reduction on the term loan was paid from the revolver, as was a required $5.0 million principal payment due January 20, 1999 and a required $0.8 million principal payment due March 31, 1999. An additional principal payment of $0.8 million was paid during the three month period ended June 27, 1999 and an additional payment of $0.8 million is due next quarter ending September 30, 1999 followed by quarterly principal payments of $1.3 million through maturity at December 31, 2002. Borrowing under the revolver is limited to 80% of the aggregate value of eligible domestic accounts receivable and 70% of the aggregate value of eligible foreign accounts receivable. Outstanding balances bear interest at prime plus 0.5% or LIBOR plus an applicable margin ranging from 1.5% to 2.25% based on the Company achieving certain financial objectives at the end of each quarter. In order to obtain the amendment, the Company granted the lenders a warrant to purchase an aggregate of 50,000 shares of common stock at an exercise price of $5.00 per share. The warrant is now fully vested and expires on December 29, 2002. The lenders have customary demand and piggyback registration rights in connection with the warrant. At June 27, 1999, $16.6 million was outstanding under the term loan (less warrant discount of $0.2 million) and the Company had $12.9 million available for borrowing based on collateral requirements under the revolving line of credit, subject to the discussion in the next paragraph regarding the lenders notification that the financing commitments under the existing credit facility had been terminated, with an outstanding balance of $16.4 million. In addition, the Company is in default under its amended credit agreement by failing to comply with its obligation to make a mandatory prepayment of such excess amount of revolver borrowings over the borrowing base amount.

     As of June 27, 1999, the Company was in default under certain financial covenants of the credit facility and in June 1999, the lenders notified the Company that the financing commitments under the existing credit facility had been terminated and the lenders were no longer obligated to loan funds to the
Company pursuant to the credit agreement.   Therefore, the Company has
classified the entire outstanding balance of the facility as a current liability. Further, the audit of the Company's financial statements for the year ended December 27, 1998 included a going-concern qualification from the Company's independent auditors.

     On July 1, 1999, the Company announced that it had entered into a definitive merger agreement with Innovex, Inc. whereby Innovex's acquisition subsidiary would commence a cash tender offer to purchase outstanding shares of Company common stock for $3.80 per share. As of August 3, 1999, the tender offer was successfully completed. Following the expiration of the tender offer, Innovex's acquisition subsidiary purchased 6,804,284 shares of the Company's issued and outstanding common stock, representing approximately 75.5% of such shares. One member of the four members of the Company's Board of Directors, under the provisions of the merger agreement, resigned and four persons designated by such Innovex subsidiary were appointed as members of the Company's Board of Directors. As a result, Innovex has voting control of the Company. At the effective time of the merger that is subject to shareholder approval, the Company will become a wholly-owned subsidiary of Innovex. As outlined in the definitive merger agreement, Innovex has agreed to pay in full the Company's indebtedness to its lenders at the effective time of the merger.

     The tender offer and the merger are described in detail in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 dated July 7, 1999 and filed with the Securities and Exchange Commission ("SEC") July 8, 1999, as amended by the Company's First Amended and Restated Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on July 27, 1999 and as further amended by the Company's Amendment No. 2 to its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on August 9, 1999.

     Net cash provided by operating activities for the six month period ended June 27, 1999 was $5.3 million compared with $7.9 million for the same period in 1998. During these same periods net loss was $23.6 million and $0.9 million, respectively. Decreased sales levels for the six month period ended June 27, 1999 resulted in the Company incurring a negative working capital, primarily attributable to a decreased level of accounts receivable and inventory coupled with an increase in accounts payable, accrued liabilities and current portion of long-term debt.

     Net cash used in investing activities was $5.4 million for the six month period ended June 27, 1999 compared with $13.7 million for the same period in
1998.   During the six month period ended June 27, 1999, the Company invested a total of $4.0 million to complete construction of the new Thailand facility. As of June 27, 1999, related capital expenditures total $7.0 million and the total estimated cost of the Thailand facility is approximately $9.5 million. In addition, capital expenditures during the six month period ended June 27, 1999 included $1.4 million related to machinery and equipment additions. Capital expenditures during the periods were financed from existing cash balances and from borrowings under the Company's bank line of credit. The Company currently expects to spend an additional $4.6 million on capital expenditures in 1999 to support expansion of worldwide manufacturing operations, primarily for machinery, systems and equipment, and expansion of operations in Thailand.

     Net cash used in financing activities for the six month period ended June 27, 1999 was $2.6 million compared with net cash provided by financing activities of $1.2 million during the same period in 1998. The Company remitted $7.5 million of principal payments on its term loan during the six month period ended June 27, 1999. During the same period in 1999, the Company entered into a sale-leaseback agreement with Copelco Capital, Inc. which generated $1.5 million in proceeds and was used to paydown the Company's term loan and bank line of credit. The Company borrowed an additional $5.0 million on its term loan during the six months ended June 30, 1998, which was used to pay down the Company's bank line of credit. Net borrowings on the Company's bank line of credit totaled $3.4 million during the six months ended June 27, 1999 compared to net
repayments of $3.5 million for the same period in 1998.   The Company generated
$0.6 million and $0.7 million in the six months ended June 27, 1999 and June 30,
1998, respectively, through sales of its Common Stock.   During the year ended
December 31, 1997, the Company paid $0.5 million at closing and issued a note in the principal amount of $2.8 million payable at various dates through September 30, 1998 in connection with the acquisition of Hana's 20% interest in ATL. As required by the terms of the note, the Company remitted $0.9 million during the six months ended June 30, 1998 and the note was paid in full in January 1999. Funding for these payments came from the Company's bank line of credit. For the six months ended June 27, 1999, non-cash financing activities included the following: $0.1 million of equipment acquired under capital lease obligations, $0.3 million reversal of debt issuance costs and $0.2 million term loan discount which was recorded in connection with warrants vested March 14, 1999 under the third amendment to the credit agreement.

     Management believes that the level of working capital should continue to grow at a rate generally consistent with the growth of the Company's operations. As discussed above, the Company entered into a definitive merger agreement with Innovex, Inc. pursuant to which Innovex has agreed to pay in full the Company's indebtedness to its lenders at the effective time of the merger.

Other Matters

     Foreign Operations

     The Company's primary finishing and assembly facilities are located in Agua Prieta, Mexico and Lamphun, Thailand. While the Company believes that it has established good relationships with its labor force and the local governments, the spread of the manufacturing process over multiple countries subjects the
Company to risks inherent in international operations.   While the Company
transacts business predominately in U.S. Dollars and most of its net sales are collected in U.S. Dollars, a portion of its sales and expenses are denominated in other currencies. Changes in the relation of other currencies to the U.S. Dollar will affect the Company's cost of goods sold and operating margins and could result in exchange gains or losses. In order to reduce the impact of certain foreign currency fluctuations, the Company enters into short-term forward foreign currency exchange contracts (hedges) in the regular course of business to manage its exposure. The forward exchange contracts generally require the Company to exchange U.S. Dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts. The gains or losses on hedges of transaction exposure are included in income in the period in which the exchange rates change. The gains and losses on unhedged foreign currency transactions are included in income. No assurance can be given that the Company's hedging strategies will prevent future currency fluctuations from adversely affecting the Company's business, financial condition, results of operations and cash flows.

     Expansion of Thailand Operations

     In February 1999, the qualification process was completed and production began at the new Thailand facility. The facility provides 100,000 square feet of manufacturing space - 65,000 feet for flex finishing and 35,000 feet for assembly. The facility, which increased the total assembly area by nearly 50%, includes state-of-the-art clean rooms and the production capability to process up to 750,000 circuit assemblies per week. The new flex finishing area features advanced surface finishing, laser processing and automated optical profiling technologies. The total estimated cost of the facility is approximately $9.5 million. The Company anticipates that the new Thailand facility will enable it to attain increased efficiencies, improved margins and significant cost reductions that are crucial to mitigating competitive price pressures in Asia and help sustain the Company's implementation of a complete flexible circuit interconnect solution including design, fabrication, assembly and testing. No assurance can be given that the Company's expansion strategies will result in the improvements and cost reductions as anticipated.

     Environmental Regulations

     The Company is subject to a variety of environmental laws relating to the storage, discharge, handling, emission, generation, manufacture, use and disposal of chemicals, solid and hazardous waste and other toxic and hazardous
materials used to manufacture the Company's products.    The Company has
conducted environmental studies of its facility in Chandler, Arizona, which revealed a limited amount of soil contamination that may require remediation. Based on these studies, the Company believes that the costs associated with remediation will not have a material adverse effect on its operations or financial condition. However, given the uncertainties associated with environmental contamination, there can be no assurance that such costs will not have a material adverse impact on the Company. Pursuant to the agreements governing the Rogers Corporation (Rogers) acquisition,

Rogers has retained all environmental liabilities relating to the purchased assets prior to the closing date of the acquisition. While Rogers currently has sufficient assets to fulfill its obligations under the acquisition agreements, if environmental liabilities requiring remediation are discovered and the Company was unable to enforce the acquisition agreement against Rogers, the Company could become subject to costs and damages relating to such environmental liabilities. Any such costs and damages imposed on the Company could materially adversely affect the Company's business, financial condition, results of operations and cash flows.

     In mid 1995, the Company acquired a manufacturing facility located in Agua Prieta, Mexico. In connection with this acquisition, the Company conducted an environmental study of the facility which indicated the contamination by hazardous materials in the soil and groundwater. Pursuant to the purchase agreement, the seller submitted a remediation plan to the appropriate Mexican authorities, which was approved in May 1997. Subsequent remediation was completed in December 1997. The seller is awaiting acknowledgement that the remediation plan has been approved and no further action is required by the Mexican authorities. The seller's obligation for cost of remediation is limited to $2.5 million. A total of $1.0 million was originally held in escrow pending the seller's performance of its environmental obligations under the agreement. One third of the escrow balance was used to conduct the remediation, one third was released to the seller according to the agreement and one third remains in escrow and will be released to the seller upon closure of the issue by the Mexican authorities with certification that no further action is required.

     The Company believes it has been operating its facilities in substantial compliance in all material respects with existing environmental laws. However, the Company cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not previously been applied. Compliance with more stringent laws or regulations, or more vigorous enforcement policies of regulatory agencies, could require substantial expenditures by the Company and could adversely affect the Company's business, financial condition, results of operations and cash flows.

     Dependence on Electronics Industry

     The Company's principal customers are electronics original equipment manufacturers and contract manufacturers. The electronics industry as a whole is characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. In addition, the electronics industry is generally subject to rapid technological change and product obsolescence. Discontinuance of products or modifications developed in connection with next generation products containing flexible circuit interconnects manufactured by the Company has had and could continue to have a material adverse effect on the Company's business, financial condition, results of operations and cash flows. Further, various sectors of the electronics industry are subject to economic cycles and have in the past experienced, and are likely in the future to experience, periods of slowdown. A slowdown or any other event leading to excess capacity or a downturn in the electronics industry has resulted and may continue to result in intensified price competition, reduced gross margins and a decrease in unit volume, all of which have had and would continue to have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     Concentration Risk

     The Company provides flexible interconnect products to a diverse group of markets. Through ongoing diversification and new market expansion efforts, primarily directed toward the communications and consumer markets, the Company is continuing its efforts to reduce its dependence on the hard disk drive (HDD) market. Sales to the HDD market accounted for 28% of net sales compared to 35% of net sales for the six month periods ended June 27, 1999 and June 30, 1998, respectively. This decrease was due to the Company's continued diversification efforts. Though the Company is continuing its efforts to reduce its dependence on the HDD industry, net sales attributable to this market are expected to continue to represent the largest portion of net sales for the foreseeable future and could return to a majority of the Company's net sales. The loss of any HDD customer, or a substantial reduction in orders by any significant customer, including reductions due to market, competitive or economic conditions, have had and would continue to have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     Competition

     The flexible circuit interconnect market is differentiated by customers, applications and geography, with each niche having its own combination of complex packaging and interconnection requirements. The Company believes that it competes principally on the basis of design capability, price, quality and response time to design changes and technological advancements in underlying applications and the ability to offer a total flexible circuit interconnect solution. During periods of economic slowdown in the electronics industry and other periods when excess capacity exists, electronic OEMs become more price sensitive. During the year ended December 27, 1998 and the six month period ended June 27, 1999, there was a worldwide slowdown in the electronics industry and to maintain market share, many of the Company's primary foreign competitors with lower cost structures decreased their prices to unprecedented levels. This had a material adverse effect on the Company's pricing during those periods.
The Company believes that once a customer has selected a particular vendor to design and manufacture a flexible circuit interconnect, the customer generally relies upon that vendor's design for the life of that specific application and, to the extent possible, subsequent generations of similar applications. Accordingly, it is difficult to achieve significant sales to a particular customer with respect to any application once another vendor has been selected to design and manufacture the flexible circuit interconnect used in that application. While this market paradigm may provide a barrier to the Company's competitors in the markets served by the Company, it also may present an obstacle to the Company's entry into other markets.

     The Company experiences competition worldwide from a number of leading foreign and domestic providers, such as Nippon Mektron ("NOK"), Fujikura Ltd. ("Fujikura"), Multi-Fineline Electronix, Inc. ("M-Flex"), Sheldahl, Inc. ("Sheldahl") and Parlex Corporation ("Parlex"). NOK and Fujikura are Japan-based suppliers substantially larger than the Company with greater financial and
other resources.   M-Flex, Sheldahl and Parlex are U.S.-based flexible circuit manufacturers that have lower sales of polyimide flexible circuits than the Company and have historically targeted suppliers of computers, communication and automotive services, and the military, respectively. Expansion of the Company's existing products or services could expose the Company to new competition. Moreover, new developments in the electronics industry could render existing technology obsolete or less competitive and could potentially introduce new competition into the market. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, competitive products or services that will offer superior price or performance features to those of the Company or that new competitors will not enter the Company's markets. Finally, as many of the Company's competitors are based in foreign countries, they have cost structures and prices based on foreign currencies. Accordingly, currency fluctuations could cause the Company's dollar-priced products to be less competitive than its competitors' products priced in other currencies.

     The Company also competes in assembly matters with leading flexible circuit assembly providers such as Smartflex Systems, Inc. and Solectron. The Company believes that competition in assembly matters is primarily driven by availability of assembly technology, price and cycle time. The Company believes that it will compete favorably with these competitors because it offers its customers a complete flexible circuit interconnect solution including design, fabrication, assembly and testing (referred to as the one-stop shop strategy).

     The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures often necessitate price reductions which can adversely affect operating results. The Company will be required to make a continued high level of investment in product development and research, sales and marketing and ongoing customer service and support to remain competitive. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to make the technological advances necessary to maintain its competitive position in the flexible circuit interconnect market. There can be no assurance that existing or future competitors will not be able to duplicate the Company's strategies, that the Company will be able to compete successfully in the future, or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     Volatility of Stock Price

     During the six month period ended June 27, 1999, the trading price of the Company's Common Stock has been subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company's customers, general conditions in the disk drive and computer industries, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market price of securities issued by many high technology companies, in many cases for reasons unrelated to the operating performance of the specific companies, and the Company's Common Stock has experienced volatility not necessarily related to announcements of Company performance. Broad market fluctuations also have adversely affected the market price of the Company's Common Stock. At the effective time of the merger with Innovex, Inc., the Company will become a wholly-owned subsidiary of Innovex and its stock will no longer be publicly traded.

     Income Taxes

     During the six month period ended June 27, 1999, the Company revised its projection of future levels of income, and the anticipated jurisdictions in which this income would be earned caused a reevaluation of the criteria of future tax benefits. In the determination of management, it was no longer more likely than not that the deferred tax assets could be fully utilized during the
carryforward period.   Accordingly, the Company established a valuation reserve
for all its existing deferred tax assets which totaled $8.9 million and the Company did not record an income tax benefit for the three and six month period
ended June 27, 1999.   The effective tax rate for the three and six month period
ended  June 27, 1998 was 28%.

     The Internal Revenue Service (IRS) has concluded a field audit of the Company's income tax returns for the tax year 1993. In connection with this audit, the IRS issued a 90-day letter in January 1998 proposing adjustments to the Company's income and tax credits for the year, which would result in an additional assessment of $1.6 million, excluding interest. The major proposed adjustment, which relates to the allocation of the purchase price of assets obtained from Rogers Corporation (Rogers) pursuant to acquisition agreements between the Company and Rogers, would extend the period over which the tax benefit for the purchase price would be recovered. The Company and the IRS have reached an agreement to settle all outstanding issues relating to this audit. The terms of the agreement will require a payment of approximately $0.6 million, excluding interest, most of which will be recoverable by amending subsequent years' tax returns. The Company believes that the current tax accrual is adequate to cover this liability and the final disposition of these matters will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

     Impact of Year 2000

     The Year 2000 issue is a result of computer programs being written using two digits rather than four to define the applicable year which, if left uncorrected, could result in a system failure or miscalculations causing disruptions of operations. With the complete implementation of the SAP R/3 software system in October 1998, the Company's manufacturing and cost control system functions properly with respect to dates in the year 2000 and beyond.
The software replaced the Company's previous manufacturing and cost control system and its implementation took place for a variety of reasons, not separately identified as a Year 2000 remediation. Therefore, the Company does not consider the implementation of the SAP R/3 system a direct Year 2000 remediation cost and the direct costs associated with addressing the Company's Year 2000 issues have been immaterial to date. In addition, the Company has implemented a formal remediation plan to ensure the Company is compliant with respect to Year 2000 issues. The plan includes five phases representing a major Year 2000 activity or segment - awareness, assessment, renovation, validation and implementation.

     Awareness.  All Year 2000 projects with regard to internal systems are
     ---------
approved at the Board of Directors level and evaluated and reviewed by a Senior Management Steering Committee on a monthly basis. The Company's plan of action applies to all geographic locations where products and services are provided to customers and project managers have been assigned to each location to coordinate Year 2000 projects worldwide.

     Assessment and Renovation.  The Company has completed a detailed inventory
     -------------------------
of processes, applications, hardware, operating systems and databases where Year 2000 issues may exist. To date, an assessment of all information technology
(IT)-related systems (e.g. hardware and software systems) has been fully carried out. Since the complete implementation of SAP finalized in October 1998, all worldwide application-driven processes for the

Company are Year 2000 compliant. For example, processes required to support production and fulfillment of customer orders (order entry, receiving/warehousing, procurement/materials, manufacturing, product test, distribution/shipping and invoicing) are in compliance with the Year 2000 issue since the complete implementation of SAP in October 1998. In addition, 100% of internal network hardware and software systems are Year 2000 compliant to date. The scope of the Company's full assessment also includes non-IT areas such as all facilities/plant equipment, manufacturing process and testing equipment, lab equipment and telephone communications systems which all have been assessed. The majority of the non-IT areas were in compliance with the Year 2000 issue and items that were not in compliance required only minor modifications with insignificant costs incurred. In addition, the Company has implemented programs with outside suppliers to ensure their readiness with respect to Year 2000 issues. The Company is currently tracking and managing this through periodic questionnaires to suppliers. To date, the Company has received and analyzed questionnaires related to 100% of the critical suppliers of the Company and 85% of non-critical suppliers. Based on the information provided, all critical suppliers are in compliance with the Year 2000 issue.

     Validation.  Upon completion of the SAP software implementation, the
     ----------
Company began its validation phase by testing, verifying and validating the performance, functionality, and integration of the SAP manufacturing and cost control software system in an operational environment. The Company anticipates
this phase of IT-related systems to continue throughout 1999.   During the six
month period ended June 27, 1999, the Company also began its validation phase of all non-IT areas that will continue throughout 1999.

     Implementation.  Upon completion of the validation phase of all IT as well
     --------------
as non-IT areas for Year 2000 compliance, the Company plans to identify and implement any necessary contingency plans and modify existing disaster recovery plans throughout 1999.

     In addition, the Company has evaluated software and hardware systems associated with IT areas as well as all equipment related to non-IT areas and concluded that there are no identified risks that would have a material exposure to contingencies related to the Year 2000 issue. There can be no assurances that the systems of customer, suppliers and other companies on which the Company relies will be timely converted and will not have an adverse effect on the Company' systems or operations.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

     This report contains forward-looking statements that involve risks and uncertainties, including but not limited to, the risks of concentration of sales in markets, and in particular the HDD market, and customers, which have caused and in the future could cause materially adverse fluctuations in operating results; the risks of being a supplier to the electronics industry in general, which is characterized by rapid technological change, product obsolescence and price competition, which have and could materially adversely affect operating results; the risk of loss of market share through competition and pricing pressures from competitors and/or customers; the risk that growth in demand for products that use flex, and the corresponding demand for flex, will not continue to increase as anticipated; the risk that the Company's fully integrated one-stop shop strategy will not continue to be accepted by customers, and the risk that competitors may seek to duplicate this strategy, which could materially adversely affect operating results; risks associated with the Innovex merger, including customary closing conditions and the risk that the merger will not address the Company's capital and liquidity needs; the risk that the Company's expansion of manufacturing facilities in Thailand will not result in sustainable, increased efficiencies, cost savings or improved margins as anticipated or at the time anticipated; general risks inherent in international operations, including currency fluctuations and government-mandated wage increases; general manufacturing risks, including environmental risks related to manufacturing operations and clean-up of the Mexican manufacturing facility; the risk that other computer systems on which the Company relies, such as suppliers and customers, will function properly with respect to dates in the year 2000 and thereafter; the risk that all of the foregoing factors or other factors could cause fluctuations in the price of the Company's Common Stock; and other risks detailed herein and in the Company's Annual Report on Form 10-K for the year ended December 27, 1998 and Quarterly Report on Form 10-Q for the quarter ended March 28, 1999 and other Securities and Exchange Commission filings. Actual results in the future could differ materially from those described in forward-looking statements as a result of such risks and uncertainties. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.


Part II.  Other Information

Item 1. Legal Proceedings

          None

Item 3. Defaults upon Senior Securities

          None

Item 4. Submission of Matters to a Vote of Security Holders

          None

Item 5. Other Information

          None

Item 6.  Exhibits and Reports on Form 8-K

     (a)  Exhibits.


       (27.1)     Financial Data Schedule (filed only electronically with the
SEC)

     (b)  Reports on Form 8-K

            On July 8, 1999, the registrant filed Form 8-K relating to the Agreement and Plan of Merger, dated as of July 7, 1999, among ADFlex Solutions, Inc., Innovex, Inc. and Innovex Acquisition Corp.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 ADFlex Solutions, Inc.


Date:  August  11, 1999          By  /s/ Donald E. Frederick
       --------------------          --------------------------------
                                     Donald E. Frederick
                                     Chief Financial Officer
                                     (Duly Authorized Officer and
                                     Principal Financial and Accounting Officer)

                                                                         ANNEX D


                          Agreement And Plan Of Merger

                                  By And Among

                             ADFLEX Solutions, Inc.

                                      And

                           Innovex Acquisition Corp.

                                  July 1, 1999

                               Table of Contents

RECITALS..............................................................................  1

ARTICLE I. THE TENDER OFFER...........................................................  1
     1.1     The Offer................................................................  1
     1.2     Offer, Documents.........................................................  2
     1.3     Company Actions..........................................................  3
     1.4     Directors................................................................  4

ARTICLE II. THE MERGER................................................................  5
     2.1     The Merger...............................................................  5
     2.2     The Closing..............................................................  5
     2.3     Actions at the Closing...................................................  5
     2.4     Effect of Merger.........................................................  5
     2.5     Procedure for Payment....................................................  6
     2.6     Closing of Transfer Records..............................................  7
     2.7     Stock Plans..............................................................  7

ARTICLE III. REPRESENTATIONS OF THE COMPANY...........................................  8
     3.1     Existence; Good Standing; Corporate Authority............................  8
     3.2     Authorization, Validity and Effect of Agreement..........................  8
     3.3     Capitalization...........................................................  8
     3.4     Subsidiaries.............................................................  9
     3.5     Other Interests..........................................................  9
     3.6     No Conflict; Required Filings and Consents...............................  9
     3.7     Compliance with Laws and Investments..................................... 10
     3.8     SEC Documents............................................................ 10
     3.9     No Material Undisclosed Liabilities...................................... 11
     3.10    Litigation............................................................... 11
     3.11    Absence of Certain Changes............................................... 11
     3.12    Taxes.................................................................... 11
     3.13    Property................................................................. 12
     3.14    Millennium Compliance.................................................... 12
     3.15    Environmental Matters.................................................... 13
     3.16    Employee Benefit Plans................................................... 13
     3.17    State Takeover Statutes; Poison Pill..................................... 14
     3.18    Voting Requirements...................................................... 14
     3.19    No Brokers............................................................... 14
     3.20    Opinion of Financial Advisor............................................. 15
     3.21    Offer Documents; Proxy Statement......................................... 15

ARTICLE IV. REPRESENTATIONS OF THE PARENT AND THE PURCHASER........................... 15
     4.1     Existence; Good Standing; Corporate Authority............................ 15
     4.2     Authorization, Validity and Effect of Agreement.......................... 16
     4.3     No Conflict; Required Filings and Consents............................... 16

     4.4     No Brokers..............................................................  16
     4.5     Offer Documents; Proxy Statement........................................  17
     4.6     Financing...............................................................  17
     4.7     Litigation..............................................................  17
     4.8     SEC Documents...........................................................  17

ARTICLE V. COVENANTS.................................................................  18
     5.1     Conduct of Business.....................................................  18
     5.2     No Solicitation.........................................................  20
     5.3     Filings, Reasonable Efforts.............................................  22
     5.4     Inspection of Records...................................................  22
     5.5     Publicity...............................................................  23
     5.6     Proxy Statement.........................................................  23
     5.7     Further Actions.........................................................  23
     5.8     Insurance; Indemnity....................................................  24
     5.9     Employee Benefits.......................................................  24
     5.10.   Credit Agreement........................................................  25

VI. CONDITIONS PRECEDENT.............................................................  25
     6.1     Conditions to Each Party's Obligation To Effect the Merger..............  25
     6.2     Conditions to Obligation of Parent and Purchaser to Effect the Merger...  25

ARTICLE VII. TERMINATION.............................................................  26
     7.1     Termination by Mutual Consent...........................................  26
     7.2     Termination by Either Parent or Company.................................  26
     7.3     Termination by Company..................................................  26
     7.4     Termination by Parent...................................................  26
     7.5     Effect of Termination and Abandonment; Termination Fee..................  27

VIII. GENERAL PROVISIONS.............................................................  28
     8.1     Nonsurvival of Representations, Warranties and Agreements...............  28
     8.2     Notices.................................................................  28
     8.3     Assignment; Binding Effect..............................................  29
     8.4     Entire Agreement........................................................  29
     8.5     Amendment...............................................................  29
     8.6     Governing Law...........................................................  29
     8.7     Counterparts............................................................  29
     8.8     Headings................................................................  30
     8.9     Certain Definitions/Interpretations.....................................  30
     8.10    Waivers.................................................................  30
     8.11    Incorporation of Annex A................................................  31
     8.12    Severability............................................................  31
     8.13    Enforcement of Agreement................................................  31
     8.14    Expenses................................................................  31

SIGNATURES...........................................................................  32
ANNEX A.............................................................................. A-1

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 1, 1999, by and among ADFlex Solutions, Inc., a Delaware corporation (the "Company"), Innovex, Inc., a Minnesota corporation ("Parent"), and Innovex Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser" and with the Company and Parent, "Parties").

                                   RECITALS

     Each of the Boards of Directors of the Company, Parent and Purchaser has determined that it is in the best interests of its respective stockholders for Purchaser to acquire the Company on the terms and subject to the conditions set forth herein (the "Acquisition");

     As a first step in the Acquisition, the Company, the Parent and the Purchaser each desire that Parent cause Purchaser to commence a cash tender offer (the "Offer") to purchase all of the Company's issued and outstanding shares, par value $0.01 per share (the "Shares"), for $3.80 per share, or such higher price as may be paid in the Offer (the "Per Share Amount"), on the terms and subject to the conditions set forth in this Agreement;

     To complete the Acquisition, each of the Boards of Directors of the Company, the Parent and the Purchaser has approved the merger of the Purchaser with and into the Company (the "Merger"), wherein any issued and outstanding Shares other than Shares tendered and purchased by the Purchaser pursuant to the Offer or owned directly or indirectly by the Company or any Dissenting Shares (as hereinafter defined) will be converted into the right to receive the Per Share Amount, on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

     The Board of Directors of the Company (the "Company Board") has unanimously resolved to recommend that the holders of the Shares accept the Offer and adopt this Agreement and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the Parties agree as follows.

                         ARTICLE I.  THE TENDER OFFER

     1.1  The Offer.
          ---------

     (a) As promptly as practicable (but in any event not later than three business days after the public announcement of the execution and delivery of this Agreement), Parent will cause the Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer for all of the Shares at the Per Share Amount, net to the seller in cash (subject to reduction for any applicable federal back-up withholding or stock transfer taxes payable by the seller). Notwithstanding the foregoing, if between the date of this Agreement and the Purchase Date (as hereinafter defined) the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Amount will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares. The obligation of Parent to cause the Purchaser to commence the Offer and to accept for payment and to pay for Shares validly tendered in the Offer and not withdrawn in accordance therewith will be subject only to those conditions set forth in Annex A hereto (the "Offer Conditions").

     (b) Without the prior written consent of the Company, the Purchaser will not, and Parent will cause the Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares subject to the Offer, (iii) amend or waive the Minimum Condition (as defined in Annex A hereto) or impose conditions other than the Offer Conditions on the Offer, (iv) except as provided in this Section 1.1(b), extend the expiration date of the Offer or
(v) amend any term of the Offer in any manner materially adverse to holders of Shares. The Purchaser may, without the consent of the Company, (i) extend the Offer from time to time if at the initial expiration date of the Offer (which initial expiration date shall be 20 business days following commencement of the Offer) or any extension thereof any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived but not beyond December 31, 1999, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or positions of the Securities and Exchange Commission, (the "SEC") or the staff thereof applicable to the Offer but not beyond December 31, 1999. The Purchaser will, from time to time, at the request of the Company, extend the Offer if at any scheduled expiration date of the Offer any of the Offer Conditions has not been satisfied or waived until such time as such conditions are satisfied or waived; provided, however, that the Purchaser shall not be required to extend the Offer beyond December 31, 1999. Assuming the satisfaction or waiver of the Offer Conditions, Parent will cause the Purchaser to accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after expiration of the Offer. The date on which the Purchaser shall purchase and pay for Shares tendered pursuant to the Offer shall hereinafter be referred to as the "Purchase Date."

     1.2  Offer, Documents.
          ----------------

     (a) As soon as practicable an the date of commencement of the Offer, Parent and the Purchaser will file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") which will contain an offer to purchase and related letter of transmittal and other ancillary offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and which Parent and Purchaser represent, warrant and covenant will comply in all material respects with the Exchange Act and other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws; provided, however, that (i) no agreement or representation hereby is made or will be made by Parent or the Purchaser with respect to information supplied by the Company in writing expressly for inclusion in, or information derived from the Company's public SEC filings (as amended by any subsequent SEC filings) which is incorporated by reference or included in, the Offer Documents and (ii) no representation, warranty or covenant is made or will be made herein by the Company with respect to information contained in the Offer Documents other than information supplied by the Company in writing expressly for inclusion in, or information derived from the certain SEC documents filed by the Company (as amended by any SEC documents subsequently filed by the Company) which is incorporated by reference or included in, the Offer Documents.

     (b) Parent, the Purchaser and the Company will each promptly correct any information provided by them for use in the Offer Documents if and to the extent that it becomes false or misleading in any material respect and Parent and the Purchaser will jointly and severally take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. In conducting the Offer, Parent and Purchaser will comply in all material respects with the provisions of the Exchange Act and other applicable Laws. Parent and the Purchaser will afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

     1.3  Company Actions.  The Company hereby consents to the Offer and
          ---------------
represents that (a) the Company Board (at a meeting duly called and held) has
(i) determined that this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend acceptance of the Offer and adoption of this Agreement by the holders of Shares and (b) BancBoston Robertson Stephens, Inc. has delivered to the Company Board the Fairness Opinion described in
Section 3.20. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors referred to in this
Section 1.3; provided however, that the Company Board may withdraw, modify or amend such recommendation in accordance with Section 5.2(b). The Company will file with the SEC simultaneously with the filing by Parent and the Purchaser of the Schedule 14D-1 a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, "Schedule 14D-9") containing such recommendations of the Company Board in favor of the Offer and the Merger. The Company represents, warrants and covenants that Schedule 14D-9 will comply in all material respects with the Exchange Act and any other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws. The Company will include in the Schedule 14D-9 information furnished by Parent in writing concerning Parent's Designees (as hereinafter defined) as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and will use its reasonable efforts to have the Schedule 14D-9 available for inclusion to the initial mailing (and any subsequent mailing) of the Offer Documents to holders of Shares. Each of the Company and Parent will promptly correct any information provided by them for use in Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect and the Company will further take all lawful action necessary to cause Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. Parent and its counsel will be given a reasonable opportunity to review the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company will promptly furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and will furnish Parent such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and the Purchaser will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence the information contained in such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the Company (or destroy and certify to the Company the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

     1.4  Directors.
          ---------

     (a) Promptly upon the purchase of Shares by Purchaser pursuant to the Offer, and from time to time thereafter, (i) Parent will be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number, as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of
(A) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (B) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"); provided, however, that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, the Board Percentage will in all events be at least a majority of the members of the Company Board and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by (A) increasing the size of the Company Board or (B) using reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board and will use its reasonable efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company will take all lawful action necessary to effect any such election. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself, the Parent's Designees and Parent's officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to be included in the Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board will include at least three Continuing Directors. For purposes of this Agreement, the term "Continuing Directors" means those directors of the Company who were directors of the Company as of the date of this Agreement.

     (b) Notwithstanding any other provision hereof, of the certificate of incorporation or bylaws of the Company or of applicable Law to the contrary, following the election or appointment of Parent's Designees pursuant to this
Section 1.4 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, extension by the Company for the performance or waiver of the obligations or other acts of Parent or Purchaser hereunder or waiver by the Company of the Company's rights hereunder will, in addition to the approval of the Company Board, require the affirmative vote of the majority of members of a committee comprised of those members of the Company Board who are Continuing Directors.

                            ARTICLE II.  THE MERGER

     2.1  The Merger.  On and subject to the terms and conditions of this
          ----------
Agreement, the Purchaser will merge with and into the Company (the "Merger") at the Effective Time. The Company shall be the corporation surviving the Merger (the "Surviving Corporation").

     2.2  The Closing.  The closing of the transactions contemplated by this
          -----------
Agreement (the "Closing") shall take place at the offices of Fennemore Craig in Phoenix, Arizona, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than August 3, 1999.

     2.3  Actions at the Closing.  At the Closing, (i) the Company and the
          ----------------------
Purchaser will file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") and (ii) the Parent will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided in Section 2.5.

     2.4  Effect of Merger.
          ----------------

     (a) The Merger shall become effective at the time (the "Effective Time") the Company and the Purchaser file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Purchaser in order to carry out and effectuate the transactions contemplated by this Agreement.

     (b) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of the Purchaser immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

     (c) The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Purchaser immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

     (d) The directors of the Purchaser shall become the directors, and the officers of the Company shall become the officers, of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

     (e)  At and as of the Effective Time,

          (i) each share of Common Stock, $0.01 par value per share, of the Purchaser shall be converted into one share of Common Stock, $0.01 par value per share, of the Surviving Corporation;

          (ii) each Share held in the treasury of the Company or any Subsidiary (a "Treasury Share") and each Share owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of the Parent immediately before the Effective Time other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (a "Parent-Owned Share") will be automatically canceled and retired and will cease to exist and no payment or other consideration will be made with respect thereto;

          (iii) each Share (other than any Dissenting Share, Treasury Share or Parent-Owned Share) shall be converted into the right to receive the Per Share Amount. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any such Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.5; and

          (iv) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the DGCL.

     Any payment made pursuant to this Section 2.4 and Section 2.5 will be made net of applicable withholding taxes to the extent such withholding is required by law. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, split, combination or exchange of shares, the Per Share Amount will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. No Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 3.4(e) after the Effective Time.

     2.5  Procedure for Payment.
          ---------------------

     (a) Immediately after the Effective Time (in any event, within two business days following the Effective Time), (A) the Parent will cause the Surviving Corporation to furnish to Boston EquiServe (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Shares (other than any Dissenting Shares, Treasury Shares and Parent-Owned Shares) and (B) the Parent will cause the Paying Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Company Shares for the holder to use in surrendering the certificates which represented his, her or its Shares against payment of the Merger Consideration. No interest will accrue or be paid to the holder of any outstanding Company Shares.

     (b) The Parent may cause the Paying Agent to invest the cash included in the Payment Fund in one or more of the investments; provided, however, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Parent may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Parent will cause the Surviving Corporation to replace promptly any portion of the Payment Fund which the Paying Agent loses through investment.

     (c) The Parent may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

     (d) The Parent shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

     2.6  Closing of Transfer Records  After the close of business on the
          ---------------------------
Closing Date, transfers of Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

     2.7  Stock Plans.
          -----------

     (a) At the Effective Time, each holder of a then-outstanding option to purchase Shares under Company's 1993 Equity Incentive Plan, 1994 Stock Incentive Plan and Employee Stock Purchase Plan (collectively, the "Stock Option Plans"), whether or not then exercisable (the "Options"), will, in settlement thereof, receive from the Company for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Per Share Amount and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount will be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. At the Effective Time, each Option will be canceled, and any and all rights the holder had or may have had in respect to such Option shall be released.

     (b) Prior to the Effective Time, Company will use reasonable efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.7. Except as otherwise agreed to by the parties, (i) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) Company shall use reasonable efforts to assure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Company, the Surviving Corporation or any Subsidiary thereof.

                 ARTICLE III.   REPRESENTATIONS OF THE COMPANY

     The Company hereby represents and warrants to each of Parent and Purchaser that, except as set forth in the letter, dated the date hereof, from the Company to Parent initialed by those parties (the "Company Disclosure Letter") as follows:

     3.1  Existence; Good Standing; Corporate Authority.  The Company is a
          ---------------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. As used in this Agreement, (i) "Company Material Adverse Effect" means any change, effect, event or condition (other than an action or suit challenging the transactions contemplated by this Agreement) that would (A) have a material adverse effect on the business, properties, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, (B) prevent or materially delay consummation of any of the transactions contemplated hereby or (C) prevent or materially delay the Company's ability to consummate the transactions contemplated hereby and
(ii) the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

     3.2  Authorization, Validity and Effect of Agreement.  The Company has the
          -----------------------------------------------
requisite corporate power and authority to execute and deliver this Agreement, and all agreements and documents contemplated hereby to be executed and delivered by it. Subject only to the approval of the Merger by the holders of a majority of the outstanding Shares, this Agreement, the Offer, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company will constitute (when executed and delivered pursuant hereto), the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     3.3  Capitalization.  The authorized capital stock of the Company consists
          --------------
of 40,000,000 Shares and 10,000,000 shares of preferred stock. As of the date hereof, there were (a) 8,984,518 Shares issued and outstanding, each of which was duly authorized, validly issued, duly paid and nonassessable, (b) no shares of preferred stock of the Company had been designated or issued, (c) no Shares were held in treasury of the Company, (d) 181,746 Shares were reserved for issuance under the Stock Option Plans and (e) Options to purchase 1,093,821 Shares had been granted under the Stock Option Plans. Since the date hereof, no additional shares of capital stock of the Company have been issued except pursuant to the exercise of Options or the ESPP (as hereinafter defined) and no other options, warrants or other rights to acquire shares of the Company's capital stock (collectively, the "Company Rights") have been granted. Except as described in the preceding sentence, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any stockholder of the Company has a right to vote. All issued and outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not any existing options, warrants, calls, subscriptions, convertible securities or other Company Rights that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries other than the Options. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, exchange or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

     3.4  Subsidiaries.  Exhibit 21 to the Company's Annual Report on Form 10-K
          ------------
for the fiscal year ended December 27, 1998, lists all of the Subsidiaries of the Company. The Company owns, directly or indirectly, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "Liens"). Each of the outstanding shares of capital stock (or such other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

     3.5  Other Interests.  Except for interests in the Company's Subsidiaries,
          ---------------
neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (a) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (b) other investments of less than $1.0 million in the aggregate).

     3.6  No Conflict; Required Filings and Consents.
          ------------------------------------------

     (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries,
(ii) subject to making the filings and obtaining the approvals identified in
Section 3.6(b), conflict with or violate any statute, rule, regulation or other legal requirement ("Law") or order, judgment or decree ("Order") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (iii) the filing of a certificate of merger pursuant to the DGCL.

     3.7  Compliance with Laws and Investments.  Neither the Company nor any of
          ------------------------------------
its Subsidiaries is in conflict with, or in default or violation of, (a) any material Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected. The Company and its Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable Law or government regulations in connection with their business as now conducted.

     3.8  SEC Documents.
          -------------

     (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1996 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations thereunder and
(ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

     (b) Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date or, if applicable, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     3.9  No Material Undisclosed Liabilities.  Neither the Company nor any of
          -----------------------------------
its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or described or referred to in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of December 27, 1998 and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since December 27, 1998.

     3.10 Litigation.  There are no material actions, suits or proceedings
          ----------
pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and there are no Orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

     3.11 Absence of Certain Changes.  Except as described in the Company
          --------------------------
Reports filed and publicly available prior to the date hereof (the "Company Filed Reports") since December 27, 1998, there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, (c) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any shares of the Company's capital stock,
(d) any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company of any increase in compensation, (e) any granting by the Company or any of its Subsidiaries to any director or executive officer of any increase in severance or termination pay, (f) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any director or executive officer or (g) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company.

     3.12 Taxes.
          -----

     (a) (i) Each of the Company and its Subsidiaries has (A) duly and timely filed (including applicable extensions) all material Tax Returns (as hereinafter defined) required to be filed and (B) paid in full or established adequate reserves (in accordance with GAAP) for all material Taxes (as hereinafter defined) shown to be due on such Tax Returns; (ii) as of the date hereof, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding; and (iii) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return is pending.

     (b) As used in this Agreement, the following terms shall have the following meanings:

          (i) "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom, duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; and

          (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     3.13 Property.
          --------

     (a) The Company and its Subsidiaries own or have the right to use all material intellectual property used by them in connection with their business, including (A) trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith, (B) patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and computer programs, software and databases (including source code), (C) trade secrets and the right to limit the use or disclosure thereof, (D) copyrights in all works, including software programs and mask works, and (E) domain names (collectively, "Intellectual Property").

     (b) As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, which challenges the legality, validity, enforceability of, or the Company's or any of its Subsidiaries' use or ownership of, any Intellectual Property owned by the Company or any of its Subsidiaries, or, to the Company's Knowledge, licensed to the Company or to any of its Subsidiaries.

     (c) The conduct of the Company's and its Subsidiaries' business, the Intellectual Property owned or used by the Company and its Subsidiaries and the products or services produced, sold or licensed by the Company and its Subsidiaries do not infringe, violate or misappropriate any Intellectual Property right or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authorship, co-inventorship, or any express or implied contract for any use or transfer.

     3.14 Millennium Compliance.
          ---------------------

     (a) In the opinion of the Company, achieving Millennium Compliance for all proprietary technology used or held for use in the business of the Company, including without limitation all Intellectual Property so used or held (collectively, "Technology"), would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) For purposes of this Agreement, the Technology will be "Millennium Compliant" if:

          (i) No value for a current date will cause any interruption in operation;

          (ii) Date-based functionality must behave consistently for dates prior to, during and after the year 2000;

          (iii) In all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules; and

          (iv)   The year 2000 must be recognized as a leap year.

     3.15 Environmental Matters.
          ---------------------

     (a) Except as disclosed in the Company Filed Reports (i) neither the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (ii) none of the real property owned or leased by the Company or any Subsidiary (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Substance in quantities which require investigation or remediation under Environmental Laws; (iii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination;
(iv) neither the Company nor any of its Subsidiaries has any liability or remediation obligation under any Environmental Law; (v) no assets of the Company or any of its Subsidiaries are subject to pending or, to the Knowledge of the Company, threatened Liens under any Environmental Law; (vi) the Company and its Subsidiaries have all Permits required under any Environmental Law ("Environmental Permits"); and (vii) the Company and its Subsidiaries are in compliance with their respective Environmental Permits.

     (b) For purposes of this Agreement, the term (i) "Environmental Laws" means any federal, state or local Law relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances;
(B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health, and (ii) "Hazardous Substances" means: (A) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) radon; and (E) any materials, pollutants and/or substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation.

     3.16 Employee Benefit Plans.  Except as described in the Company Filed
          ----------------------
Reports, (a) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income

Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, (b) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the Knowledge of the Company are any such liabilities or obligations expected to be incurred and (c) neither the Company nor any of its Subsidiaries is a party to any contract or other arrangement under which, after giving effect to the Offer or the Merger, Parent or the Surviving Corporation would be obligated to make any excess parachute payment within the meaning of the Code. Except the Stock Option Plans, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust, loan or funding arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

     3.17 State Takeover Statutes; Poison Pill.
          ------------------------------------

     (a) The Company Board has approved the Offer, the Merger, this Agreement and the transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby, the provisions of Section 203 of the DGCL. No other state "fair price," "merger moratorium," "control share acquisition" or other state antitakeover or similar statute or state regulation applies or purports to apply to the Merger, this Agreement, the Offer or any of the transactions contemplated hereby.

     (b) The Company and its Board of Directors have amended the Rights Agreement between the Company and First National Bank of Boston, NA dated July 10, 1996 (the "Rights Agreement") (without redeeming the Rights issued thereunder), which amendment has been provided to Parent, so that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable, to be triggered or to separate from the shares to which they are attached, (ii) cause the Parent or the Purchaser or any of their affiliates to be an Acquiring Person (as defined in the Rights Agreement) in connection with the transactions contemplated hereby or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement) in connection with the transactions contemplated hereby, and such amendment shall remain in full force and effect from and after the date hereof.

     3.18 Voting Requirements. The affirmative vote of the holders of a majority
          -------------------
of the issued and outstanding Shares, voting as a single class, at the Company Stockholders' Meeting (as hereinafter defined) to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

     3.19 No Brokers. With the exception of the Company's retention of
          ----------
BancBoston Robertson Stephens, Inc. the Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, Parent or Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     3.20 Opinion of Financial Advisor. The Company has received the opinion of
          ----------------------------
BancBoston Robertson Stephens, Inc. to the effect that, as of the date hereof, the consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view.

     3.21 Offer Documents; Proxy Statement. (a) The proxy statement to be sent
          --------------------------------
to the stockholders of the Company in connection with a meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), at the date mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting (i) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information relating to the Company or its Affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule 14D-1 or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule 14D-1 and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to any information supplied or approved by the Parent or the Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9.

          ARTICLE IV. REPRESENTATIONS OF THE PARENT AND THE PURCHASER

     Each of Parent and Purchaser represents and warrants to the Company as of the date of this Agreement as follows:

     4.1  Existence; Good Standing; Corporate Authority.  Parent is a
          ---------------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of Minnesota. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not prevent or materially delay Parent's or Purchaser's ability to consummate the transactions contemplated hereby (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

     4.2  Authorization, Validity and Effect of Agreement.  Each of Parent and
          -----------------------------------------------
the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed respectively by it. This Agreement, the Offer, the Merger and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser and by Parent as sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize this Agreement, the Offer and the Merger or to consummate the transactions contemplated hereby or thereby. This Agreement constitutes, and all agreements and documents contemplated hereby and thereby to be executed and delivered by Parent or Purchaser will constitute (when executed and delivered pursuant hereto), the valid and binding obligations of Parent or the Purchaser, as the case may be, enforceable respectively against them in accordance with their respective terms.

     4.3  No Conflict; Required Filings and Consents.
          ------------------------------------------

     (a) The execution and delivery of this Agreement by Parent and the Purchaser do not, and the consummation by Parent and Purchaser of the transactions contemplated hereby will not, (i) conflict with or violate the articles (certificate) of incorporation or bylaws of Parent or Purchaser, (ii) subject to making the filings and obtaining the approvals identified in Section 4.3(b), conflict with or violate any Law or Order applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, to have a Parent Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by either of them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and (iii) the filing of a certificate of merger pursuant to the DGCL, and where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     4.4  No Brokers.  Neither Parent or the Purchaser has entered into any
          ----------
contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.5  Offer Documents; Proxy Statement.  None of the information supplied by
          --------------------------------
the Parent, the Purchaser, their respective officers, directors, representatives, agents or employees, for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Schedule 14D-1 will comply in all material respects with the Exchange Act and the rules and regulations thereunder.
Neither the Schedule 14D-1 nor any of the information relating to Parent or its Affiliates provided by or on behalf of Parent specifically for inclusion in the
Schedule 14D-9 will, at the respective times the Schedule 14D-1, the Schedule 14D-9 and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent with respect to any information supplied or approved by the Company specifically for inclusion in the Schedule 14D-1.

     4.6  Financing.  Parent has funds sufficient to consummate the Offer and
          ---------
the Merger on the terms contemplated by this Agreement, and at the expiration of the Offer and the Effective Time, Parent and Purchaser shall have available funds sufficient to perform their respective obligations under this Agreement, including without limitation payment in full for all Shares validly tendered in the Offer and all Shares (other than Dissenting Shares, Treasury Shares and Parent Owned Shares) outstanding at the Effective Time and the pay off of all outstanding balances under that certain Credit Agreement among the Company, BankBoston N.A. and BankBoston N.A., as agent for Lenders, as amended ("Credit Agreement").

     4.7  Litigation.  As of the date hereof, there is no suit, action,
          ----------
arbitration, proceeding, claim or investigation pending or threatened against the Parent or Purchaser, nor is there any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i), except as disclosed in the Parent SEC Documents, have a Parent Material Adverse Effect,
(ii) challenge or seek to enjoin or seek damages with respect to the Parent's or Purchaser's entering into and performing this Agreement or impair the ability of the Parent or Purchaser to perform their respective obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement.

     4.8  SEC Documents.
          -------------

     (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since October 1, 1995 (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports and any such reports, forms and other documents filed by Parent with the SEC after the date of this Agreement
(i) complied, or will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in the preceding sentence does not apply to any misstatement or omission in any Parent Report filed prior to the date of this Agreement which was superseded by a subsequent Parent Report filed prior to the date of this Agreement. No Subsidiary of Parent is required to file any report, form or other document with the SEC.

     (b) Each of the financial statements included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date or, if applicable, the results of operations, retained earnings or cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                             ARTICLE V. COVENANTS

     5.1  Conduct of Business.
          -------------------

     (a)  Conduct of Business By the Company. During the period from the date of
          ----------------------------------
this Agreement to the Effective Time, the Company will, and will cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality or effect of the foregoing, except pursuant to the terms and conditions of this Agreement or as expressly and specifically described in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) except upon exercise of the Options or with respect to the July 31, 1999 purchase under the 1994 Employee Stock Purchase Plan, as amended ("ESPP"), issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

          (iii) amend its certificate of incorporation, bylaws or other comparable organizational documents;

          (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice;

          (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

          (vii) make or agree to make any capital expenditure or capital expenditures other than capital expenditures set forth in the capital budget of the Company;

          (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

          (ix) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Stock Option Plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

          (x) increase the compensation of any director or executive officer of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

          (xi) hire any new domestic employees, or enter into consulting or similar agreements, other than employees providing direct labor; or

          (xii) authorize, or commit or agree to take, any of the foregoing actions.

     (b)  Meeting of Stockholders.  (i) The Company will take all action
          -----------------------
necessary pursuant to applicable Law and its certificate of incorporation and bylaws to convene a meeting of its Stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement. The Company Board will recommend such adoption and the Company will each take all lawful action to solicit such approval, including without limitation timely mailing any Proxy Statement; provided, however, if the Company Board determines in good faith, after taking into account the advice of its legal counsel, that it is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable Law, the Company Board may change such recommendation or solicitation (but not such action to convene the Company Stockholders' Meeting), including any withdrawal or change of its recommendation. Without limiting the generality or effect, the Company's obligations pursuant to the first sentence of this
Section 5.1(b) will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.
(ii) Notwithstanding Section 5.1(b)(i), in the event that Parent, the Purchaser or any other Subsidiary of Parent acquires at least 90% of the outstanding shares pursuant to the Offer or otherwise, the Parties agree to take all necessary and appropriate action to cause the Merger to become effective in accordance with the DGCL without a meeting of stockholders of the Company as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer. (iii) Purchaser shall vote all shares owned by it for the Merger.

     (c)  ESOP.  The Company shall discontinue the ESOP effective on the date
          ----
hereof; provided that purchases for the current period under the ESOP may be completed provided that the allowable contributions thereunder are not increased.

     5.2  No Solicitation.
          ---------------

     (a) The Company, its Affiliates and their respective officers, directors, employees, representatives and agents will immediately cease any discussions or negotiations, if any, with any parties conducted heretofore with respect to any Company Takeover Proposal. The Company will not, nor will it permit any of its Subsidiaries, to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including without limitation by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or reasonably may give rise to any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the Purchase Date, the Company Board determines in good faith, after taking into account the advice of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable Law, the Company may, in response to a Company Takeover Proposal that was not solicited by it and did not otherwise result from a breach of any provision of this Agreement, (A) furnish information with respect to the Company and each of its

Subsidiaries to any Person pursuant to a customary confidentiality agreement not more favorable to the recipient of such information than the Confidentiality Agreement and (B) participate in negotiations regarding such Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 25% more of the assets of the Company and its Subsidiaries or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer for Shares or any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction that is intended or could reasonably be expected to prevent the completion of the transactions contemplated hereby.

     (b) Except as expressly permitted by this Section 5.2(b), neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the Effective Time and not less than two business days after notice of its intention to do so has been given Parent the Company Board determines in good faith after receipt of a Superior Proposal and, after taking into account the advice of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement, approve or recommend a Company Takeover Proposal, or (iv) terminate this Agreement pursuant to
Section 7.3(c). For purposes of this Agreement, "Superior Proposal" means a Company Takeover Proposal that (x) involves the direct or indirect acquisition or purchase of 75% or more of the assets of the Company and its Subsidiaries or 75% or more of any class of equity securities of the Company or any of its Subsidiaries and (y) which Company Takeover Proposal is otherwise on terms which the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be reasonably capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal) and more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is capable of being obtained by such third party.

     (c) In addition to the obligations of the Company set forth in Section 5.2(a) and (b), the Company will (i) immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal and
(ii) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

     (d) Nothing contained in this Section 5.2 will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by Section 5.2, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

     5.3  Filings, Reasonable Efforts.
          ---------------------------

     (a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) seeking to obtain of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) seeking to obtain of all necessary consents, approvals or waivers from third parties, (iii) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse order entered by any court or other Governmental Entity vacated or reversed and (iv) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.3 will limit or affect actions permitted to be taken pursuant to Section 5.2.

     (b) In connection with and without limiting the foregoing, the Company and Parent will, and Parent will cause the Purchaser to, (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Offer and the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

     5.4  Inspection of Records.
          ---------------------

     (a) From the date hereof to the Effective Time, the Company will (i) allow all designated officers, attorneys, accountants and other representatives of Parent reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the parties and their respective Subsidiaries, as the case may be and (ii) furnish to Parent and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request.

     (b) Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, the Parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the other (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

     5.5  Publicity.  The initial press release relating to this Agreement will
          ---------
be a joint press release and thereafter the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     5.6  Proxy Statement.  Parent and the Company will cooperate and promptly
          ---------------
prepare, and Company will file with the SEC as soon as practicable the Proxy Statement and promptly thereafter will mail the Proxy Statement to its stockholders. The Proxy Statement will contain the recommendation of the Company Board that stockholders of the Company approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby. If at any time prior to the Company Stockholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or Affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to any Proxy Statement, the Company shall promptly inform Parent and Purchaser to supplement such Proxy Statement and mail such supplement to its stockholders.

     5.7  Further Actions.
          ---------------

     (a) Each party hereto will, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     (b) If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     5.8  Insurance; Indemnity.
          --------------------

     (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) will be assumed by Parent and Parent will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of Parent or the Surviving Corporation will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) of Parent. Notwithstanding any other provision hereof, the provisions of this Section 5.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     (b) Parent will, and will cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date hereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the Persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to such rate.

     5.9  Employee Benefits.  Employees of the Company or its Subsidiaries as of
          -----------------
the Effective Time shall remain employees of the Company or its Subsidiaries, as applicable, immediately following the Effective Time. From and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Subject to the immediately preceding sentence, Parent will provide, or will cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation or its Subsidiaries who were employees of the Company immediately prior to the Effective Time, at the election of Parent, employee benefit plans that are either (a) in the aggregate substantially comparable to the employee benefit plans provided to such individuals by the Company on the date hereof or
(b) in the aggregate substantially comparable to the employee benefit plans provided to similarly situated employees of Parent or its subsidiaries who were not employees of the Company immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (i) nothing herein will be deemed to require Parent to modify the benefit formulas under any pension plan of the Company in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of ERISA, the Code or the Tax Reform Act of 1986, (ii) employee stock ownership, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term employee benefit plans hereunder, (iii) nothing herein will obligate Parent or the Surviving Corporation to continue any particular employee benefit plan for any period after the Effective Time and (iv) Parent may substitute any benefit available to employees whom it determines are similarly situated in other parts of its business for any employee benefit under any such plan. Parent will cause the Surviving Corporation to honor (subject to any withholdings under applicable Law) all employment, consulting and severance agreements or arrangements to which the Company or any of its Subsidiaries is presently a party, which are specifically disclosed in the Company Disclosure Letter.)

     5.10 Credit Agreement. At and as of the Effective Time, Parent shall
          ----------------
provide all necessary funds and shall cause the Company to pay off all outstanding balances under the Credit Agreement.

                           VI.  CONDITIONS PRECEDENT

     6.1  Conditions to Each Party's Obligation To Effect the Merger.  The
          ----------------------------------------------------------
respective obligations of each Party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer, provided, that this condition shall be deemed to have been satisfied with respect to the obligation of the Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement;

          (b) This Agreement shall have been approved in the manner required by applicable Law by the holders of the issued and outstanding shares of capital stock of the Company; and

          (c) No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect.

     6.2  Conditions to Obligation of Parent and Purchaser to Effect the Merger.
          ----------------------------------------------------------------------
The obligation of Parent and Purchaser to effect the Merger will be subject to the fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the additional condition that the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date.

                           ARTICLE VII.  TERMINATION

     7.1  Termination by Mutual Consent.  This Agreement may be terminated and
          -----------------------------
the transactions contemplated hereby may be abandoned at any time prior to the Purchase Date, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

     7.2  Termination by Either Parent or Company.  This Agreement may be
          ---------------------------------------
terminated and the transactions contemplated hereby may be abandoned at any time prior to the Purchase Date by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 1999; provided, that no party may terminate this Agreement pursuant to this
Section 7.2(a) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date, (b) any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer, the Merger (or any of the other transactions contemplated by this Agreement) and such Restraint or other action shall have become final and nonappealable or (c) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by the Purchaser as a result of the occurrence of any of the events set forth in Annex A.

     7.3  Termination by Company.  This Agreement may be terminated and the
          ----------------------
transactions contemplated hereby may be abandoned at any time prior to the Purchase Date, before or after the approval of the Agreement by the stockholders of the Company, by action of the Board of Directors of the Company, if (a) there has been a material breach by Parent or the Purchaser of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by December 31, 1999 and such breach would have a Parent Material Adverse Effect, (b) there has been a material breach of any of the covenants set forth in this Agreement on the part of Parent or the Purchaser, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent or (c) in accordance with Section 5.2(b).

     7.4  Termination by Parent.  This Agreement may be terminated and the
          ---------------------
transactions contemplated hereby may be abandoned at any time prior to the Purchase Date, before or after the approval of the Agreement by the stockholders of the Company, by Parent, if (a) the Board of Directors of the Company shall have (i) withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement, the Offer or the Merger or failed to reconfirm its approval or recommendation within five business days after a written request to do so, (ii) approved or recommended, or proposed publicly to approve or recommend, a third-party Company Takeover Proposal to the Company's stockholders, (iii) caused the Company to take any action referred to in Section
5.2 that would have constituted a breach thereof but for the exceptions thereunder, including without limitation authorizing the Company to enter into a Company Acquisition Agreement, (iv) approved the breach of the Company's obligation under Section 5.2, or (v) resolved to take any of the foregoing actions, (b) there has been a material breach by the Company of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by December 31, 1999 and such breach had or would have a Company Material Adverse Effect, (c) there has been a material breach of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within five days after written notice of such breach is given by Parent to the Company or (d) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Parent, Purchaser or any of their respective Affiliates shall have become the beneficial owner of more than 10% of the shares.

     7.5   Effect of Termination and Abandonment; Termination Fee.
           ------------------------------------------------------

     (a)   In the event of termination of this Agreement pursuant to this
Article VII, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to Sections 7.5 and 8.14. In the event of termination of this Agreement, nothing herein will prejudice the ability of the non-breaching party from seeking damages from any other party for any prior breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.

     (b) (i) If this Agreement is terminated at such time that this Agreement is terminable pursuant to Sections 7.2, 7.3(c) or 7.4, then (A) the Company will not later than two business days after receipt of notice from Parent pay to Purchaser an amount equal to Parent's documented Expenses, not to exceed $600,000 and (B) in the event that (x) a Company Takeover Proposal is made known to the Company or any of its Subsidiaries or has been made directly to stockholders generally or any Person publicly announces an intention (whether or not conditional) to make a Company Takeover Proposal and (y) thereafter this Agreement is terminated (i) by either Parent or the Company pursuant to Section 7.2(a) or (c) or (2) by the Company pursuant to Section 7.3(c) or by Parent pursuant to Section 7.4(a) or (d) the Company will pay to Purchaser a fee of $1,500,000 cash; provided, however, that, if this Agreement is terminated by Parent as a result of a breach by the Company, Parent may pursue any remedies available to it at law or in equity and will, in addition to its expenses, be entitled to recover such additional amounts as Purchaser may be entitled to receive at law or in equity, in the event of termination by the Company immediately prior to and as a condition of such termination and in the event of a termination by Parent not later than two business days after termination.

     (ii) This Section 7.5(b) will survive any termination of this Agreement. The term "Expenses" means all out-of-pocket fees, costs and other expenses incurred or assumed by Parent or Purchaser or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including but not limited to in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitment or agreements relating to such financing, including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any other transactions contemplated hereby or structuring, negotiating or advising with respect to such transactions or financing, and all fees and expenses of counsel, accountants, experts and environmental, actuarial, insurance and other consultants to Parent or Purchaser.

     (iii) The Company acknowledges that the agreements contained in this
Section 7.5 (b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.5(b) , the Company will pay to Parent and Purchaser their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Wells Fargo Bank, N.A. in effect on the date such payment was required to be made.

                           VIII.  GENERAL PROVISIONS

     8.1  Nonsurvival of Representations, Warranties and Agreements.  All
          ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will terminate at the Effective Time, except that the covenants set forth in Sections 5.7, 5.8 and 5.9 will survive the Effective Time indefinitely.

     8.2  Notices.  Any notice required to be given hereunder will be sufficient
          --------
if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          If to Parent or Purchaser:

               Innovex, Inc.
               530 11th Avenue South
               Hopkins, Minnesota 55343
               Attention: William P. Murnane
               President and Chief Operating Officer
               Fax: (612) 979-0424

          With copies to:

               Dorsey & Whitney LLP
               220 South Sixth Street
               Pillsbury Center South
               Minneapolis, Minnesota 55402
               Attention: William B. Payne
               Fax: (612) 340-8738

          If to the Company:

               ADFlex Solutions, Inc.
               2001 W. Chandler Blvd.
               Chandler, Arizona 85224
               Attention: Neil Dial
               President and Chief Operating Officer
               Fax: (602) 786-8280

          With copies to:

               Fennemore Craig
               3003 North Central Avenue
               Suite 2600
               Phoenix, Arizona 85012-2913
               Attention: Karen C. McConnell
               Fax: (602) 816-5507

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     8.3  Assignment; Binding Effect.  Neither this Agreement nor any of the
          --------------------------
rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.8, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4  Entire Agreement.  This Agreement, Annex A, any documents delivered by
          ----------------
the parties in connection herewith and the confidentiality agreement between Parent and the Company (the "Confidentiality Agreement") , which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.5  Amendment.  This Agreement may be amended by the parties hereto, by
          ---------
action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company but after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.6  Governing Law.  This Agreement will be governed by and construed in
          -------------
accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     8.7  Counterparts.  This Agreement may be executed by the parties hereto in
          ------------
separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     8.8  Headings.  Readings of the Articles and Sections of this Agreement are
          --------
for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

     8.9  Certain Definitions/Interpretations.
          -----------------------------------

     (a)  For purposes of this Agreement:

          (i)   An "Affiliate" of any Person means another Person that directly
                    ---------
     or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (ii)  "Person" means an individual, corporation, partnership, limited
                 ------
     liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (iii) "Knowledge" of any Person which is not an individual means the
                 ---------
     knowledge of any of such Person's executive officers after reasonable inquiry.

     (b) When a reference is made in this Agreement to an Article, Section or Annex, such reference will be to an Article or section of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     8.10 Waivers. Except as provided in this Agreement, no action taken
          -------
pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11   Incorporation of Annex A.  Annex A attached hereto is hereby
            ------------------------
incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12   Severability.  Any term or provision of this Agreement which is
            ------------
invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

     8.13   Enforcement of Agreement. The parties hereto agree that irreparable
            ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.14   Expenses.  All fees and expenses incurred in connection with the
            --------
Offer, the Merger, this Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                                     *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                   ADFLEX SOLUTIONS, INC.



                                   By:    /s/ Steve Sanghi
                                          --------------------------------------

                                   Title: Chairman
                                          --------------------------------------



                                   INNOVEX, INC.


                                   By:    /s/ Timothy S. McIntee
                                          --------------------------------------
                                          Timothy S. McIntee
                                   Title: Senior Vice President - Corporate
                                          --------------------------------------



                                   INNOVEX ACQUISITION CORP.


                                   By:    /s/ Timothy S. McIntee
                                          --------------------------------------
                                          Timothy S. McIntee
                                   Title: Senior Vice President
                                          --------------------------------------

                                                                         ANNEX A

                     CONDITIONS TO COMPLETION OF THE OFFER


     Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and, subject to any such rules or regulations, may postpone the acceptance for payment or payment for any Shares tendered, and, subject to the terms of the Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (i) unless the following conditions have been satisfied: (a) there have been validly tendered and not withdrawn prior to the Purchase Date that number of Shares which constitutes a majority of the total number of the then outstanding Shares (including for purposes of this calculation all Shares issuable upon exercise of all vested options and all options that will vest on or before December 31, 1999 and conversion of convertible securities or other rights to purchase or acquire Shares) sufficient to approve the Merger (the "Minimum Condition") and (b) any applicable waiting periods under the HSR Act shall have expired or been terminated or (ii) if at any time on or after the date of the Merger Agreement and before the Purchase Date (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall have occurred:

          (i) any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect, or there shall be initiated, instituted or pending any such action having any effect, and which (a) restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including the Offer or the Merger, (b) prohibits, limits or otherwise adversely affects the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of the Company and its Subsidiaries or compels the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries, or (c) imposes material limitations on the ability of the Purchaser to exercise effectively full rights of ownership of any Shares, including the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders;

          (ii) the representations and warranties of the Company contained in the Agreement shall not be true and correct in all material respects as of the Purchase Date as though made anew as of such date;

          (iii) the Company shall not have performed or complied in all material respects with its covenants under the Agreement and such failure continues until the later of (a) 15 calendar days after actual receipt by it of written notice from Parent setting forth in detail the nature of such failure or (b) the Purchase Date;

          (iv) there shall have occurred any change, effect, event or condition constituting a Company Material Adverse Effect;

          (v) the Agreement shall have been terminated in accordance with its terms;

          (vi) the Company Board shall have (a) withdrawn or materially modified (including by amendment of Schedule 14D-9) in a manner adverse to the Purchaser or Parent or taken a position inconsistent with its approval or recommendation of the Offer, the Merger or this Agreement, (b) approved or recommended any Company Takeover Proposal, (c) taken any action referred to in Section 5.2 of the Agreement that is prohibited thereby or would be so prohibited but for the exceptions thereto or (d) resolved or publicly disclosed any intention to do any of the foregoing;

          (vii) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the NYSE, (b) a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of the Agreement, (c) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, (d) any commencement of war, armed hostilities or other international or national calamity directly involving the United States or having a significant adverse effect on the functionality of financial markets in the United States, or (e) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

          (viii) it shall have been publicly disclosed or Parent shall have otherwise learned that (a) any Person or "group" (as defined in Section 13(d) (3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any affiliates controlled by it, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding Shares or (b) any Person or group shall have entered into a Company Acquisition Agreement or an agreement in principle with respect thereto.

Notwithstanding the foregoing the institution of an action or suit that challenges the transactions contemplated by this Agreement shall not be deemed the failure of the foregoing conditions except in the circumstances described in clause (i) above.

     The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser or Parent on behalf of Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time.

                                                                         ANNEX E


                                    Opinion

                                       Of

                       BancBoston Robertson Stephens Inc

          [LETTERHEAD OF BANCBOSTON ROBERTSON STEPHENS APPEARS HERE]

                                 July 1, 1999


Board of Directors
ADFlex Solutions, Inc.
2001 W. Chandler Boulevard
Chandler, Arizona

Members of the Board:

We understand that ADFlex Solutions, Inc. (the "Company"), Innovex, Inc. ("Acquiror") and Innovex Acquisition Corp, (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the Offer and the Merger (as such terms are defined below). Under the terms, and subject to the conditions, set forth in a draft of the Agreement dated June 30, 1999 (the "Draft Agreement"); (i) Merger Sub will commence a tender offer (the "Offer") to purchase all of the outstanding shares of common stock of the Company, par value $0.01 per share ("Company Common Stock") at a price of $3.80 per share, net to the seller in cash, and (ii) following the Offer, Merger Sub will be merged with and into the Company (the "Merger"). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Acquiror and each share of Company Common Stock (other than shares of Company Common Stock held in treasury or owned by Acquiror or any of its subsidiaries or as to which dissenters' rights have been properly exercised ("Dissenting Shares")) shall be converted into the right to receive $3.80 in cash or any higher price paid for each Share in the Offer, without interest. The terms and conditions of the Offer and the Merger are set out more fully in the Agreement.

You have asked us whether, in our opinion, the cash consideration to be paid in the Offer and the Merger is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management;

     (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the Company's management;

     (iv) reviewed with the Company's management the publicly available consensus estimates of research analysis on the Company's future financial performance;

     (v) held discussions with the management of the Company concerning the business, past and current operations, financing needs, financial condition and future prospects of the Company;

     (vi) reviewed the financial terms and conditions set forth in the Draft Agreement;

Board of Directors
ADFlex Solutions, Inc.
July 1, 1999
Page 2

     (vii)     reviewed the stock price and trading history of the Company.

     (viii) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies comparable with the Company;

     (ix) compared the financial terms of the Offer and the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (x)       prepared a discounted cash flow analysis of the Company;

     (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

     (xii) made such other studies and inquires, and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions .

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by Company management) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. Except as set forth below, we have relied upon the assurances of Company management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company prepared by research analysts that we have reviewed, upon the advice of the Company's management, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. The Company's management has informed us that management's forecasts and projections for the Company are currently out of date and that it would be impractical to update the information. As a result, we have not relied on the financial forecasts and projections of the Company's management for any of our analyses. We have assumed that the Offer and the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have also assumed that the amount of the cash consideration to be paid in the Offer and the Merger will not be reduced as a result of indemnification or other provisions of the Draft Agreement. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the cash consideration to be paid in the Offer and the Merger. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Offer and the Merger or (ii) any tax or other consequences that might result from the Offer and the Merger. Our opinion does not address the

Board of Directors
ADFlex Solutions, Inc.
July 1, 1999
Page 3

relative merits of the Offer and the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Offer and the Merger.

We are acting as financial advisor to the Company in connection with the Offer and the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Offer and the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past we acted as lead manager in the Company's initial public offering as well as lead manager in the secondary offering. We maintain a market in the shares of Company Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position on the Company's Securities or Acquiror's securities.

BankBoston N.A., an affiliate of BancBoston Robertson Stephens Inc., is the Company's primary lender. As of June 25, 1999, the Company's principal amount of indebtedness to BankBoston N.A. was approximately $33.8 million (the "BankBoston Indebtedness"). The Company is in covenant default with respect to the BankBoston Indebtedness and has been in such covenant default since the first quarter of 1999. Pursuant to the terms of the agreements entered into in connection with the BankBoston Indebtedness (the "Loan Documents"), BankBoston N.A., on behalf of the lender group, has the ability to immediately accelerate and demand payment of the BankBoston Indebtedness. In May 1999, the Company requested that BankBoston N.A., on behalf of the lender group, enter into a forbearance agreement with respect to the BankBoston Indebtedness. In June 1999, BankBoston N.A. refused this request. Although BankBoston N.A. has not accelerated or demanded payment of the BankBoston Indebtedness, BankBoston N.A. has reserved its rights to take any actions and to seek any remedies available to it under the Loan Documents. If the Offer and Merger are consummated as contemplated in the Draft Agreement, we understand that Acquiror intends to repay the BankBoston Indebtedness in its entirety and BankBoston N.A. may receive certain additional fees related to the prepayment of the BankBoston Indebtedness. The Board of Directors of the Company understands that BankBoston N.A. will benefit from the consummation of the Offer and the Merger and the repayment of the BankBoston Indebtedness.

Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Offer and the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company whether or not to tender his/her shares of Company Common Stock in the Offer or, if required, how to vote, or whether or not to take any other action, with respect to the Offer or the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the cash consideration to be paid in the Offer and the Merger is fair to the Holders of Company Common Stock from a financial point of view.


                                          Very truly yours,

                                          BANCBOSTON ROBERTSON STEPHENS INC.

                                          /s/ BancBoston Robertson Stephens Inc.
                                          --------------------------------------

                                                                         ANNEX F


                                  Section 262

                                     Of The

                        Delaware General Corporation Law

                                                                         Annex F

                            DELAWARE CODE ANNOTATED
               Copyright (c) 1975-1998 by The State of Delaware
                             All rights reserved.

          *** THIS SECTION IS CURRENT THROUGH THE 1998 SUPPLEMENT *** *** (1998 REGULAR SESSION OF THE 139TH GENERAL ASSEMBLY) ***

                            TITLE 8.  CORPORATIONS
                      CHAPTER 1.  GENERAL CORPORATION LAW
                    SUBCHAPTER IX.  MERGER OR CONSOLIDATION

                           8 Del. C. (S) 262  (1998)


(S) 262. Appraisal rights

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of
this title:

  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

 (d) Appraisal rights shall be perfected as follows:

  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

HISTORY: 8 Del. C. 1953, (S) 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, (S)
24; 57 Del. Laws, c. 148, (S)(S) 27-29; 59 Del. Laws, c. 106, (S) 12; 60 Del.
Laws, c. 371, (S)(S) 3-12; 63 Del. Laws, c. 25, (S) 14; 63 Del. Laws, c. 152,
(S)(S) 1, 2; 64 Del. Laws, c. 112, (S)(S) 46-54; 66 Del. Laws, c. 136, (S)(S)
30-32; 66 Del. Laws, c. 352, (S) 9; 67 Del. Laws, c. 376, (S)(S) 19, 20; 68 Del.
Laws, c. 337, (S)(S) 3, 4; 69 Del. Laws, c. 61, (S) 10; 69 Del. Laws, c. 262,
(S)(S) 1-9; 70 Del. Laws, c. 79, (S) 16; 70 Del. Laws, c. 186, (S) 1; 70 Del.
Laws, c. 299, (S)(S) 2, 3; 70 Del. Laws, c. 349, (S) 22; 71 Del. Laws, c. 120,
(S) 15; 71 Del. Laws, c. 339, (S)(S) 49-52.

NOTES: REVISOR'S NOTE. --Section 30 of 67 Del. Laws, c. 376, provides: "This act shall become effective on July 1, 1990." Chapter 376 was signed by the Governor on July 17, 1990.

  Section 5 of 68 Del. Laws, c. 337, provides: "This act shall become effective on July 1, 1992, provided that (S)(S) 3 and 4 shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after July 1, 1992."

 Section 12 of 69 Del. Laws, c. 61, provides: "This bill shall become effective on July 1, 1993."

  Section 10 of 69 Del. Laws, c. 262, provides: "This act shall become effective July 1, 1994, and shall apply only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after July 1, 1994."

 Section 23 of 70 Del. Laws, c. 79, provides: "This act shall be effective on July 1, 1995."
 Section 24 of 70 Del. Laws, c. 349, provides: "This act shall be effective on July 1, 1996."

  Section 32 of 71 Del. Laws, c. 120, provides: "This act shall be effective on July 1, 1997, except that (S) 5 of this act shall become effective with respect to indemnification of expenses (including attorneys' fees) for acts or omissions occurring on or after July 1, 1997."

  Section 114 of 71 Del. Laws, c. 339, provides: "This act shall be effective on July 1, 1998, except that (S)(S) 43 through 46, 48, 54 and 56 of this act shall become effective with respect to agreements of merger or consolidation entered into on or after July 1, 1998."

EFFECT OF AMENDMENTS. --67 Del. Laws, c. 376, substituted "who was such on the record ... subsection (b) or (c) hereof" for "entitled to such appraisal rights" in the first sentence of (d)(1), and inserted "thereby" in the last sentence of
(d)(2).

  68 Del. Laws, c. 337, inserted "or designated as a national market system security ... Dealers, Inc." in (b)(1)(i) and (b)(2)b.

  69 Del. Laws, c. 61, substituted "258, 263 or 264" for "258 or 263" in the first sentence of (b); and substituted "258, 263 and 264" for "258 and 263" in the introductory language of (b)(2).

  69 Del. Laws, c. 262, added "and the words ... with the depository" to the end of the second sentence in (a); in (b)(1), substituted "which stock, or depository receipts in respect thereof" for "which" in the introductory language and substituted "holders" for "stockholders" in clause (ii); added "or depository receipts in respect thereof" in (b)(2)a.; in (b)(2)b., substituted "or depository receipts in respect thereof, which shares of stock or depository receipts" for "which" and substituted "holders" for "stockholders"; in (b)(2)c., substituted "or fractional depository receipts" for "of the corporations"; and in (b)(2)d., inserted "depository receipts" and inserted "or fractional depository receipts."

  70 Del. Laws, c. 79, substituted "subsections (f) or (g)" for "subsection (f)" near the end of (b)(1).

  70 Del. Laws, c. 299, effective Feb. 1, 1996, inserted "(other than a merger effected pursuant to (S) 251(g) of this title)" in the introductory language of
(b); and substituted "subsection (f)" for "subsections (f) or (g)" near the end of (b)(1).

  70 Del. Laws, c. 349, rewrote (d)(2).

  71 Del. Laws, c. 120, inserted "(or depository receipts in respect thereof)" in (b)(2)b.

  71 Del. Laws, c. 339, made gender neutralization changes throughout (d)(1),
(e), (h) and (k).

PURPOSE. --The primary purpose of this section is to protect the contractual rights of stockholders objecting to a corporate merger. Root v. York Corp., Del. Ch., 39 A.2d 780 (1944).

  The purpose of the appraisal statute is to replace the stockholder's veto power with a means of withdrawing from the company at a judicially determined price. Salomon Bros. v. Interstate Bakeries Corp., Del. Ch., 576 A.2d 650
(1989)Cede & Co. v. Technicolor, Inc., Del. Supr., 684 A.2d 289 (1996).

  The purpose of an appraisal action is not to punish the respondent corporation. The court must only award interest to fairly compensate dissenting shareholders for their losses incurred during the pendency of an appraisal; there is no punitive aspect of an appraisal proceeding. Rapid-American Corp. v. Harris, Del. Supr., 603 A.2d 796 (1992).

LEGISLATIVE INTENT. --Clearly, there is a legislative intent to fully compensate shareholders for whatever their loss may be, subject only to the narrow limitation that one cannot take speculative effects of the merger into account. Weinberger v. UOP, Inc., Del. Supr., 457 A.2d 701 (1983).

  An appraisal proceeding is a limited legislative remedy intended to provide shareholders dissenting from a merger on grounds of inadequacy of the offering price with a judicial determination of the intrinsic worth (fair value) of their shareholdings. Cede & Co. v. Technicolor, Inc., Del. Supr., 542 A.2d 1182
(1988).

  The appraisal remedy is entirely a creature of statute; it is a limited legislative remedy developed initially as a means to compensate shareholders of Delaware corporations for the loss of their common law right to prevent a merger or consolidation by refusal to consent to such transactions. Alabama By-Products Corp. v. Cede & Co. ex rel. Shearson Lehman Bros., Del. Supr., 657 A.2d 254
(1995).

  Appraisal remedy is intended to provide those shareholders who dissent from a merger on the basis of inadequacy of offering price with an independent judicial determination of the fair value of their shares. Alabama By-Products Corp. v. Cede & Co. ex rel. Shearson Lehman Bros., Del. Supr., 657 A.2d 254 (1995).

LIBERAL CONSTRUCTION of the appraisal statute requires the avoidance of complexities in proceedings under it, particularly where the corporation will not be subjected to risks of liability. In re Northeastern Water Co., Del. Ch., 38 A.2d 918 (1944).

  This section is clearly for the protection of objecting shareholders, and it should be liberally construed to that end. Schenck v. Salt Dome Oil Corp., Del. Ch., 34 A.2d 249 (1943), rev'd on other grounds, Del. Supr., 41 A.2d 583 (1945), overruled on other grounds, Raynor v. LTV Aerospace Corp., Del. Ch., 331 A.2d 393 (1975); In re Universal Pictures Co., Del. Ch., 37 A.2d 615 (1944).

  While this section should be liberally construed for the protection of objecting shareholders, a liberal construction does not call for an abandonment of orderly procedure prescribed by the statute. In re Northeastern Water Co., Del. Ch., 38 A.2d 918 (1944).

  The design of this section requires the avoidance of complexities in proceedings under it. Lichtman v. Recognition Equip., Inc., Del. Ch., 295 A.2d 771 (1972); Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

  The requirements of this section are to be liberally construed for the protection of objecting stockholders, within the boundaries of orderly corporate procedures and the purpose of the requirement. Raab v. Villager Indus., Inc., Del. Supr., 355 A.2d 888, cert. denied, 429 U.S. 853, 97 S. Ct. 147, 50 L. Ed.
2d 129 (1976).

CONSTRUCTION OF SECTION WITH (S) 228 OF THIS TITLE. --Because of the general applicability of (S) 228 of this title, the absence of specific language regarding written consent in paragraph (b)(1) of this section does not compel the conclusion that the market exception applies only to mergers approved at a meeting of shareholders; (S) 228 allows approval by written consent for any action which is required to be taken at a meeting of shareholders and thus paragraph (b)(1) of this section need not separately mention written consent for
(S) 228 to apply. Klotz v. Warner Communications, Inc., Del. Supr., 674 A.2d 878
(1995).

CONSTRUCTION OF SECTION WITH (S) 253 OF THIS TITLE. --Despite similarities between the short-form merger procedure and merger approval by written consent, the lack of a paragraph granting appraisal in the latter circumstance is a crucial difference. Klotz v. Warner Communications, Inc., Del. Supr., 674 A.2d 878 (1995).

STRICT COMPLIANCE REQUIRED. --Strict compliance with this section is necessary for a shareholder to withdraw or be dismissed from an appraisal action. Alabama By-Products Corp. v. Cede & Co. ex rel. Shearson Lehman Bros., Del. Supr., 657 A.2d 254 (1995).

SCOPE OF SECTION. --This section does not extend appraisal rights if a merger was approved by written consents when the market exception would otherwise apply. Klotz v. Warner Communications, Inc., Del. Supr., 674 A.2d 878 (1995).

APPLICABILITY OF EQUITABLE PRINCIPLES. --There is no basis for expanding the limited remedy which is provided for in this section by the invocation of equitable principles. In re Enstar Corp., Del. Supr., 604 A.2d 404 (1992).

PURPOSE OF NOTICE REQUIREMENT. --A Notice of Merger filed pursuant to this section and (S) 262 of this title is primarily intended to notify the stockholders of action being taken by the parent corporation and to apprise the stockholders of their appraisal remedy. Zirn v. VLI Corp., Del. Supr., 681 A.2d 1050 (1996).

AUTHORITY TO REFORM SETTLEMENT AGREEMENT PREMISED UPON UNILATERAL MISTAKE. --The provision in this section which gives the Court of Chancery authority to impose "just terms" as a condition of its approval of a statutory appraisal proceeding, does not give it authority to reform a settlement agreement that was premised upon a unilateral mistake. In re Enstar Corp., Del. Supr., 604 A.2d 404 (1992).

CASES DECIDED UNDER THIS SECTION MUST BE CONSIDERED IN DETERMINING STOCKHOLDERS' RIGHTS. In re Delaware Racing Ass'n, Del. Ch., 206 A.2d 664, aff'd, Del. Supr., 213 A.2d 203 (1965).

THIS SECTION FURNISHES ORDERLY METHOD FOR WITHDRAWAL FROM CORPORATION by shareholders who dissent from a merger or consolidation. Loeb v. Schenley Indus., Inc., Del. Ch., 285 A.2d 829 (1971).

AVAILABILITY OF APPRAISAL RIGHTS SHOULD BE TAKEN INTO ACCOUNT AS FACTOR IN ASSESSING WHETHER TRANSACTION IS ENTIRELY FAIR, even though its existence alone is insufficient to establish that the transaction is fair. Tanzer v. International Gen. Indus., Inc., Del. Ch., 402 A.2d 382 (1979).

RIGHT TO APPRAISAL IS GIVEN BY THIS SECTION. By this section, a stockholder is required to comply with certain prescribed conditions precedent before his right to an appraisal and payment can arise. These conditions must be satisfied before the right to payment arises: If there is no right to payment, there can be no right to an appraisal. Stephenson v. Commonwealth & S. Corp., Del. Ch., 156 A. 215 (1931), aff'd, Del. Supr., 168 A. 211 (1933).

  The appraisal right is given to the stockholder in compensation for his former right at common law to prevent a merger. Heilbrunn v. Sun Chem. Corp., Del. Supr., 150 A.2d 755 (1959).

  A dissenting stockholder has an absolute right to an appraisal. Felder v. Anderson, Clayton & Co., Del. Ch., 159 A.2d 278 (1960); Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

  The right to an appraisal in a merger proceeding is entirely a creature of statute. Loeb v. Schenley Indus., Inc., Del. Ch., 285 A.2d 829 (1971); Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

  The right to appraisal is purely statutory. It is limited to stockholders of the merged corporation. Lichtman v. Recognition Equip., Inc., Del. Ch., 295 A.2d 771 (1972).

  The right of a dissentient to appraisal is perfected by compliance with the statutory requirements of written objection to the merger and demand for payment of the value of his shares. Lichtman v. Recognition Equip., Inc., Del. Ch., 295 A.2d 771 (1972).

  The statutory right of appraisal is given the shareholder as compensation for the abrogation of the common-law rule that a single shareholder could block a merger. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975); Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

  Stockholders objecting to merger are entitled to preserve their statutory rights to an appraisal of the intrinsic value of their shares. Weinberger v. United Fin. Corp., Del. Ch., 405 A.2d 134 (1979).

  The right to an appraisal is limited to stockholders of the merged corporations. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

AN APPRAISAL DECISION WILL BE OVERTURNED only if the trial court abused its discretion. Rapid-American Corp. v. Harris, Del. Supr., 603 A.2d 796 (1992).

  A court abuses its discretion in an appraisal proceeding when its factual findings do not have record support, and its valuation is not the result of an orderly and logical deductive process. Rapid-American Corp. v. Harris, Del. Supr., 603 A.2d 796 (1992).

WHEN INADEQUATE CASH PRICE PER SHARE IS THE BASIS FOR OBJECTION TO A CORPORATE MERGER, the remedy of the dissatisfied shareholders is to seek an appraisal of the value of their shares pursuant to the procedures set forth under this section. Singer v. Magnavox Co., Del. Ch., 367 A.2d 1349 (1976), aff'd in part and rev'd in part, Del. Supr., 380 A.2d 969 (1977).

ANALOGY TO EMINENT DOMAIN. --The power of a stockholder majority to override minority dissenters and remit to them the cash appraisal remedy is analogous to the right of eminent domain. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975).

  An appraisal is a method of paying a shareholder for taking his property. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629
(1975).

  An appraisal under this section is a method for compensating a stockholder for the involuntary taking of his property. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

STOCKHOLDER'S STATUS IS EXPRESSLY DEFINED in an appraisal proceeding. He has lost for the time being all the substantial rights of a stockholder -- the right to vote, the right to receive dividends, and the right to receive any distribution upon the shares. His status is primarily that of a monetary claimant against the consolidated or surviving corporation, and is more nearly analogous to that of a creditor than to that of a stockholder. Southern Prod. Co. v. Sabath, Del. Supr., 87 A.2d 128 (1952).

  The effect of an appraisal action is to convert the status of the plaintiffs therein from that of stockholders of the corporation to that of creditors thereof. Braasch v. Goldschmidt, Del. Ch., 199 A.2d 760 (1964); Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

UNREGISTERED STOCKHOLDER MAY NOT DISSENT FROM MERGER AND DEMAND APPRAISAL OF HIS STOCK. Salt Dome Oil Corp. v. Schenck, Del. Supr., 41 A.2d 583 (1945); American Hdwe. Corp. v. Savage Arms Corp., Del. Supr., 136 A.2d 690 (1957); Coyne v. Schenley Indus., Inc., Del. Supr., 155 A.2d 238 (1959); Olivetti Underwood Corp.
v. Jacques Coe & Co., Del. Supr., 217 A.2d 683 (1966); Carl M. Loeb, Rhoades & Co. v. Hilton Hotels Corp., Del. Supr., 222 A.2d 789 (1966).

REGISTERED HOLDER MUST BE PRESUMED TO BE "STOCKHOLDER." --Where there are no facts indicating that a person was not within the statutory classification of this section, unless such facts appear, he, as a registered holder, must be presumed to be a "stockholder." In re Universal Pictures Co., Del. Ch., 37 A.2d 615 (1944), overruled on other grounds in Raynor v. LTV Aerospace Corp., Del. Ch., 331 A.2d 393 (1975).

PURCHASE OF STOCK WITH NOTICE OF CONTESTED TRANSACTION. --The term "stockholder" as used in this section should not be construed to exclude one who purchases with notice of the contested transaction. Salomon Bros. v. Interstate Bakeries Corp., Del. Ch., 576 A.2d 650 (1989).

  The right to appraisal is not lost for the reason that the stockholder purchased those shares after the terms of a merger had been announced. Salomon Bros. v. Interstate Bakeries Corp., Del. Ch., 576 A.2d 650 (1989).

PERSONS WHOSE SHARES ARE HELD IN "STREET" OR NOMINEE NAMES ARE NOT "STOCKHOLDERS OF RECORD." Enstar Corp. v. Senouf, Del. Supr., 535 A.2d 1351 (1987).

  Where shares of publicly traded corporations are held in the name of brokers or fiduciaries (commonly called "street name") for the account of the beneficial owners, the brokers or fiduciaries are the stockholders of record. Berlin v. Emerald Partners, Del. Supr., 552 A.2d 482 (1988).

OBLIGATION OF CORPORATION UNDER SECTION. --A corporation of this State, engaged in proceedings under this section, shall have an obligation to issue specific instructions to its stockholders as to the correct manner of executing and filing a valid demand under this section. As a general rule in the future, failure by the corporation to furnish such instructions will result in the resolution in favor of the stockholder of all doubt as to the sufficiency, for corporate purposes, of the demand. Raab v. Villager Indus., Inc., Del. Supr., 355 A.2d 888, cert. denied, 429 U.S. 853, 97 S. Ct. 147, 50 L. Ed. 2d 129
(1976); Tabbi v. Pollution Control Indus., Inc., Del. Ch., 508 A.2d 867 (1986), overruled on other grounds, Del. Supr., 535 A.2d 1351 (1987).

GENERAL ASSEMBLY HAS EXPRESSLY GRANTED APPRAISAL RIGHT ONLY UNDER THE MERGER STATUTES and not under the sale of assets statutes. This difference in treatment of the rights of dissenting stockholders may well have been deliberate in order to allow even greater freedom of action to corporate majorities in arranging combinations than is possible under the merger statutes. Hariton v. Arco Elecs., Inc., Del. Ch., 182 A.2d 22 (1962), aff'd, Del. Supr., 188 A.2d 123 (1963).

COURT OF CHANCERY IS GIVEN GENERAL CONTROL OVER APPRAISAL in a proceeding in the nature of a class suit, to which the corporation and all dissenting stockholders are made parties and in which they are subjected to the jurisdiction of the Court. Southern Prod. Co. v. Sabath, Del. Supr., 87 A.2d 128 (1952); Raynor v. LTV Aerospace Corp., Del. Ch., 317 A.2d 43 (1974).

POWERS GIVEN BY THIS SECTION ARE NOT WITHIN INHERENT JURISDICTION OF COURT OF CHANCERY. --The rights and powers given by this section are in no sense declaratory of the ancient equity jurisdiction of the English Court of Chancery, and are not within the original inherent jurisdiction of this Court of Chancery; they are additional powers given by the General Assembly, pursuant to Art. IV,
(S) 20, Del. Const. Schenck v. Salt Dome Oil Corp., Del. Ch., 34 A.2d 249
(1943), rev'd on other grounds, Del. Supr., 41 A.2d 583 (1945).

UNDER CERTAIN CIRCUMSTANCES CHANCELLOR'S POWER TO FASHION APPROPRIATE RELIEF IS BROAD. --Under certain circumstances, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets or gross and palpable overreaching are involved, the chancellor's powers are complete to fashion any form of equitable and monetary relief as may be appropriate, including rescissory damages. Weinberger v. UOP, Inc., Del. Supr., 457 A.2d 701
(1983).

CHANCELLOR'S DISCRETION IS NOT LIMITED TO SINGLE REMEDIAL FORMULA FOR MONETARY DAMAGES IN CASH-OUT MERGER. Weinberger v. UOP, Inc., Del. Supr., 457 A.2d 701
(1983).

ISSUES, PARTIES, ETC., TO ACTION. --In an appraisal action, the only litigable issue is the determination of the value of the appraisal petitioners' shares on the date of the merger, the only party defendant is the surviving corporation and the only relief available is a judgment against the surviving corporation for the fair value of the dissenters' shares. Cede & Co. v. Technicolor, Inc., Del. Supr., 542 A.2d 1182 (1988).

CLAIMS OF WRONGDOING. --The court correctly denied the motion to amend and enlarge the appraisal action to include a claim for rescissory relief for conspiracy, illegality, fraud, and breach of fiduciary duty, as a determination of fair value does not involve an inquiry into claims of wrongdoing in the merger. Cede & Co. v. Technicolor, Inc., Del. Supr., 542 A.2d 1182 (1988).

  A fraud action asserting fair dealing and fair price claims affords an expansive remedy and is brought against the alleged wrongdoers to provide whatever relief the facts of a particular case may require and the approach to determining relief may be the same as that employed in determining fair value; however, an appraisal action may not provide a complete remedy for unfair dealing or fraud because a damage award in a fraud action may include "rescissory damages if the [trier of fact] considers them susceptible of proof and a remedy appropriate to all issues of fairness before him." Cede & Co. v. Technicolor, Inc., Del. Supr., 542 A.2d 1182 (1988).

  Where the wrongdoing alleged by minority stockholder in his stock appraisal action under this section directly related to the fair value of his stock, and not to the validity of the merger itself; the claim was more personal than derivative, and the corporate opportunity claim was properly asserted in the (S) 262 proceeding. Cavalier Oil Corp. v. Harnett, Del. Supr., 564 A.2d 1137 (1989).

FORMALITY AND LEGAL TECHNICALITY REQUIRED OF DEMAND. --A demand under this section requires the formality and legal technicality befitting a last step in the final transaction between the corporation and its dissenting stockholder. Raab v. Villager Indus., Inc., Del. Supr., 355 A.2d 888, cert. denied, 429 U.S. 853, 97 S. Ct. 147, 50 L. Ed. 2d 129 (1976).

CORPORATION, LIKE STOCKHOLDER, IS GIVEN RIGHT TO INITIATE PROCEEDING and bring the stockholder into court for the purpose of appraising his stock. Southern Prod. Co. v. Sabath, Del. Supr., 87 A.2d 128 (1952).

  A determination of the value of corporate stock may be commenced by the surviving corporation or any stockholder who timely demands an appraisal. Kaye
v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

THIS SECTION PROVIDES FOR PAYMENT OF CASH AS WELL AS SECURITIES to an objecting stockholder. In re Delaware Racing Ass'n, Del. Ch., 206 A.2d 664, aff'd, Del. Supr., 213 A.2d 203 (1965).

THIS SECTION PURPORTS TO FURNISH EXCLUSIVE REMEDY to a dissenting shareholder and is to be distinguished from a stockholder's common-law right to seek to have a merger enjoined. Loeb v. Schenley Indus., Inc., Del. Ch., 285 A.2d 829 (1971).

PROOF ESTABLISHING RIGHT TO APPRAISAL. --Since stockholders are given an absolute right to proceed under this section, proof that they have complied with its requirements is enough to establish their right to an appraisal. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

PARTIES ENTITLED TO PARTICIPATE. --Once an appraisal action is commenced, all stockholders who have demanded an appraisal are entitled to participate in the proceedings and awards. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

DISSENTING SHAREHOLDERS ARE NOT ENTITLED TO PRELIMINARY DETERMINATION BY COURT. --Dissenting stockholders who elect to have their shares appraised are required to await the outcome of the statutory scheme before receiving payment for their shares with interest and are not entitled to have the court make a preliminary determination (without benefit of an appraiser's report) fixing a minimum value for their shares and ordering the payment of such value pending formal appraisal. Loeb v. Schenley Indus., Inc., Del. Ch., 285 A.2d 829 (1971).

PERSONS NO LONGER RECORD STOCKHOLDERS AT MERGER DATE. --Persons who were record stockholders as of the record date for the vote on the merger, and who filed a timely demand for appraisal, but who were no longer stockholders of record as of the merger date were not entitled to appraisal. Tabbi v. Pollution Control Indus., Inc., Del. Ch., 508 A.2d 867
(1986), overruled on other grounds, Del. Supr., 535 A.2d 1351 (1987).

A VALID DEMAND MUST BE EXECUTED BY OR ON BEHALF OF THE HOLDER OF RECORD, whether that holder is the beneficial owner, a trustee, agent or nominee. Enstar Corp.
v. Senouf, Del. Supr., 535 A.2d 1351 (1987).

SIGNATURES REQUIRED FOR DEMAND. --A demand under this section must be properly and formally signed by or for all stockholders of record. Raab v. Villager Indus., Inc., Del. Supr., 355 A.2d 888, cert. denied, 429 U.S. 853, 97 S. Ct. 147, 50 L. Ed. 2d 129 (1976).

AS A GENERAL PROPOSITION DISSENTING STOCKHOLDERS ARE PUT TO ELECTION by this section. Cole v. National Cash Credit Ass'n, Del. Ch., 156 A. 183 (1931).

  A stockholder objecting to a merger or consolidation may withdraw from the enterprise and obtain payment in money for the value of his stock by following the procedure prescribed by the statute. As a general proposition dissenting stockholders are thus put to an election by the statute. Porges v. Vadsco Sales Corp., Del. Ch., 32 A.2d 148 (1943).

  The objectant to a merger has an election of remedies. He may dissent and then receive in the manner fixed by the statute the value of his stock, or, if no dissent, then he is bound by the merger. Langfelder v. Universal Lab., Inc., 68
F. Supp. 209 (D. Del. 1946), aff'd, 163 F.2d 804 (3d Cir. 1947).

  Upon the completion of the steps required to perfect the right to appraisal, the stockholder has made an election to withdraw from the corporate enterprise and take the value of his stock. Southern Prod. Co. v. Sabath, Del. Supr., 87 A.2d 128 (1952); Lichtman v. Recognition Equip., Inc., Del. Ch., 295 A.2d 771
(1972).

ESTOPPEL. --When an informed minority shareholder either votes in favor of the merger, or accepts the benefits of the transaction, he or she cannot thereafter attack its fairness. Bershad v. Curtiss-Wright Corp., Del. Supr., 535 A.2d 840
(1987).

CHOICE OF REMEDIES. --Stockholders should not have been required to elect between the statutory right to an appraisal and the opportunity to litigate the allegation of fraud in the merger although they may not recover duplicative judgments. Cede & Co. v. Technicolor, Inc., Del. Supr., 542 A.2d 1182 (1988).

EXERCISE OF STATUTORY RIGHT OF MERGER IS ALWAYS SUBJECT TO NULLIFICATION FOR FRAUD. Cole v. National Cash Credit Ass'n, Del. Ch., 156 A. 183 (1931).

  There are exceptional circumstances under which a stockholder is not obliged to make an election to accept the merger or to demand the value of his stock in money, but may enlist the aid of a court of equity to restrain the consummation of the merger. The exercise of the statutory right of merger is always subject to nullification for fraud. Porges v. Vadsco Sales Corp., Del. Ch., 32 A.2d 148
(1943).

BUSINESS PURPOSE REQUIREMENT RULE ABROGATED. --In view of the fairness test which has long been applicable to parent-subsidiary mergers, the expanded appraisal remedy now available to shareholders, and the broad discretion of the chancellor to fashion such relief as the facts of a given case may dictate, no additional meaningful protection is afforded minority shareholders by the business purpose requirement of the trilogy of Singer v. Magnavox Co., Del. Supr., 380 A.2d 969 (1977); Tanzer v. International Gen. Indus., Inc., Del. Supr., 379 A.2d 1121 (1977); Roland Int'l Corp. v. Najjar, Del. Supr., 407 A.2d 1032 (1979), and their progeny, accordingly, such requirement shall no longer be of any force or effect. Weinberger v. UOP, Inc., Del. Supr., 457 A.2d 701
(1983).

THIS SECTION DOES NOT REQUIRE CORPORATION TO STATE ITS POSITION OR DEFENSES IN PETITION or stockholder's list. In re Universal Pictures Co., Del. Ch., 37 A.2d 615 (1944), overruled on other grounds in Raynor v. LTV Aerospace Corp., Del. Ch., 331 A.2d 393 (1975).

DISCLOSURE OF PERSONS CLAIMING APPRAISAL RIGHTS. --For the protection of dissenting stockholders, a corporation should be expected to make full disclosure of all persons who claim appraisal rights and of all documents received which might possibly be deemed to constitute objections and demands, but to ask for that kind of disclosure, and at the same time to lean toward a construction of the disclosures as admissions of legal sufficiency of the acts of the claimants would seem most inconsistent. In re Universal Pictures Co., Del. Ch., 37 A.2d 615 (1944), overruled on other grounds in Raynor v. LTV Aerospace Corp., Del. Ch., 331 A.2d 393 (1975).

REQUEST OF APPRAISAL RELINQUISHES OWNERSHIP RIGHTS. --A shareholder who elects to seek an appraisal rather than accept the terms of the merger loses the traditional benefits of stock ownership: the right to vote stock and to receive payment of dividends or other distribution upon the shares. Alabama By-Products Corp. v. Cede & Co. ex rel. Shearson Lehman Bros., Del. Supr., 657 A.2d 254
(1995).

STOCKHOLDER NEED NOT VOTE AGAINST THE PROPOSED MERGER in order to qualify for an appraisal. Lewis v. Corroon & Reynolds Corp., Del. Ch., 57 A.2d 632 (1948).

BUT HE MUST NOT VOTE IN FAVOR OF MERGER if he intends to qualify for an appraisal of his shares. Lewis v. Corroon & Reynolds Corp., Del. Ch., 57 A.2d 632 (1948).

APPRAISAL IS ORDINARY REMEDY. --Although a plaintiff's remedy in response to a successful challenge to a merger transaction should ordinarily be confined to an appraisal, in cases where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching exists, appraisal might well be inadequate. Joseph v. Shell Oil Co., Del. Ch., 498 A.2d 1117
(1985).

STOCKHOLDER MAY SPLIT VOTE AND APPLY FOR APPRAISAL AS TO SOME OF HIS SHARES. -- With respect to the majority stockholders, no disadvantage is occasioned to them if a stockholder is permitted to split his vote and apply for appraisal as to some of his shares. Colonial Realty Corp. v. Reynolds Metals Co., Del. Ch., 185 A.2d 754 (1962), aff'd, Del. Supr., 190 A.2d 752 (1963).

  It certainly cannot be said that the statute expressly, or by unavoidable intendment, disqualifies a stockholder who has voted some of his shares in favor of a merger from seeking an appraisal of other shares as to which he has fully complied with the statutory requirements. Colonial Realty Corp. v. Reynolds Metals Co., Del. Ch., 185 A.2d 754 (1962), aff'd, Del. Supr., 190 A.2d 752
(1963).

CLAIMANT CANNOT SUBSEQUENTLY SPLIT HOLDINGS TO SEEK APPRAISAL OF PORTION. --A claimant who has demanded of the surviving corporation payment of the value of his shares may not subsequently split his holdings to seek appraisal of a portion only. Lichtman v. Recognition Equip., Inc., Del. Ch., 295 A.2d 771
(1972).

LATE FILING OF CLAIM. --If a "late" filing of a claim for appraisal of stock will not unduly interfere with the orderly procedure of appraisal, the court should permit the claim to be filed, unless there is evidence of bad faith. Jacques Coe & Co. v. Minneapolis-Moline Co., Del. Ch., 84 A.2d 815 (1949).

BURDEN OF PROOF OF COMPLIANCE WITH STATUTORY REQUIREMENTS IS ON STOCKHOLDER CLAIMING RIGHT TO APPRAISAL. In re Hilton Hotels Corp., Del. Ch., 210 A.2d 185, aff'd, Del. Supr., 222 A.2d 789 (1965).

PRIMARY PURPOSE OF REQUIRING WRITTEN COMMUNICATION BY STOCKHOLDER PRIOR TO MEETING called to vote upon the proposed merger is to inform the corporation and other stockholders of the number of possible dissenters and, as such, potential demandants of cash for their shares. In re Zeeb, Del. Supr., 87 A.2d 123 (1952); Colonial Realty Corp. v. Reynolds Metals Co., Del. Ch., 185 A.2d 754 (1962), aff'd, Del. Supr., 190 A.2d 752 (1963).

NO PRESUMPTION AS TO THE TIME OF DELIVERY WILL BE RAISED. In re Hilton Hotels Corp., Del. Ch., 210 A.2d 185, aff'd, Del. Supr., 222 A.2d 789 (1965).

ACTION BY STOCKHOLDER'S AGENT. --See In re Zeeb, Del. Supr., 87 A.2d 123 (1952).

STOCKHOLDER'S WRITTEN COMMUNICATION MUST HAVE BEEN MADE BEFORE VOTE on the consolidation agreement had been taken. Stephenson v. Commonwealth & S. Corp., Del. Supr., 168 A. 211 (1933).

AND IT NEED NOT BE ARTFULLY WORDED. In re Atlas Powder Co., Del. Ch., 78 A.2d 1
(1951), rev'd on other grounds, Del. Supr., 87 A.2d 123 (1952).

BUT IT MUST BE REASONABLY ABSOLUTE. In re Atlas Powder Co., Del. Ch., 78 A.2d 1
(1951), rev'd on other grounds, Del. Supr., 87 A.2d 123 (1952).

WHERE STOCK IS HELD BY HUSBAND AND WIFE as tenants by the entirety, rights must be exercised jointly by the husband and wife, and the actions prescribed by this section are defective where the wife did not join in them. In re Northeastern Water Co., Del. Ch., 38 A.2d 918 (1944).

  A demand signed by 1 spouse alone, who does not purport to act for the other spouse therein, is inadequate to cover the stock held by them as joint owners and is therefore invalid. Raab v. Villager Indus., Inc., Del. Supr., 355 A.2d 888, cert. denied, 429 U.S. 853, 97 S. Ct. 147, 50 L. Ed. 2d 129 (1976).

DEMAND LETTER WHICH WAS NOT DELIVERED UNTIL MORNING OF STOCKHOLDERS' MEETING WAS UNTIMELY, and did not entitle the shareholders who sent it to an appraisal. Tabbi v. Pollution Control Indus., Inc., Del. Ch., 508 A.2d 867 (1986), overruled on other grounds, Del. Supr., 535 A.2d 1351 (1987).

BURDEN OF PROVING TIMELY DELIVERY OF DEMAND. --When controverted, the claimants have the burden of proving timely delivery of their demand. Raab v. Villager Indus., Inc., Del. Supr., 355 A.2d 888, cert. denied, 429 U.S. 853, 97 S. Ct. 147, 50 L. Ed. 2d 129 (1976).

MINORITY STOCKHOLDER'S REJECTION OF OFFER HELD TO BE DEMAND FOR APPRAISAL. -- Where a minority stockholder explicitly rejected a $150 per share offer from majority stockholders perfecting a merger under (S) 253 of this title, this was a demand for the only available alternative under this section. Bell v. Kirby Lumber Corp., Del. Supr., 413 A.2d 137 (1980).

STATUTORY FORMALITIES FOR DISSENT HAVE BEEN STRICTLY ENFORCED. Lutz v. A.L. Garber Co., Del. Ch., 340 A.2d 186 (1974), aff'd, Del. Supr., 340 A.2d 188
(1975).

RIGHT OF APPRAISAL GRANTED TO DISSENTING SHAREHOLDERS PREEMPTED BY SUBCHAPTER III OF CHAPTER 113 OF INTERSTATE COMMERCE ACT (49 U.S.C. (S) 11341 ET SEQ.). -- See Bruno v. Western Pac. R.R., Del. Ch., 498 A.2d 171 (1985), aff'd, Del. Ch., 508 A.2d 72 (1986), cert. denied, 482 U.S. 927, 107 S. Ct. 3209, 96 L. Ed. 2d
696 (1987).

SECTION CONTEMPLATES DETERMINATION OF STOCKHOLDERS ENTITLED TO APPRAISAL REMEDY. --Only after hearing shall the Court of Chancery determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares. Raynor v. LTV Aerospace Corp., Del. Ch., 317 A.2d 43 (1974).

  This section does not require the Court of Chancery to determine which stockholders have perfected their right to the appraisal remedy until after a hearing. Raynor v. LTV Aerospace Corp., Del. Ch., 317 A.2d 43 (1974).

ONLY 1 PETITION IS NECESSARY TO REQUIRE THE COURT OF CHANCERY TO HOLD A HEARING. Raynor v. LTV Aerospace Corp., Del. Ch., 317 A.2d 43 (1974).

  This section has been recognized as providing a single procedure in which all the dissenting stockholders who have perfected their right to appraisal will participate. Raynor v. LTV Aerospace Corp., Del. Ch., 317 A.2d 43 (1974).

  To require each dissenting stockholder to file his own separate petition would be unwieldy and unreasonable. Raynor v. LTV Aerospace Corp., Del. Ch., 317 A.2d 43 (1974).

  Once a petition is filed, other dissenting stockholders had a right to rely on the language of this section and believe that their stock would be valued in the appraisal proceeding. Raynor v. LTV Aerospace Corp., Del. Ch., 317 A.2d 43
(1974).

THOSE DISSENTING STOCKHOLDERS WHO ARE NOT PETITIONERS WILL NOT BE DEPRIVED OF THEIR RIGHTS under this section simply because they have apparently decided to "go along for the ride." Raynor v. LTV Aerospace Corp., Del. Ch., 317 A.2d 43
(1974).

FILING DATE NOT EXTENDED MERELY BECAUSE RESULTING CORPORATION NOT SHOWN PREJUDICED. --It is neither the policy of this State nor the intention of the General Assembly to extend the filing date merely because there is no showing of prejudice to the resulting corporation. To so hold would defeat the orderly procedure which this section sets forth. Schneyer v. Shenandoah Oil Corp., Del. Ch., 316 A.2d 570 (1974).

  The resulting or surviving corporation need not, as an element to its defense of the statutory filing period, produce evidence that it has suffered prejudice. Schneyer v. Shenandoah Oil Corp., Del. Ch., 316 A.2d 570 (1974).

KEY DATE FOR FIXING BOTH LIABILITY AND DAMAGES IS DATE OF MERGER. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975).

  While a certain amount of retrospective analysis and backdating are required, the whole statutory scheme is keyed to the date of the merger because that is the date on which the shareholder's property is taken. Francis I. duPont & Co.
v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975).

SHAREHOLDERS HAVE BURDEN OF ESTABLISHING THEIR RIGHT TO APPRAISAL. Schneyer v. Shenandoah Oil Corp., Del. Ch., 316 A.2d 570 (1974).

PERFECTED CLAIM FOR APPRAISAL NOT LOST. --Once a shareholder perfects the right to appraisal, the shareholder's status is transformed from that of an equity owner of the corporation to that of a quasi-creditor with a monetary claim against the surviving corporation; this change of status can be reversed only if the shareholder satisfies one of the express statutory conditions. Alabama By-Products Corp. v. Cede & Co. ex rel. Shearson Lehman Bros., Del. Supr., 657 A.2d 254 (1995).

ORDERLINESS AND CERTAINTY OF APPRAISAL PROCEEDING ARE TO BE MAINTAINED even though this section is construed liberally in favor of the shareholder. Schneyer
v. Shenandoah Oil Corp., Del. Ch., 316 A.2d 570 (1974).

  There is nothing which would authorize the Court to depart from the general rules developed to govern appraisal proceedings simply because of the nature of the corporate enterprise. Bell v. Kirby Lumber Corp., Del. Ch., 395 A.2d 730
(1978), modified, Del. Supr., 413 A.2d 137 (1980).

WHERE PERIOD FOR DEMANDING APPRAISAL EXPIRES ON SUNDAY. --Where the period in which a shareholder may petition the Court of Chancery for a determination of the value of the stock of all such shareholders expires on a Sunday, the statutory period for filing a petition does not toll until the following day. Schneyer v. Shenandoah Oil Corp., Del. Ch., 316 A.2d 570 (1974).

VALUE OF STOCK. --It is the value of the stock that is considered the damage principal for the purpose of the award. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975).

  It is stock that is the property subject to the taking and it is the value of the stock which constitutes the measure of the statutory recovery by the judgment. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975).

  The sole issue raised by an action seeking an appraisal should be the value of the dissenting stockholder's stock. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

  Fair value measures that which has been taken from the shareholder; a proportionate interest in a going concern. In the appraisal process the corporation is valued as an entity, not merely as a collection of assets, or by the sum of the market price of each share of its stock. The corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects. In re Shell Oil Co., Del. Supr., 607 A.2d 1213
(1992).

  Evidence supported Court of Chancery's valuation conclusions. In re Shell Oil Co., Del. Supr., 607 A.2d 1213 (1992).

MORE LIBERAL APPROACH TO STOCK VALUATION must include proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court, subject only to the court's interpretation of subsection (h) of this section. Weinberger v. UOP, Inc., Del. Supr., 457 A.2d 701 (1983).

  The scope of the Chancellor's inquiry into fair value is limited only by the express exclusion of any element of value arising from the accomplishment or expectation of the merger, and the Rules of Evidence. In re Shell Oil Co., Del. Supr., 607 A.2d 1213 (1992).

APPROACH USED TO VALUE SHARES IN DETERMINING FAIRNESS OF MERGER IS NO DIFFERENT than that employed in an appraisal proceeding under this section. Weinberger v. UOP, Inc., Del. Ch., 426 A.2d 1333 (1981), rev'd on other grounds, Del. Supr., 457 A.2d 701 (1983), aff'd, Del. Supr., 497 A.2d 792 (1985).

EVIDENCE OF POST-MERGER OFFERS FOR STOCK VALUATION. --Evidence of post-merger offers were not admissible as valid indications of merger-date fair value because they were not known or susceptible of proof as of the date of the merger, but instead arose from the accomplishment or expectation of the merger. Kahn v. Household Acquisition Corp., Del. Supr., 591 A.2d 166 (1991).

TERMS OF CERTIFICATE OF DESIGNATION. --Properly expressed terms of a certificate of designation of preferred stock may establish the consideration to which holders of the stock will be entitled in the event of a merger and, when the documents creating the security do so, that the amount so fixed or determined constitutes the "fair value" of the stock for the purposes of dissenters' rights under this section. In re Ford Holdings, Inc. Preferred Stock, Del. Ch., 698 A.2d 973 (1997).

A PRIOR VERSION OF THIS SECTION GAVE APPRAISER GREAT LATITUDE IN SEEKING EVIDENCE from which he could ascertain the value of the shares to be appraised. In re General Realty & Utils. Corp., Del. Ch., 52 A.2d 6 (1947).

  In a proceeding under this section the appraiser was free to ascertain evidence of value apart from that supplied him by the parties. In re General Realty & Utils. Corp., Del. Ch., 52 A.2d 6 (1947).

  In an appraisal proceeding, because of its purpose of placing a true, intrinsic value on the shares of corporate stock, the appraiser should not be deprived by any party of the opportunity to consider materials which he feels to be relevant. Bell v. Kirby Lumber Corp., Del. Ch., 395 A.2d 730 (1978), modified, Del. Supr., 413 A.2d 137 (1980).

AND HE IS NOT BOUND TO ACCEPT APPRAISAL REPORT. --The appraiser, in carrying out his duty to make a valuation of the stock, is not bound to accept the conclusions of an appraisal report prepared at the request of the corporation, regardless of what the parties might be bound by estoppel to accept. Bell v. Kirby Lumber Corp., Del. Ch., 395 A.2d 730 (1978), modified, Del. Supr., 413 A.2d 137 (1980).

BUT CORPORATION HAS DUTY TO DISCLOSE REPORT. --Under the duty of complete candor imposed on a majority stockholder, a corporation has a duty to disclose the existence of an appraisal report prepared in preparation for a merger. Bell v. Kirby Lumber Corp., Del. Ch., 395 A.2d 730 (1978), modified, Del. Supr., 413 A.2d 137 (1980).

CREDIBILITY OF EXPERT VALUATIONS. --The weight to be ascribed to expert valuations necessarily depends on the validity of the assumptions underlying them and where those assumptions are values supplied by others, the conduct of such other persons is probative of their credibility and of the information being supplied to the expert. Alabama By-Products Corp. v. Neal, Del. Supr., 588 A.2d 255 (1991).

EXPERT WITNESSES APPOINTED BY THE COURT OF CHANCERY. --If the Court is limited to the biased presentation of the parties, it is often forced to pick and choose from a limited record without the benefit of objective analysis and opinion. To compensate for this handicap, the Court of Chancery should consider, in a proper case, appointing its own expert witnesses. In re Shell Oil Co., Del. Supr., 607 A.2d 1213 (1992).

APPRAISER MUST ARRIVE AT DOLLAR AND CENTS APPRAISAL; consequently, the appraiser should state the value of the elements given independent weight and the weight given to each in arriving at the appraisal value. This procedure will render the valuation process a little less arbitrary and will permit a review at least on a degree basis. Jacques Coe & Co. v. Minneapolis-Moline Co., Del. Ch., 75 A.2d 244
(1950).

WEIGHT TO BE GIVEN TO CONFLICTING APPRAISALS attributable to the same party, as well as the motivations going into such appraisals, should be subjected to close scrutiny by the appraiser. Bell v. Kirby Lumber Corp., Del. Ch., 395 A.2d 730
(1978), modified, Del. Supr., 413 A.2d 137 (1980).

ADOPTION OF VALUATION VIEWS OF EXPERT. --Although the Court of Chancery is entitled to deference on the mixed fact/law issue of fair value under this section, the question of whether the Court of Chancery may adopt an expert's valuation views is a question of law. Gonsalves v. Straight Arrow Publishers, Inc., Del. Supr., 701 A.2d 357 (1997).

  The valuation process was fatally flawed, demanding reversal, where the Court of Chancery's valuation determination in adopting the valuation of one expert as definitive reflected an "either-or" approach, which was at variance with the Court's statutory obligation to engage in an independent valuation exercise. Gonsalves v. Straight Arrow Publishers, Inc., Del. Supr., 701 A.2d 357 (1997).

FACTORS IN ASCERTAINING STOCK VALUE. --A corporation's earnings, along with the market value of its stock, asset value, dividend record, earning prospects and other factors reflecting on a corporation's financial stability and prospects for growth, are all relevant matters for inquiry in ascertaining the value of stock held by dissenting stockholders. Universal City Studios, Inc. v. Francis
I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

VALUE OF STOCK OF INSOLVENT CORPORATION. --Where the company is not able to refinance its debt, is insolvent and on the verge of bankruptcy, the appraisal value of its stock, insofar as affected by its debts, is determined by reference to the amount of its legal liability to pay its debt. In re Vision Hdwe. Group, Inc., Del. Ch., 669 A.2d 671 (1995).

COMPILATION OF FACTORS MANDATORY. --A compilation of as many factors as are pertinent to a given case has been held mandatory in arriving at the intrinsic value of stock held by shareholders who wish to disassociate themselves from an impending merger. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

DISTINCTION BETWEEN TEST OF FAIR VALUE AND TEST OF JUST COMPENSATION IN CONDEMNATION CASES. --The distinction between the constitutional test of just compensation in condemnation cases and the statutory test of fair value in appraisal proceedings is substantial. The condemnation cases do not involve contract rights, while complainant's contract when he purchased the stock contained as a term thereof the appraisal section. Meade v. Pacific Gamble Robinson Co., Del. Ch., 51 A.2d 313 (1947), aff'd, Del. Supr., 58 A.2d 415
(1948).

CONCEPT OF FAIRNESS HAS 2 BASIC ASPECTS: Fair dealing and fair price. Weinberger
v. UOP, Inc., Del. Supr., 457 A.2d 701 (1983).
  In parent-subsidiary merger transactions the issues are those of fairness -- fair price and fair dealing. Bershad v. Curtiss-Wright Corp., Del. Supr., 535 A.2d 840 (1987).

CONCEPT OF FAIR DEALING embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and the stockholders were obtained. Weinberger v. UOP, Inc., Del. Supr., 457 A.2d 701 (1983).

CONCEPT OF FAIR PRICE relates to the economic and financial considerations of the proposed merger, including all relevant factors: Assets, market value, earnings, future prospects, and any other elements that affect the intrinsic or inherent value of a company's stock. Weinberger v. UOP, Inc., Del. Supr., 457 A.2d 701 (1983).

JOINDER OF APPRAISAL AND UNFAIR DEALING ACTIONS UNAUTHORIZED. --Court of Chancery properly dismissed the claim for unfair dealing, noting that to authorize the joinder of appraisal and unfair dealing actions would result in a hybrid appraisal action, effectively broadening the legislative remedy afforded under this section. Alabama By-Products Corp. v. Neal, Del. Supr., 588 A.2d 255
(1991).

THREE ELEMENTS OF VALUE ARE GENERALLY GIVEN MAJOR CONSIDERATION, namely market value, asset value and earnings value. Levin v. Midland-Ross Corp., Del. Ch., 194 A.2d 50 (1963).

APPRAISER SHOULD STATE WEIGHT GIVEN EACH SUBSTANTIAL ELEMENT IN DETERMINING VALUE. --An appraiser appointed under this section should state the monetary value which he has ascribed to the more substantial elements of value considered and the weight he has given each such element in arriving at his appraised value. Jacques Coe & Co. v. Minneapolis-Moline Co., Del. Ch., 75 A.2d 244
(1950).

ASSETS MUST BE JUDGED ON "GOING CONCERN" BASIS. Sporborg v. City Specialty Stores, Inc., Del. Ch., 123 A.2d 121 (1956).

  The basic concept of value under the appraisal statute is that the stockholder is entitled to be paid for that which has been taken from him, his proportionate interest in a going concern. In re Tri-Continental Corp., Del. Supr., 74 A.2d 71
(1950).

  The shares of stockholders dissenting to a merger must be valued on a going concern basis. Heller v. Munsingwear, Inc., Del. Ch., 98 A.2d 774 (1953).

  A dissenting stockholder is entitled to receive the intrinsic value of his share in a going concern. This can mean only that he is entitled to receive that sum which represents the amount he would have received as a stockholder in one way or another as long as the company continued in business. In re Delaware Racing Ass'n, Del. Ch., 206 A.2d 664, aff'd, Del. Supr., 213 A.2d 203 (1965).

EARNINGS HISTORY, STABILITY AND FUTURE PROSPECTS. --The Court must examine historical earnings and peruse the corporation's stability and future prospects as of the date of merger. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

DETERMINATION OF EARNINGS MUST BE BASED UPON HISTORICAL EARNINGS rather than on the basis of prospective earnings. Francis I. DuPont & Co. v. Universal City Studios, Inc., Del. Ch., 312 A.2d 344 (1973), aff'd, Del. Supr., 334 A.2d 216
(1975).

EARNINGS DETERMINED BY AVERAGING OVER REASONABLE PERIOD OF TIME. --For appraisal purposes earnings are to be determined by averaging the corporation's earnings over a reasonable period of time. Francis I. DuPont & Co. v. Universal City Studios, Inc., Del. Ch., 312 A.2d 344 (1973), aff'd, Del. Supr., 334 A.2d 216
(1975).

FIVE-YEAR PERIOD IMMEDIATELY PRECEDING MERGER IS ORDINARILY CONSIDERED TO BE MOST REPRESENTATIVE and reasonable period of time over which to compute average earnings. Francis I. DuPont & Co. v. Universal City Studios, Inc., Del. Ch., 312 A.2d 344 (1973), aff'd, Del. Supr., 334 A.2d 216 (1975).

IMPORTANT PURPOSE BEHIND PRACTICE OF AVERAGING OVER 5-YEAR PERIOD is to balance extraordinary profits and/or losses which might distort the earnings data if a period of only 1 or 2 years was used. Francis I. DuPont & Co. v. Universal City Studios, Inc., Del. Ch., 312 A.2d 344 (1973), aff'd, Del. Supr., 334 A.2d 216
(1975).

PROSPECTIVE FINANCIAL CONDITION OF CORPORATION AND RISK FACTOR inherent in the corporation and the industry within which it operates are vital factors to be considered in arriving at a realistic present earnings value. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

APPRAISER'S DETERMINATION OF MULTIPLIER for arriving at an earnings valuation when determining the value of stock will not be disturbed as long as it is within the range of reason. Bell v. Kirby Lumber Corp., Del. Ch., 395 A.2d 730
(1978), modified, Del. Supr., 413 A.2d 137 (1980).

  Where the multiplier used by appraiser in arriving at an earnings valuation when determining value of stock is within the range of reason, the Court of Chancery will not alter it. Bell v. Kirby Lumber Corp., Del. Ch., 395 A.2d 730
(1978), modified, Del. Supr., 413 A.2d 137 (1980).

JUDGMENT IN APPLICATION OF MULTIPLIER. --The application of a multiplier to average earnings in order to capitalize them lies within the realm of judgment for which there is no hard and fast rule. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

MULTIPLIER OF 16.1 IN DETERMINING EARNINGS VALUE AT TIME OF MERGER APPROVED. -- See Francis I. DuPont & Co. v. Universal City Studios, Inc., Del. Ch., 312 A.2d 344 (1973), aff'd, Del. Supr., 334 A.2d 216 (1975).

DIVIDENDS LARGELY REFLECT SAME VALUE AS EARNINGS and so should not be separately considered in valuing shares. Francis I. DuPont & Co. v. Universal City Studios, Inc., Del. Ch., 312 A.2d 344 (1973), aff'd, Del. Supr., 334 A.2d 216 (1975).

IN ABSENCE OF RELIABLE MARKET FOR STOCK, a reconstructed market value must be given consideration, if one can be made. Francis I. DuPont & Co. v. Universal City Studios, Inc., Del. Ch., 312 A.2d 344 (1973), aff'd, Del. Supr., 334 A.2d 216 (1975).

USE OF PRICE-EARNINGS RATIOS OF COMPARABLE BUSINESSES on the date of merger as a factor in evaluating another company, and as a vital first step in arriving at a multiplier, is reasonable. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

RATIOS OF COMPARABLE COMPANIES ON DAY OF MERGER. --The determination of value as of the day of merger being the Court's endeavor, it is appropriate that the price-earnings ratios of comparable companies, serving as barometers of risk within the industry, be referred to solely on the day of merger in the absence of extraordinary deviation from the past price-earnings record. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

MULTIPLIER WILL BE LOW IF THE FINANCIAL OUTLOOK FOR CORPORATION IS POOR, or high if prospects are encouraging. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

LIQUIDATION VALUE of the stock may not be accepted as the sole measure of value, since value is to be fixed on a going concern basis. In re Tri-Continental Corp., Del. Supr., 74 A.2d 71 (1950); Bell v. Kirby Lumber Corp., Del. Ch., 395 A.2d 730 (1978), modified, Del. Supr., 413 A.2d 137 (1980).

  Liquidation or sales value should not be used in arriving at asset value since this would be contrary to the main purpose of finding the going concern value of assets to the company whose shares are being appraised. Levin v. Midland-Ross Corp., Del. Ch., 194 A.2d 50 (1963).

  Stockholders are entitled to be paid the intrinsic value of their shares determined on a going concern basis, which excludes a valuation based solely upon the liquidating value, or an aliquot share in the value of the assets of the merged corporation. In re Delaware Racing Ass'n, Del. Supr., 213 A.2d 203
(1965).

ASSET VALUE as the sole controlling factor in determining the value of stock, where merger proceedings are objected to, is not the law of Delaware. Root v. York Corp., Del. Ch., 50 A.2d 52 (1946).

  The value per share of the preferred stock cannot be determined by dividing the number of preferred shares into the asset value of the corporation. Neither the net asset value nor any other single factor can be the controlling element in an appraisal under this section. Root v. York Corp., Del. Ch., 50 A.2d 52
(1946).

  Asset value, while a factor, must not be over-emphasized in arriving at a determination of appraised value of stock, because other factors such as the value based on prospective earnings are vitally important. In re General Realty & Utils. Corp., Del. Ch., 52 A.2d 6 (1947).

  Net asset value is entitled to weight, but it must be remembered that an appraisal is not a liquidation, and that the stock must be appraised on a going concern basis with the possibility in different cases that the value of the stock may be substantially above or below net asset or break-up value. In re General Realty & Utils. Corp., Del. Ch., 52 A.2d 6 (1947).

  Net asset value is a theoretical liquidating value to which the share would be entitled upon the company going out of business. Its very nature indicates that it is not the value of stock in a going concern. In re Tri-Continental Corp., Del. Supr., 74 A.2d 71 (1950).

  Discount may be applied to net asset value to determine on any day a theoretical or constructed market value of the common stock of a closed-end investment company with leverage. In re Tri-Continental Corp., Del. Supr., 74 A.2d 71 (1950).

  The asset value is to be determined by finding the going concern value of the assets to the company whose shares are being appraised. Felder v. Anderson, Clayton & Co., Del. Ch., 159 A.2d 278 (1960).

  No rule of thumb is applicable to weighting of asset value in an appraisal pursuant to this section; rather, the rule becomes one of entire fairness and sound reasoning in the application of traditional standard and settled Delaware law to the particular facts of each case. Bell v. Kirby Lumber Corp., Del. Supr., 413 A.2d 137 (1980).

EARNINGS AND DIVIDENDS of a corporation are ordinarily of prime importance in valuing common stock in appraisal proceedings. In re Tri-Continental Corp., Del. Supr., 74 A.2d 71 (1950).

  The existence of evidence showing actual earnings immediately subsequent to the merger date to be in excess of the estimate future earnings calculated on the basis of long-range considerations does not render erroneous the use of the estimated earnings as a factor in ascertaining the value of the shares. In re General Realty & Utils. Corp., Del. Ch., 52 A.2d 6 (1947).

  Normally much greater weight is accorded the earnings value element, but the asset value element must be given somewhat greater weight where for some time the corporation was using more than an average amount of its assets to expand and improve its business activities and much of this was not yet reflected in earnings. Sporborg v. City Specialty Stores, Inc., Del. Ch., 123 A.2d 121
(1956).

  Rather than immediate prospective income, the average income to be expected over a reasonable period of time is the rule to be followed in making an appraisal. Sporborg v. City Specialty Stores, Inc., Del. Ch., 123 A.2d 121
(1956).

  Capitalized earnings value is not entitled to exclusive consideration under this section in the absence of the most unusual circumstances. Felder v. Anderson, Clayton & Co., Del. Ch., 159 A.2d 278 (1960).

  Capitalized earnings are given independent and significant weight in arriving at the appraised value of the shares. Asset value is not necessarily zero because capitalized earnings amount to zero. Felder v. Anderson, Clayton & Co., Del. Ch., 159 A.2d 278 (1960).

  The fair value of assets at a given date is not necessarily fully reflected in capitalized earnings as of that date. Felder v. Anderson, Clayton & Co., Del. Ch., 159 A.2d 278 (1960).
  Annual earnings that have been influenced by an unusual factor should be disregarded. In re Delaware Racing Ass'n, Del. Ch., 206 A.2d 664, aff'd, Del. Supr., 213 A.2d 203 (1965).

  The appraiser was basically right in accepting the corporation's own earnings figures where the corporation accounts in question were kept in accordance with accepted practices and that the methods of depreciation used by management were acceptable. In re Delaware Racing Ass'n, Del. Ch., 206 A.2d 664, aff'd, Del. Supr., 213 A.2d 203 (1965).

  Where a race track cannot be actually classified as a public utility in the light of its competitive position vis-a-vis both thoroughbred and trotting racing in the area from which patrons must be attracted, high multiplier of earnings used by the appraiser was clearly unwarranted. In re Delaware Racing Ass'n, Del. Ch., 206 A.2d 664, aff'd, Del. Supr., 213 A.2d 203 (1965).

  A long and undisturbed history of no payment of dividends by a race track must be given recognition and not merely ignored, even though there is little doubt but that had there not been governmental obstacles to such course of action some dividends could well have been paid out during the life of the track. In re Delaware Racing Ass'n, Del. Ch., 206 A.2d 664, aff'd, Del. Supr., 213 A.2d 203
(1965).

  The general rule that in determining the actual value of stock, consideration should be given to the various relevant factors of value including earnings, dividends, market price, assets and any other pertinent factors on a "going concern" basis, is the rule in fraud cases and is also the approach to valuation in stock appraisal proceedings under this section. Poole v. N.V. Deli Maatschappij, Del. Supr., 224 A.2d 260 (1966).

MARKET VALUE is not the sole or exclusive criterion of value in appraisal proceedings, and due weight under the circumstances must be accorded to other relevant elements of value. In re Tri-Continental Corp., Del. Ch., 66 A.2d 910
(1949), rev'd on other grounds, Del. Supr., 74 A.2d 71 (1950).

  "Value" as used in subsection (c) of this section is not synonymous with market value. Chicago Corp. v. Munds, Del. Ch., 172 A. 452 (1934).

  In determining value under subsection (c) of this section, the appraisers are in a better position to gauge the fair value of the stock than the outside public, and therefore the market prices need not control but are only 1 factor in determining value. Chicago Corp. v. Munds, Del. Ch., 172 A. 452 (1934).

  If there is an actual market value uninfluenced by the merger in existence, it would be error to disregard it in an appraisal of stock, but the absence of such an element does not require the construction of a hypothetical market value to be given effect in the final determination of value. In re Tri-Continental Corp., Del. Supr., 74 A.2d 71 (1950).

  Market value should not be given any independent weight where the evidence shows that there was no dependable market value at or about the effective date of the merger. Sporborg v. City Specialty Stores, Inc., Del. Ch., 123 A.2d 121
(1956).

  Market value is 1 of the elements to be considered in an appraisal proceeding. Sporborg v. City Specialty Stores, Inc., Del. Ch., 123 A.2d 121 (1956).

DELAWARE LAW COMPELS THE INCLUSION OF A "CONTROL PREMIUM" where a parent company's 100% ownership interest in its subsidiaries is clearly a relevant valuation factor and the rejection of the "control premium" implicitly places a disproportionate emphasis on pure market value. Rapid-American Corp. v. Harris, Del. Supr., 603 A.2d 796 (1992).

  The trial court's decision to exclude the control premium at the corporate level of a parent company with a 100% ownership interest in three valuable subsidiaries practically discounted the parent's entire inherent value. The exclusion of a "control premium" artificially and unrealistically treated the parent as a minority shareholder. Rapid-American Corp. v. Harris, Del. Supr., 603 A.2d 796 (1992).

FAIR VALUE MAY ALSO INCLUDE DAMAGES STOCKHOLDERS SUSTAIN AS CLASS. --When the trial court deems it appropriate, fair value also includes any damages, resulting from the taking, which the stockholders sustain as a class. Weinberger
v. UOP, Inc., Del. Supr., 457 A.2d 701 (1983).

ORIGINAL VALUE may be a convenient figure for certain purposes, but it hardly reflects present asset value and that is what the stockholder is entitled to have considered in arriving at the going concern value of his stock. Heller v. Munsingwear, Inc., Del. Ch., 98 A.2d 774 (1953).

USE OF DEPRECIATED ORIGINAL COST to determine asset value would be almost meaningless because of the lapse of time. Heller v. Munsingwear, Inc., Del. Ch., 98 A.2d 774 (1953).

DEPRECIATED REPRODUCTION COST should be used, if at all, only as evidence of asset value. Felder v. Anderson, Clayton & Co., Del. Ch., 159 A.2d 278 (1960).

  If there is no better evidence of asset value, depreciated reproduction cost (adjusted downward by weighting) is useful, particularly where the depreciation is based upon the actual condition of the plant structures. Felder v. Anderson, Clayton & Co., Del. Ch., 159 A.2d 278 (1960).

  Depreciated reproduction cost is not the end-all in arriving at asset value. The Delaware cases do not require that "net asset value" be determined on the basis of depreciated reproduction cost. Felder v. Anderson, Clayton & Co., Del. Ch., 159 A.2d 278 (1960).

OBSOLESCENCE FACTOR arising out of the unfavorable outlook for the industry can be more appropriately considered when a determination is made as to the proper multiplier to be applied in computing earnings value. Levin v. Midland-Ross Corp., Del. Ch., 194 A.2d 50 (1963).

"SALES VALUE" OR "INVESTMENT VALUE," based on the hypothesis that all earnings of a mercantile venture must come from its sales, and that management "can" convert an ascertainable portion of the sales into earnings, need not be used as an independent element of value. It is in effect but another and even more theoretical method of determining earnings value. It thus duplicates that element without purpose. Sporborg v. City Specialty Stores, Inc., Del. Ch., 123 A.2d 121 (1956).

CAPITALIZATION OF NET RENTAL VALUE of stores seems to be a well-recognized approach and is a proper method of finding an asset value for such real property. Sporborg v. City Specialty Stores, Inc., Del. Ch., 123 A.2d 121
(1956).

HIGHEST AND BEST USE OF LAND. --Where on the basis of nonspeculative expert testimony the appraiser found that the land of the subsidiary and resulting corporations had a particular value on the date of merger and from this figure he subtracted the cost of razing the existing plant, in order that the highest and best use of the land might be realized, which, according to the evidence, would be residential development, these findings were not disturbed despite objectants' contention that as a speculation, use of the land for industry would no doubt mean a greatly higher per acre valuation. In re Delaware Racing Ass'n, Del. Ch., 206 A.2d 664, aff'd, Del. Supr., 213 A.2d 203 (1965).

INSURANCE APPRAISAL, while not conclusive, is admissible as reflecting the current value of the fixed assets actually being used by defendant in its going concern. Heller v. Munsingwear, Inc., Del. Ch., 98 A.2d 774 (1953).

AVERAGE OF PRICES ON LAST TRADING DAY PRECEDING ANNOUNCEMENT OF MERGER reflected a fair market price and constituted compliance with the statute. Levin v. Midland-Ross Corp., Del. Ch., 194 A.2d 50 (1963).

LEVERAGE, in the valuation of the common stock of closed-end investment companies, must be considered and given effect if it is an operating element at the time value is to be determined. In re Tri-Continental Corp., Del. Supr., 74 A.2d 71 (1950).

IT IS NOT APPROPRIATE TO INCLUDE CLAIM FOR THE VALUE OF STOCK OPTIONS lost by the claimant as a result of the merger. Lichtman v. Recognition Equip., Inc., Del. Ch., 295 A.2d 771 (1972).

FULL VALUE OF CORPORATE ASSETS TO REGULATED CLOSED-END CORPORATION is not the same as the value of those assets to the common stockholder because of the factor of discount. To fail to recognize this conclusion in the valuing of common stock of a regulated closed-end company with leverage is to fail to face the economic facts and to commit error. Discount is an element of value which must be given independent effect in the valuing of common stock of regulated closed-end investment companies with leverage, and is not confined solely to the construction of a hypothetical market value. In re Tri-Continental Corp., Del. Supr., 74 A.2d 71 (1950).

WHERE CORPORATE PROPERTY HAS BEEN COMPLETELY AMORTIZED, yet has a value, that value should be included in arriving at net asset value. In the absence of evidence that the fully amortized items are of value it cannot be assumed that such is the case. Jacques Coe & Co. v. Minneapolis-Moline Co., Del. Ch., 75 A.2d 244 (1950).

DETERMINATION OF VALUE OF ASSETS OF MOTION PICTURE CORPORATION. --See Francis I. DuPont & Co. v. Universal City Studios, Inc., Del. Ch., 312 A.2d 344 (1973), aff'd, Del. Supr., 334 A.2d 216 (1975).

EXCESSIVE COMPENSATION. --In the absence of a derivative claim attacking excessive compensation, the underlying issue of whether such costs may be adjusted may not be considered in an appraisal proceeding. Gonsalves v. Straight Arrow Publishers, Inc., Del. Supr., 701 A.2d 357 (1997).

NO SPECIAL VALUE GIVEN FOR COMPANY'S LONG-PENDING BUT UNPRODUCTIVE ANTITRUST CLAIM. --Where minority shareholders sought an appraisal under this section, no special value was given to the shares by reason of the prior pendency of a lawsuit in the form of a long-pending but so far unproductive antitrust claim made by the company. Lebman v. National Union Elec. Corp., Del. Ch., 414 A.2d 824 (1980).

EFFECT OF PROPOSED ALTERNATIVE TO CASH-OUT MERGER. --If a corporation proposes an alternative to a cash-out merger, the effect would be to deprive the minority of any right to an appraisal under this section, since appraisal rights are not available on a sale of assets, nor are they available for shares of stock which are listed on a national securities exchange and which are exchanged upon a merger for shares of stock listed on a national securities exchange. Tanzer v. International Gen. Indus., Inc., Del. Ch., 402 A.2d 382 (1979).

CONSIDERATION OF "SYNERGISTIC EFFECT." --If, in a minority shareholder suit to enjoin a merger, it is argued that a summary judgment must be granted because the benefit by way of saving from the merger (called "the synergistic effect") must be shared on some basis between all the entities and cannot be allocated solely to 1 party, such an argument must be rejected for 2 reasons: (1) This section presently precludes such a consideration; and (2) even if a possible synergistic effect should be recognized and given value, there must be evidence that the premium offered by the surviving corporation for the stock owned by the minority stockholders does not adequately compensate the minority for such possible synergistic effect. Tanzer v. International Gen. Indus., Inc., Del. Ch., 402 A.2d 382 (1979).

VALUE NOT ATTRIBUTABLE TO POSSIBILITY OF ALTERNATIVE POST-MERGER COST PATTERN. - -Where the corporation's going forward business plan is to retain the same management, a dissenting shareholder seeking appraisal may not seek to attribute value to an alternative cost pattern that may occur post-merger. Gonsalves v. Straight Arrow Publishers, Inc., Del. Supr., 701 A.2d 357 (1997).

VALUATION IN "TWO-STEP" MERGERS. --In a two-step merger, where value is added to the the going concern by the majority acquiror during the transient period of the two-step merger, such value accrues to the benefit of all shareholders and must be included in the appraisal process on the date of the merger. Cede & Co.
v. Technicolor, Inc., Del. Supr., 684 A.2d 289 (1996).

  The accomplishment or expectation of the merger exception is very narrow and does not encompass known elements of value, including those which exist on the date of the merger because of a majority acquiror's interim action in a two-step merger. Cede & Co. v. Technicolor, Inc., Del. Supr., 684 A.2d 289 (1996).

PERMISSIVE COUNTERCLAIM in appraisal actions should be looked upon with disfavor. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

  Assertion of a permissive counterclaim by the surviving corporation in a stockholder appraisal action would have a "chilling effect" upon the exercise of statutory appraisal rights by dissenting stockholders and might cause others who might seek an appraisal arising out of the merger not to participate in the action. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

REOPENING CASE. --When failure to present evidence of present worth factors was not the result of "mistake, inadvertence, surprise or excusable neglect," and the evidence is not "newly discovered," there is no justification for reopening a stock appraisal case. Poole v. N.V. Deli Maatschappij, Del. Ch., 257 A.2d 241
(1969).

COSTS. --This section confides the apportionment of costs to the discretion of the Court of Chancery. To justify a modification of the order for costs, the Supreme Court would have to find an abuse of judicial discretion. Meade v. Pacific Gamble Robinson Co., Del. Supr., 58 A.2d 415 (1948).

  It is reasonable to construe this section as permitting the Court of Chancery to tax all appraisal costs against the surviving corporation where there appears no basis for concluding that the shareholder acted in bad faith, or occasioned unnecessary expense, or made use of the procedure for the purpose of being "bought off" by the corporation rather than for the purpose of obtaining a fair value for his shares. Meade v. Pacific Gamble Robinson Co., Del. Supr., 58 A.2d 415 (1948).

  In the absence of a showing of bad faith on the part of the dissenting stockholders, or a showing that the statutory procedure was made use of for the purpose of being "bought off," it is reasonable to tax all costs against the surviving corporation. In re Tri-Continental Corp., Del. Supr., 74 A.2d 71
(1950).

  Costs are generally assessed against the resulting corporation in an appraisal proceeding, but this rule is altered if bad faith or other such factors appear. Sporborg v. City Specialty Stores, Inc., Del. Ch., 123 A.2d 121 (1956).

  Stockholders entitled to an appraisal in a valuation proceeding following a merger but who have not either personally or by counsel taken any active part in the actual proceedings may not be required to contribute proportionately to the defraying of counsel and expert witness fees incurred by those stockholders who through their attorneys and others have pulled the laboring oar not only before the appraiser but before the court. Levin v. Midland-Ross Corp., Del. Ch., 194 A.2d 853 (1963).

  This section leaves the appointment of costs to the discretion of the Court. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

  The General Assembly had determined that even should bad faith ultimately be found on the part of a stockholder, the only remedy for the corporation is the apportionment of the costs of the proceeding. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

  An apportionment of the costs of an appraisal proceeding is not done until after the actual appraisal process has been concluded and the fair value of the petitioner's shares has been determined. It is impossible for the Court to determine if the proceedings have been brought in bad faith until the price offered by the corporation can be compared with the value arrived at in the appraisal proceedings. Kaye v. Pantone, Inc., Del. Ch., 395 A.2d 369 (1978).

  In the absence of an equitable exception, the plaintiff in an appraisal proceeding should bear the burden of paying its own expert witnesses and attorneys. Cede & Co. v. Technicolor, Inc., Del. Supr., 684 A.2d 289 (1996).

INTEREST. --The matter of allowing interest is left to the court's discretion. Felder v. Anderson, Clayton & Co., Del. Ch., 159 A.2d 278 (1960); Bell v. Kirby Lumber Corp., Del. Supr., 413 A.2d 137 (1980); Lebman v. National Union Elec. Corp., Del. Ch., 414 A.2d 824 (1980).

  Interest is not designed to increase the statutory recovery of the principal award. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975).

  Interest represents damages for the delay in payment and compensation for the use of plaintiffs' money. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975).

  Interest should not itself carry additional interest solely due to the entry of an order. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975).

  It is unlikely that the legislature intended that the statutory discretionary award of interest, with the court balancing the equities, itself would be subject to post-judgment interest as a normal judgment right under a general appraisal case order fixing the value of stock. Francis I. duPont & Co. v. Universal City Studios, Inc., Del. Ch., 343 A.2d 629 (1975).

  There was not an abuse of discretion in a vice-chancellor's award of 7 percent simple interest from the date of merger to date of payment. Bell v. Kirby Lumber Corp., Del. Supr., 413 A.2d 137 (1980).

  The trial court did not abuse its discretion in awarding only simple interest where it did not state a rationale for its ruling. Rapid-American Corp. v. Harris, Del. Supr., 603 A.2d 796 (1992).

  Under subsection (i) of this section, the trial court is vested with the clear discretion to award either simple or compound interest. It must take into account all relevant factors in reaching its decision. While not exhaustive, some of these factors can include the considerations enumerated in subsection
(h) of this section. Rapid-American Corp. v. Harris, Del. Supr., 603 A.2d 796
(1992).

  Evidence supported award of simple interest. In re Shell Oil Co., Del. Supr., 607 A.2d 1213 (1992).

  The decision to award either pre-judgment or post-judgment interest is entirely within the discretion of the Court of Chancery. Alabama By-Products Corp. v. Cede & Co. ex rel. Shearson Lehman Bros., Del. Supr., 657 A.2d 254
(1995).

  The Court of Chancery has broad discretion in both the fixing of the rate of interest and the period of its application in an appraisal proceeding; its determination will not be disturbed unless arbitrary or capricious. Gonsalves v. Straight Arrow Publishers, Inc., Del. Supr., 701 A.2d 357 (1997).

COURT OF CHANCERY HAS ESTABLISHED RATE OF RETURN AVAILABLE TO ORDINARY PRUDENT INVESTOR by averaging the return from a mixed portfolio of short-, medium-, and long-term United States Treasury bills, savings deposits held in commercial banks, savings deposits held in mutual savings banks, Moody's triple A corporate bond average, and the values found in the Dow Jones industrial common stock average. Lebman v. National Union Elec. Corp., Del. Ch., 414 A.2d 824 (1980).

COURT OF CHANCERY MAY PROPERLY FOCUS ON WHAT WOULD HAVE BEEN THE RATE OF INTEREST AT WHICH A PRUDENT INVESTOR COULD HAVE INVESTED MONEY rather than on how much it would have cost the corporation to borrow the money in determining an award of interest pursuant to this section. Lebman v. National Union Elec. Corp., Del. Ch., 414 A.2d 824 (1980).

COURT OF CHANCERY ENTITLED TO DEFERENCE. --The Court of Chancery's determination under subsection (h) of this section has traditionally been granted a high level of deference by the Delaware Supreme Court; this deference reflects a recognition that appraisal cases tend to be factually intensive and often involve competing valuation methodologies. Gonsalves v. Straight Arrow Publishers, Inc., Del. Supr., 701 A.2d 357 (1997).

LIBERAL TEST FOR REVIEWING APPRAISAL PROCEEDINGS. --The innate impreciseness of a chosen multiplier has necessitated the adoption of a liberal test for reviewing decisions in appraisal proceedings. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

LOWER TRIBUNAL'S CHOICE OF MULTIPLIER WILL BE UPHELD IF IT IS WITHIN RANGE OF REASON. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

AND IF THERE IS NO CLEAR ABUSE OF DISCRETION. --The "imponderables of the valuation process" and the concomitant broad discretion traditionally granted to evaluators of corporate shares of stock, compel an acceptance of the method of determining a multiplier unless there is a clear abuse of discretion amounting to an error at law, i.e., such as the use of only one value factor at the expense of other factors. Universal City Studios, Inc. v. Francis I. duPont & Co., Del. Supr., 334 A.2d 216 (1975).

FEDERAL SECURITY LAW. --For discussion of appraisal rights under federal security law, see Valente v. PepsiCo., Inc., 454 F. Supp. 1228 (D. Del. 1978).

USER NOTE: For more generally applicable notes, see notes under the first section of this heading, subchapter, chapter, part or title.

                                                                    1349-SPPS-99